UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2015

BISON PETROLEUM, CORP.

(Exact name of Company as specified in its charter)

Nevada	000-54574	42-1771342
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)

23/F Tower B, Caizhi International Mansion

No.18, East Zhongguancun Road, Haidian District, Beijing, China

(Address of principal executive offices)

86 10 6250 6999

(Registrant's telephone number, including area code)

2825 E. Cottonwood Park, Suite 544

Salt Lake City, Utah 84121

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This amendment is being filed to correct an error in the number of shares issued to the former stockholders of Yinhang Internet Technologies Development, Inc. (“Yinhang”)  in the acquisition of Yinhang and to file certain exhibits inadvertently omitted from this Current Report on Form 8-K as filed on May 14, 2015.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This report contains forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on forward-looking statements. Forward-looking statements include, among other things, statements relating to:

•	our goals and strategies;
•	our future business development, financial condition and results of operations;
•	our expectations regarding demand for, and market acceptance of, our services;
•	our expectations regarding keeping and strengthening our relationships with merchants, manufacturers and end-users; and
•	general economic and business conditions in the regions where we provide our services.

Also, forward-looking statements represent our estimates and assumptions only as of the date of this report. You should read this report and the documents that we reference and filed as exhibits to the report completely and with the understanding that our actual future results may be materially different from what we expect. Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

Use of Certain Defined Terms

Except where the context otherwise requires and for the purposes of this report only:

the “Company,” “we,” “us,” and “our” refer, prior to May 13, 2015, the date of the reverse acquisition resulting from the share exchange transaction described in this report, to the registrant, Bison Petroleum, Corp., a shell company, and thereafter, to the combined business of (i) Yinhang Internet Technologies Development , Inc., a Nevada corporation, or “Yinhang,”  (ii) Yinhang (Hong Kong)  Internet Technologies Development Limited, or “Yinhang HK,” a Hong Kong limited company and wholly-owned subsidiary of Yinhang,  (iii) Huashang Wujie (Beijing”) Internet Technology Co., Ltd.,  or “Huashang Wujie,” a Chinese limited company and wholly-owned subsidiary of Yinhang HK and wholly foreign owned enterprise, or “WFOE,” (iv) Beijing Huashangjie Electronic Business Service Co., Ltd., or  “Huangshagjie,” a Chinese limited liability company, (v) Beijing UKT Investment Management Co., Ltd., or “UKT,” a Chinese limited liability company, and (vi) Beijing Qianxian Media Advertising Co., Ltd., or “Qianxian Media,” a  Chinese limited liability company. Huashangjie, UKT and Qianxian Media are effectively and substantially controlled by Huashang Wujie through a series of agreements referred to herein as “VIE Agreements.”

“Exchange Act” refers to the Securities Exchange Act of 1934, as amended;
“Hong Kong” refers to the Hong Kong Special Administrative Region of the People’s Republic of China;
“PRC,” “China,” and “Chinese,” refer to the People’s Republic of China (excluding Hong Kong and Taiwan);
“Renminbi” and “RMB” refer to the legal currency of China;
“Securities Act” refers to the Securities Act of 1933, as amended; and
“US dollars,” “dollars” and “$” refer to the legal currency of the United States.

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On May 13, 2015, we entered into and closed a share exchange agreement, or the Share Exchange Agreement, with Yinhang Internet Technologies Development, Inc., a Nevada corporation (“Yinhang”), and the stockholders of Yinhang (the “Yinhang Stockholders”), pursuant to which we acquired 100% of the issued and outstanding capital stock of Yinhang in exchange for a total of 758,116,665 shares of our common stock (the “Share Exchange” or the “Yinhang Acquisition”).  The foregoing description of the terms of the Share Exchange Agreement is qualified in its entirety by reference to the provisions of the Share Exchange Agreement filed as Exhibit 2.1 to this report, which are incorporated herein by reference. After giving effect to the Share Exchange, we had outstanding 800,000,000 shares of common stock, representing all of our authorized shares of common stock.

As a result of the Share Exchange, Yinhang became our wholly-owned subsidiary, and we now own all of the outstanding capital stock of Yinhang HK, which in turn owns all of the outstanding capital stock of Huashang, a Chinese limited company.

Yinhang HK was established in Hong Kong on June 4, 2014 to serve as an intermediate holding company.  Huashang was established in the PRC on August 8, 2014, and on August 5, 2014 the local government of the PRC issued a certificate of approval regarding the foreign ownership of Huashang by Yinhang HK.

Prior to February 5, 2015, none of Yinhang, Yinhang HK or Huashang,Yinhang’s indirect wholly-owned subsidiary and a wholly-foreign owned enterprise under PRC law,  had any operations.

On February 5, 2015, Huashang entered into a series of agreements with each of Beijing Huashangjie Electronic Business Service Co., Ltd. (“Huashangjie” or “HSJ”),  Beijing UKT Investment Management Co., Ltd. (“UKT”), and Beijing Qianxian Media Advertising Co., Ltd. (“Qianxian Media”), and their respective shareholders, discussed below under the caption “Business – VIE Agreements”, pursuant to which Huashang effectively controls the operations of Huashangjie, UKT and Qianxian Media and is entitled to receive the pre-tax profits of each of Huashangjie, UKT and Qianxian Media.

Huashangjie operates an Internet information service which provides a classified information platform to end user merchants who advertise their products or services on its website. Huashangjie was incorporated on December 22, 2009 in Beijing, China.

UKT operates a virtual on-line web mall which enables merchants and manufacturers to sell their products to on-line customers through an on-line store, and provides hardware and software assistance to these merchants. UKT was incorporated on September 1, 2011 in Beijing, China.

Qianxian Media distributes a Chinese language agricultural magazine, free of charge, through distribution services provided by unaffiliated third parties and sells advertising space in the magazine and on the website “qianxianhuinong.com.” Qianxian Media was incorporated on December 19, 2006 in Beijing, China.

Prior to the Yinhang Acquisition, Yong Xu, our Chairman, Yahong Zhao, our Chief Executive Officer, and Yinghua Zhang owned approximately (i) 53.74%, 14.72% and 5.15%, respectively, or a total of 73.61%, of the outstanding shares of Yinhang, (ii) 73%, 20% and 7%, respectively, or a total of 100%, of the equity interests in each of Huashangjie, UKT and Qianxian Media, and (iii) 43.72%, 11.98% and 4.20%, respectively, or a total of 59.89%, of Bison’s outstanding shares.

For accounting purposes, the acquisition has been accounted for as a reverse acquisition and has been treated as a recapitalization of Bison effected by a share exchange, with Yinhang as the accounting acquirer.  Since none of Yinhang, Yinhang HK or Huashang had operations prior to February 5, 2015, the combined historical financial statements of Huashangjie, UKT and Qianxian Media, Yinhang’s affiliated entities, which it controls through the VIE Agreements are now the historical financial statements of the registrant, Bison, and have been included in Item 9.01(a) of this report. The assets and liabilities of Huashangjie, UKT and Qianxian Media have been brought forward at their book value and no goodwill has been recognized.

FORM 10 DISCLOSURE

As disclosed elsewhere in this report, on May 13, 2015, we acquired Yinhang Internet Technologies Development, Inc., pursuant to the Share Exchange Agreement (the “Yinhang Acquisition”).  Item 2.01(f) of Form 8-K states that if the registrant was a shell company like we were immediately before the Yinhang Acquisition, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10.  Accordingly, we are providing below the information that would be included in a Form 10 if we were to file a Form 10.  Please note that the information provided below relates to the combined enterprises after the Yinhang Acquisition, except that information relating to periods prior to the date of the Yinhang Acquisition only relate to Bison Petroleum, Corp., unless otherwise specifically indicated.

BUSINESS

Overview

We operate an online marketplace serving merchants and consumers in China, which enables local merchants and consumers to connect, share information and conduct business, through three variable interest entities:  (1) Beijing Huashangjie Electronic Business Service Co. Ltd. (“Huashangjie”), (2) Beijing UKT Investment Management Co. Ltd (“UKT”), and (3) Beijing Qianxian Media Advertising Co. Ltd (“Qianxian Media”). Our goal is to profit by enabling local communities of manufacturers, farmers, retailers, service providers and consumers to utilize the Internet to facilitate transactions making consumers’ lives more efficient and increasing sales and profitability of local vendors. Huashangjie offers an Internet information service which provides a classified information platform to end user merchants who advertise their products or services on its website; UKT operates a virtual on-line web mall which enables merchants and manufacturers to sell their products to on-line customers through an on-line store, and provides hardware and software assistance to these merchants; and Qianxian Media distributes a Chinese language agricultural magazine, free of charge, through distribution services provided by unaffiliated  third parties and sells advertising space in the magazine and on the website “qianxianhuinong.com.” These three companies are controlled by Beijing Huashang Wujie, or Huashang, the Company’s wholly foreign owned enterprise, or WFOE, through the contractual arrangements described below under the caption “VIE Agreements.”

The following diagram illustrates our corporate structure, including our subsidiaries and consolidated VIEs:

Bison Petroleum, Corp. (a Nevada corporation)

100%

Yinhang Internet Technologies Development, Inc. (a Nevada corporation)

100%

Yinhang (Hong Kong) Internet Technologies Development Limited (HK) (“Yinhang HK”)

100%

Huashang Wujie (Beijing) Internet Technology Co., Ltd. (PRC) (“Huashang” or “WFOE”)

VIE Contractual Arrangements

Beijing Huashangjie Electronic Business Service Co., Ltd. (PRC) (“Huashangjie”)	Beijing UKT Investment Management Co., Ltd. (PRC) (“UKT”)	Beijing Qianxian Media Advertising Co., Ltd. (PRC) (“Qianxian Media”)

Our executive offices are located on the 23/F, Tower B, Caizhi International Mansion No.18, East Zhongguancun Road, Haidian District, Beijing, China, and our telephone number is +86 10 6250 6999.

VIE Agreements

Yinhang’s online marketplace businesses are classified as value-added telecommunication businesses by the PRC government. Current PRC laws, rules and regulations restrict foreign ownership in value-added telecommunication services. As a result, we operate our online marketplace businesses in which foreign investment is restricted through our PRC consolidated affiliated entities, each of which is owned by PRC citizens and holds all licenses associated with these businesses.

The applicable PRC laws, rules and regulations governing value-added telecommunication services may change in the future. We may be required to obtain additional approvals, licenses and permits and to comply with any new regulatory requirements adopted from time to time. Moreover, substantial uncertainties exist with respect to the interpretation and implementation of these PRC laws, rules and regulations. See "Risk Factors—Risks Relating to Doing Business in China."

Investment activities in the PRC by foreign investors are principally governed by the Guidance Catalog of Industries for Foreign Investment, or the Catalog, which was promulgated and is amended from time to time by the Ministry of Commerce and the National Development and Reform Commission. Industries listed in the Catalogue are divided into three categories: encouraged, restricted and prohibited. Industries not listed in the Catalogue are generally deemed as constituting a fourth "permitted" category. Establishment of wholly foreign-owned enterprises is generally allowed in the encouraged and permitted industries. Some restricted industries are limited to equity or contractual joint ventures, while in some cases Chinese partners are required to hold the majority interests in such joint ventures. In addition, restricted category projects are subject to higher-level government approvals. Foreign investors are not allowed to invest in industries in the prohibited category. Industries not listed in the Catalogue are generally open to foreign investment unless specifically restricted by other PRC regulations. Online wholesale and retail are in the restricted category and the establishment of foreign-invested enterprises is subject to certain higher-level approvals. The provision of value-added telecommunications services falls in the restricted category and the percentage of foreign ownership cannot exceed 50%.

Yinhang conducts its business operations that are restricted to foreign investment through our PRC consolidated affiliated entities, pursuant to contractual arrangements, or VIE Agreements, among Huashang, our wholly foreign owned enterprise, or WFOE, and each of Huanshangjie, UKT and Qianxian Media, our variable interest entities, or VIEs, and their respective shareholders.  Through these contractual arrangements, acting through Huashang, we have the ability to substantially influence the daily operations and financial affairs of Huashangjie, UKT and Qianxian Media, appoint their senior executives and approve all matters requiring shareholder approval. As a result of these contractual arrangements pursuant to generally accepted accounting principles in the United States (“US GAAP”), we are considered the primary beneficiary of Huashangjie, UKT and Qianxian Media.

Pursuant to the VIE Agreements whereby Huashang controls the management and operations of Huashangjie, UKT and Qianxian Media, as compensation for its services Huashang is entitled to receive each month an amount equal to the pre-tax profits of Huashangjie, UKT and Qianxian Media. Through the VIE Agreements, we are irrevocably given the right to control the operations of Huashangjie, UKT and Qianxian Media and to exercise the rights of its shareholders and Board of Directors (“BOD”). The rights we were granted include the right to make all decisions implicating the operational management, financial management, capital management, asset management, human resource management and daily operations of Huashangjie, UKT and Qianxian Media. Pursuant to the VIE Agreements, we also assume all the operational risks associated with Huashangjie, UKT and Qianxian Media and are responsible for any loss incurred by Huashangjie, UKT and Qianxian Media. For a more detailed description of the VIE Agreements, see “Certain Relationships and Related Transactions, and Director Independence – Yinhang Internet Technologies Development, Inc. and its Affiliated Entities.”

Huashangjie

Huashangjie offers classified information platform services which enable local merchants and consumers in China to connect, share information and conduct business through its “3ghuashang.com” and “HS.cn” website and mobile devices.

Huashangjie provides platform-hosting services to end users who advertise their products on its website.  The end users are solicited through independent sales agents of Huashangjie. The agents solicit end users, merchants and individuals, in designated territories to advertise their products and services on Huashangjie’s website. The sales agents are Huashangjie’s customers and they pay a fee to Huashangjie for the right to recruit end users.  The fees paid by the agents to Huashangjie are determined by negotiation between them and do not necessarily correlate to the fees the agents receive from end users, which are determined by negotiation between the agents and the end users.

An agent may pay its fee to Huashangjie in a single lump sum at the outset of the relationship or in periodic payments as agreed upon, which may or may not correlate to the time period over which an agent is able to grant end users the right to access our system which may be limited to a fixed period or perpetual.  These fees are Huashangjie’s main source of revenue.  The fees received are considered deferred revenue and amortized over a period of five years.

Huashangjie provides rebates to certain agents in the form of cash or points credit ranging from 20% - 30% of the platform-usage fee. Such rebates are treated similar to sales commissions.  If Huashangjie grants a rebate at the time it receives a fee from an agent, it is recorded as prepaid commission and expensed when corresponding revenue is recognized from deferred revenue.

Huashangjie has 170,000 registered members and more than 8,000 sales agents.

To make its marketplace relevant to merchants and consumers, Huashangjie seeks to “localize” the information available to users, so that advertisers and consumers in a particular area generally see information that is meaningful to them but which would be of no significance to users in another territory. Huashangjie’s online marketplace contains a vast amount of useful and current local information in approximately 34 provinces, including about 8000 counties, across diverse content categories. Huashangjie conducts automatic and manual screening using proprietary technology and processes to ensure relevance and accuracy of the information on its online marketplace. To further increase the quality of information and enhance user experience, Huashangjie leverages its years of experience and continues to develop processes and features to certify local merchants, encourage local user reviews, collect and respond to customer feedback through customer service teams and provide designed templates to local merchants to make listings more informative and effective.

Huashangjie’s online marketplace provides merchants with an affordable and effective marketing channel targeted to the merchants’ local customer base. Its sales and customer service teams maintain contact with customers to assist them in using online marketing services to achieve optimal marketing effectiveness.

Users post listings on Huashangjie’s marketplace covering a wide range of services and products. Huashangjie organizes the listings on its marketplace by content categories in an intuitive and easy-to-use directory to facilitate browsing and viewing of listings. Within each main content category, information is further sorted into sub-categories with various search criteria and parameters to allow users to refine their information search and increase the relevancy of their search results. Currently, listings on the online marketplace cover the following main content categories: Housing, Jobs, Used Goods, Automotive, Pets, Tickets, Homecare and Relocation, Renovation, Wedding, Business Services, Travel, Education, Foods, Beauty, Entertainment, Franchise and other local services.

Housing:  This is sorted into sub-groups of residential leasing and sub-leasing, secondary property sales, office space leasing, retail space leasing and factory and other industrial real estate leasing. The company differentiates listings uploaded by individuals from those by real estate agents. The tools protect private contact information for individual users who prefer being contacted by individuals instead of real estate agents. The company further facilitates users’ decision making by providing a property pricing index, generated from our listing database, for different areas and property categories.

Jobs:  This currently covers a wide range of job categories such as sales people, skilled workers, food and beverage staff, delivery staff, and homecare and cleaning staff. Employers can search and review resumes on the database. In addition, the content category contains other tools that enable employers to manage, organize and streamline the recruitment and hiring process.

Used Goods:  This covers a wide selection of used consumer products such as computers and peripherals, mobile phones, digital cameras, furniture, household appliances and goods, office furniture, books, artwork, sporting goods, musical instruments and other used goods. Users can also find barter trade deals on our used goods directory.

Automotive:  This includes listings of used cars, car leasing, driving school services, automotive repair and maintenance services, and other car-related services. In addition to providing information, we liaise with qualified third party vendors to facilitate the used cars transaction process by providing services such as vehicle inspection, sales registration, and money-back quality guarantees.

Pets:  This includes listings for different types of pets for sale or adoption, such as dogs, cats, fish, birds and other small house pets. Pet lovers can also find various products and services related to pet care such as pet hospitals, pet food and pet wear.

Tickets:  This includes ticket information for events such as concerts, movies, operas and plays, train and airplane tickets, as well as for amusement parks and other sightseeing and travel destinations.

Yellow pages:  This business directory covers a variety of services, which include homecare and relocation, renovation, wedding, business services, travel, education, food, beauty, entertainment and franchise. In some relevant content categories, we facilitate commerce by providing online user reviews, reservations, and transaction and payment tools. These functionalities further enhance user engagement and bring a higher level of convenience to users.

Huashangjie generates revenue from the sale of access to its marketplace platform and from service charges paid by sales agents. The principal source of the company’s revenue is the fees paid by sales agents for the right to grant merchants access to the Company’s platform.  The Company generally classifies its agents into four levels depending upon the breadth of the territory covered, specifically, provincial, municipal, district level and villagestreet. The agents are responsible for contacting merchants and assisting them to upload promotional information to the appropriate Huashangjie website.  The company currently does not charge any fees to merchants.

Through the implementation of its "localized strategy,” Huashangjie believes it has built an effective "competitive barrier,” which has enabled it to achieve a leading position in many of its geographical markets.

Partner Localization: there are 20,000 webmasters and agents throughout China. Huashangjie incorporates a variety of local business, government and civic information and other resources into its platform to provide useful local information to end-users.

Product Resources Localization: Relying on its strategy of localization, Huashangjie, integrates outstanding local merchants on its websites, providing consumers easy access to information on the products and services with local characteristics which are readily available enabling them to buy products with which they are most familiar as opposed to national or regional brands which may not be known to them.

Operation Philosophy Localization: the concept of cultural integration is a key to cross-regional operations. By acknowledging regional customs and products, and fostering an area’s ability to maintain its characteristics, Huashangjie empowers a local community’s ability to maintain its unique characteristics and market products and services to its local residents.

In addition to maintaining its websites, Huashangjie works with merchants and end users to foster the online to offline (“O2O”) experience whereby the services which the Internet can provide become part of a merchant’s offline strategy.  Combining online and offline business platforms with local government resources, Huashangjie facilitates such web-reliant concepts as the private life butler, private family customization, private goods customization, private doctors and other functions and services.  Providing personalized butler service suited uniquely to the needs of a community’s residents, fosters Huashangjie’s goal of forging interrelated relationships within a community as a means of "creating intelligent communities servicing thousands of households.”

The future development of O2O will further integrate online and offline channels and services. To satisfy diverse demands of various users, web providers such as Huashangjie will need to be able to adapt their product offerings to satisfy customer demands. Such flexibility has been the key to Huashangjie’s success to date and it will continue to seek to develop services aimed at unique consumer groups.

As part of it O2O strategy Huashangjie seeks to bring the online users to the offline stores, paying for goods and services with the convenience of online, and then enjoying the customer service provided by an offline store. By providing discount information and services, reservations and ordering capability, the offline store will allow the Internet user  to “browse” the store online, then come in to the store to complete their purchases. Huashangjie intends to upgrade its product offering to facilitate these kinds of modern merchandising methods.

O2O Market

With the outbreak of the third consumer revolution, as well as the development of the mobile internet and e-commerce and social internet platforms, the online and offline worlds are becoming increasingly more integrated. As consumers become more familiar and comfortable with the Internet, traditional enterprises have sought to make it part of their marketing strategies. The O2O business mode makes the shopping experience easier for both the merchant and consumers. The O2O model provides a communication platform for merchants and consumers to enable offline transactions displayed online. But the ultimate goal remains to entice consumers to go to physical stores, thus achieving the common development of online and offline.

As the Internet continues to deepen the penetration of national products and services into all areas of China, the local market for products and services will become the next area in which the Internet will facilitate commerce.  O2O can play a useful role in two forms of local commerce: one is Online to Offline, the typical application scenarios where users purchase or book a service online, and then go to an offline merchant to enjoy the service or pick up the product. The other is Offline to Online, where users choose the products in the Offline store after physical examination and then order the goods Online.

Huashangjie was established on December 22, 2009 and has registered capital of RMB 5.48 million. Huashangjie is headquartered in Beijing and has 18 offices in 34 provinces of China, and sub-stations in over 100 cities.

UKT

UKT sells merchandise on-line and through retail outlets.  UKT’s platform consists of an e-commerce website, "UKT Mall", a mobile commerce infrastructure, "Huishangbao,” and an electronic management system, "Beneficial Merchant System."  The three components of our platform are designed to create an integrated network that enhances the interaction between businesses and consumers that reinforces brand awareness and fosters repeat customers for our merchant clients.  We have two major revenue sources: (i) commissions on sales through the UKT Mall, and (ii) a trademark usage fee from merchants which operate stores using UKT’s trademarks.

UKT’s online stores features green, organic merchandise and through direct cooperation with the manufacturers, many products sold in the UKT Mall carry trademarks of UKT. These products also are sold under UKT marks in “UKT retail stores” operated by local merchants. UKT charges the local store operator a trademark usage fee.

UKT does not compete with our merchant clients by offering our own goods and services nor do we keep inventory of any merchandise. Our unique platform allows local merchants to customize and arrange their online stores, make direct sales to their target customers and process a large volume of online sales for consumption at their brick and mortar stores.

As of December 31 2014, UKT has established a nationwide network of merchant service centers to support local businesses in 28 major cities and population centers across China.

Our " UKT Mall" website located at “hs.cn/ukt/ “is used to promote and market our company's brand eminence and complete e-service platform by exhibiting our merchant client's online stores and introduce certain selected services and products. Potential customers may then be directed to hs.cn to obtain information on the latest offerings available through such merchants. While the online web mall often helps merchants increase their sales by selling extra capacity, we believe it does not, as a stand-alone offering, significantly promote brand awareness for the merchants or create customer loyalty for the merchants.

Our "Huishangbao" services focus on enhancing the real time interactions between consumers' mobile devices and our e-commerce platform. Since most local merchants in China have a geographic coverage of only a few miles around their brick and mortar stores, a location-based search result is the best way to provide local merchants with access to instant potential customers within a few miles around their stores. We believe a significant portion of our nationwide subscriber base can still be converted to mobile users, which will continue to facilitate the expansion of our mobile commerce business with low subscriber acquisition and retention costs.

Our "Beneficial Merchant System" is a proprietary electronic management system designed for the local merchants. Beneficial Merchant System provides linkage to our central server and facilitates a number of back-office services for our merchant clients. Through Beneficial Merchant System, our merchant clients may also instantly communicate with the Huishangbao App utilized by our retail customers. This extends the capabilities of Huishangbao by providing our merchant clients with additional customer relationship management tools, such as sending follow-on promotional messages to customers with identifiable purchasing habits.

We believe our focus in helping local merchants to promote their own brands distinguishes our platform from other e-commerce providers in China. We have empowered local merchants with limited resources to create sophisticated online branding campaigns and offer better integration of their online and offline resources. With the promotional power of our UKT Mall, the ability to capture mobile consumers through Huishangbao and the specialized electronic management system of our Beneficial Merchant System, we believe we are uniquely positioned to fulfill the needs of local merchants and can be the trusted one-stop e-commerce platform for them.

Huishang E station - Intelligent Community Solutions

Huishang E station is a Convenience Service Station (terminal) where local residents can accomplish various tasks, such as water and electricity bill payment, ordering and picking up tickets for local services.  Huishang E station facilitates the use of the Internet by those who may not have access to the Internet or may not be comfortable using it for certain purposes by allowing them to complete their online transaction in the store.

Huishang E station is a terminal with a 42 inch LCD touch screen which has installed in it an intelligent resident service system based on an online information platform. This service system includes services for such items as housekeeping service, mobile payments, food purchases, community home-based care system and a series of intelligent community services. The Huishang E station solves the bottleneck of online platforms by integrating services onto a convenient easy-to-use device and alerting local processors to a customer’s wants.

The company has also developed a mobile version of the Huishang e-station which when “localized” can meet the basic shopping needs of community residents, enabling individuals to shop more conveniently. Through this device an individual can order "rice, grain, oil, sauce, vinegar and tea”, and “packed lunch”, by simply clicking on the device.  By focusing on a residential community, Huishang E-station can bring all of the stores in the community to the Internet, enabling the community residents to walk freely in the network, do shopping comfortably and conveniently and save money.

Huishangbao - Intelligent Business Solutions

Huishangbao’s mobile platform is a POS product, which is produced by Huashangjie. The POS machine contains four core functions: convenient payment system, customer value-added service systems, we chat-marketing system and interactive media. After registering as a member of Huashangjie the consumer is instantly in contact with local merchants. The system allows consumers and merchants to interact seamlessly online and offline. In one model, merchants give a certain discount on sales to members and distribute part of the profit to all related merchants in the system.

Beijing UKT Investment Management Co., Ltd. was established in 2011 and has registered capital of 300,000 yuan. UKT’s registered address is in the Tongzhou District of Beijing.

Qianxian Media

Qianxian Media distributes a Chinese language agricultural magazine, free of charge, through distribution services provided by unaffiliated third parties and sells advertising space in its magazine and on the website “qianxianhuinong.com.” The magazines cover a wide range of readership by focusing on different areas of interests in agriculture information including planting techniques, expert guidance, seed information, local goods and villages’ instruction.

Qianxian Media’s magazines are available at various dispatching points in Hong Kong, including  gas stations, car parking lots, property agencies, hair salons, foot massage shops, cafes, and club houses for free pick up by the public or for free reading at the respective locations.

The website “qianxianhuinong.com” contents include discount information of farm products, agriculture enterprise introduction, village presentation and agriculture latest news.

The main source of Qianxian Media’s revenue is advertising fees for space in its magazines and on its website.

Marketing

We believe improvement in user experience, which drives word-of-mouth and repeat usage, is an important and efficient form of marketing. In addition, we employ a variety of programs and marketing activities to promote our brand and our services. Our online marketing activities consist of paid marketing through internet navigation sites and various popular search engines in China and display advertisements. Our offline marketing activities include traditional mainstream media such as television, billboard, direct mailing advertisements, public relations activities, as well as sponsored events to increase our visibility and promote our brand. We also conduct merchant related marketing events, such as seminars and workshops, where we meet with local merchants to share insights in the industries, introduce and promote our various online marketing services to deepen our relationship with the merchant network.

Intellectual Property

Our success and ability to compete depend, in part, upon our ability to establish and adequately protect our intellectual property rights. In this regard, we rely primarily on a combination of patent, copyright, software registration, trademark, trade secret and unfair competition laws and contractual rights, such as confidentiality and license agreements with our employees, partners and others. We have registered 6 computer software copyrights including Huashangjie Software, Classified Information Network Software, QiangBaonetwork software, DianBanetwork software nationwide chain trade payment system and Department of Business Treasure mobile wealth system. We own 13 exclusive trademark use rights and 37 trademark registration applications in pending (including 6 have gone through first trial announcement), 22 rejected trademark registration applications and 1 invalidated trademark. In addition, we have registered 6 domain names including 3ghuashang.com, 3ghuashang.net, 3ghuashang.cn, 3ghuashang.com.cn, hs.cn and 3g华商.中国(domain name in Chinese characters) and handled IP address/domain name registrations.

Employees

As of December 31, 2014, we had a total of 157 employees, including 109 employees of Huashangjie, 37 employees of UKT and 11 employees of Qianxian Media.

Research and Development

None of Huashangjie, UKT and Qianxian Media had research and development expenditures during the years ended December 31, 2014 and 2013.

Competition

Our competitors in the online marketing space include industry- or content-specific vertical websites, whose information serve the same underlying industries as certain content categories of our online marketplace, and smaller or regional online classifieds websites. We may also face competition from major internet companies, who may enter the online classifieds market in China. We compete primarily with our user traffic, effectiveness of services in reaching targeted users, ability to demonstrate marketing results and customer service capabilities. In some cases, we partner with other internet companies to provide better user experiences and achieve win-win collaborations.

Government Regulation

This section sets forth a summary of the significant regulations or requirements that affect our business activities in China or our stockholders’ rights to receive dividends and other distributions from us.

Regulations on Value-Added Telecommunication Services

The PRC government extensively regulates the telecommunications industry, including the Internet sector. The PRC State Council, the MIIT, the Ministry of Commerce, the State Administration for Industry and Commerce, or the SAIC, the State Administration of Press, Publication, Radio, Film and Television (formerly the General Administration of Press and Publication) and other relevant government authorities have promulgated an extensive regulatory scheme governing telecommunications, Internet-related services and e-commerce. However, China’s telecommunications industry and Internet-related industry are at an early stage of development. New laws and regulations may be adopted from time to time that will require us to obtain additional licenses and permits in addition to those that we currently have, and will require us to address new issues that arise from time to time. As a result, substantial uncertainties exist regarding the interpretation and implementation of current and any future Chinese laws and regulations applicable to the telecommunications, Internet-related services and e-commerce.

Licenses for Value-Added Telecommunication Services

The Catalogue for the Guidance of Foreign Investment Industries, or the Catalogue, as promulgated and amended from time to time by the Ministry of Commerce and the National Development and Reform Commission, is the principal guide to foreign investors’ investment activities in the PRC. The most updated version of the Catalogue, which was promulgated in March 2015, divides the industries into three categories: encouraged, restricted and prohibited. Industries not listed in the Catalogue are generally open to foreign investment unless specifically restricted by other PRC laws and regulations. A wholly foreign-owned enterprise is generally permitted for encouraged industries; while for restricted industries, such as value-added telecommunications service industry, there are some limitations to the ownership and/or corporate structure of the foreign-invested companies that operate in such industries. Industries in the prohibited category are not open to foreign investors.

The Telecommunications Regulations issued by the PRC State Council in September 2000 are the primary regulations governing telecommunication services. The Telecommunications Regulations set out the general framework for the provision of telecommunication services by PRC companies. Under the Telecommunications Regulations, it is a requirement that telecommunications service providers procure operating licenses prior to their commencement of operations. The Telecommunications Regulations draw a distinction between “basic telecommunications services” and “value-added telecommunications services.” Information services such as content service, entertainment and online games services are classified as value-added telecommunications services.

Pursuant to the Administrative Measures for Telecommunications Business Operating Permit promulgated by the MIIT in March 2009, there are two types of telecom operating licenses for operators in China, namely, licenses for basic telecommunications services and licenses for value-added telecommunications services. The operation scope of the license will detail the permitted activities of the enterprise to which it is granted. An approved telecommunication services operator must conduct its business in accordance with the specifications recorded on its value-added telecommunications services operating license.

Pursuant to the Administrative Measures on Internet Information Services, promulgated by the PRC State Council in September 2000, commercial Internet information services operators must obtain an ICP License, from the relevant government authorities before engaging in any commercial internet information services operations within the PRC. Huashangjie Company, our consolidated affiliated entity, obtained an ICP License issued by Beijing Administration of Telecommunication in March 2012, and will expire in May 6, 2015. The service items specified in this license include Internet information service (excluding information related to press, publication, education, medical care, drugs and medical devices, including bulletin boards service).

Foreign Investment in Value-Added Telecommunications Services

Pursuant to the Provisions on Administration of Foreign-Invested Telecommunications Enterprises, promulgated by the State Council in December 2001 and amended subsequently, the ultimate foreign equity ownership in a value-added telecommunications services provider may not exceed 50%. Moreover, for a foreign investor to acquire any equity interest in a value-added telecommunication business in China, it must satisfy a number of stringent performance and operational experience requirements, including demonstrating good track records and experience in operating value-added telecommunication business overseas. Foreign investors that meet these requirements must obtain approvals from the MIIT and the Ministry of Commerce or its authorized local counterparts, which retain considerable discretion in granting approvals. Pursuant to publicly available information, the PRC government has issued telecommunications business operating licenses to only a limited number of foreign-invested companies, all of which are Sino-foreign joint ventures engaging in the value-added telecommunication business.

The MIIT Circular issued in July 2006, reiterated the regulations on foreign investment in telecommunications businesses, which require foreign investors to set up foreign-invested enterprises and obtain a business operating license for internet content provision to conduct any value-added telecommunications business in China. Pursuant to the circular, a domestic company that holds an ICP license is prohibited from leasing, transferring or selling the license to foreign investors in any form, and from providing any assistance, including providing resources, sites or facilities, to foreign investors that conduct value-added telecommunications business illegally in China. Furthermore, the relevant trademarks and domain names that are used in the value-added telecommunications business must be owned by the local ICP license holder or its shareholders. The MIIT Circular further requires each ICP license holder to have the necessary facilities for its approved business operations and to maintain such facilities in the regions covered by its license. In addition, all value-added telecommunications service providers are required to maintain network and information security in accordance with the standards set forth under relevant PRC regulations.

In light of the aforesaid restrictions, we rely on Huashangjie our consolidated affiliated entity, to hold and maintain the licenses necessary to provide online marketing services and other value-added telecommunications services in China. To comply with these PRC regulations, we operate our website and value-added telecommunications services through Huashangjie. Huashangjie holds an ICP license and owns all domain names used in our value-added telecommunications businesses.

Regulations on Information Security and Censorship

The PRC government regulates and restricts Internet content in China to protect state security and ensure the legality of the Internet content. The National People’s Congress, China’s national legislative body, enacted a law in December 2000, as subsequently amended, among other things, makes it unlawful to: (1) gain improper entry into a computer or system of strategic importance; (2) disseminate politically disruptive information; (3) leak state secrets; (4) spread false commercial information; or (5) infringe intellectual property rights. Pursuant to the Administrative Measures on Internet Information Services and other applicable laws, internet content providers and internet publishers are prohibited from posting or displaying over the Internet content which violates PRC laws and regulations, impairs the national dignity of China, or is reactionary, obscene, superstitious, fraudulent or defamatory. Internet service providers are required to monitor their websites, including electronic bulletin boards. They may not post or disseminate any content that falls within these prohibited categories and must remove any such content from their websites. The PRC government may shut down the websites of ICP license holders that violate any of the above-mentioned content restrictions and revoke their ICP licenses. In addition, the MIIT has published regulations that subject ICP operators to potential liability for content displayed on their websites and the actions of users and others using their systems, including liability for violations of PRC laws and regulations prohibiting the dissemination of content deemed to be socially destabilizing. The Ministry of Public Security has the authority to order any local internet service provider to block any internet website at its sole discretion. From time to time, the Ministry of Public Security has stopped the dissemination over the Internet of information which it believes to be socially destabilizing.

The Ministry of Public Security has promulgated measures in December 1997 that prohibit the use of the Internet in ways which, among other things, result in a leakage of State secrets or the distribution of socially destabilizing content. Socially destabilizing content includes any content that incites defiance or violations of PRC laws or regulations or subversion of the PRC government or its political system, spreads socially disruptive rumors or involves cult activities, superstition, obscenities, pornography, gambling or violence. Under PRC law, state secrets are defined broadly to include information concerning PRC national defense, state affairs and other matters as determined by the PRC authorities.

In December 2005, the Ministry of Public Security promulgated Provisions on Technological Measures for Internet Security Protection. These measures and the Administrative Measures on Internet Information Services

require all ICP operators to keep records of certain information about their users (including user registration information, log-in and log-out time, IP address, content and time of listings by users) for at least 60 days and submit the above information as required by laws and regulations. The ICP operators must regularly update information security and censorship systems for their websites with local public security authorities, and must also report any public dissemination of prohibited content. If an ICP operator violates these measures, the PRC government may revoke its ICP license and shut down its websites. Pursuant to the Decision on Strengthening Network Information Protection issued by the Standing Committee of the PRC National People’s Congress in December 2012, ICP operators must request identity information from users when ICP operators provide information publication services to the users. If ICP operators come across prohibited information, they must immediately cease the transmission of such information, delete the information, keep relevant records, and report to relevant government authorities. In July 2013, the MIIT promulgated the Regulation on Protection of Personal Information of Telecommunication and Internet Users to provide for more detailed rules in this respect.

In addition, the State Secrecy Bureau has issued provisions authorizing the blocking of access to any website it deems to be leaking state secrets or failing to comply with the relevant legislation regarding the protection of state secrets.

As Huashangjie is an ICP operator, it is subject to the laws and regulations relating to information security. To comply with these laws and regulations, it has completed the mandatory security filing procedures with the local public security authorities, regularly update their information security and content-filtering systems with newly issued content restrictions, and maintains records of users’ information as required by the relevant laws and regulations. Huashangjie also has taken measures to delete or remove links to content that to its knowledge contains information violating PRC laws and regulations. The majority of the content posted on our websites is first screened by our filtering systems. Content containing prohibited words or images is then manually screened by employees who are dedicated to screening and monitoring content published on our websites and removing prohibited content. We believe that with these measures in place, no prohibited content under PRC information security laws and regulations should have been publicly disseminated through our websites in the past. However, there is significant amount of content posted on our websites by our users on a daily basis. If any prohibited content is publicly disseminated in the future and we become aware of it, we will report it to the relevant government authority. We believe these measures taken by us are generally in compliance with the relevant laws and regulations.

If, despite the precautions, we fail to identify and prevent illegal or inappropriate content from being displayed on or through our websites, we may be subject to liability. In addition, these laws and regulations are subject to interpretation by the relevant authorities, and it may not be possible to determine in all cases the types of content that could result in liability. To the extent that PRC regulatory authorities find any content displayed on or through our websites objectionable, they may require us to limit or eliminate the dissemination or availability of such content or impose penalties, including the revocation of our operating licenses or the suspension or shutdown of our online operations. In addition, the costs of compliance with these regulations may increase as the volume of content and users on our websites increases.

Regulations on Internet Privacy

The PRC Constitution states that PRC law protects the freedom and privacy of communications of citizens and prohibits infringement of these rights. In recent years, PRC government authorities have promulgated laws and regulations on internet use to protect personal information from any unauthorized disclosure. The Decision on Strengthening Network Information Protection and the Regulation on Protection of Personal Information of Telecommunication and Internet Users provide that information that identifies a citizen, the time or location for his use of telecommunication and Internet services, or involves privacy of any citizen such as his birth date, ID card number, and address is protected by law and must not be unlawfully collected or provided to others. ICP operators collecting or using personal electronic information of citizens must specify the purposes, manners and scopes of information collection and uses, obtain consent of the relevant citizens, and keep the collected personal information confidential. ICP operators are prohibited from disclosing, tampering with, damaging, selling or illegally providing others with, collected personal information. ICP operators are also prohibited from collection and use of personal information after a user has stopped using the services. ICP operators are required to take technical and other measures to prevent the collected personal information from any unauthorized disclosure, damage or loss as well as conducting a self-examination of their protection of personal information at least once a year. The Administrative

Measures on Internet Information Services prohibit an ICP operator from insulting or slandering a third party or infringing upon the lawful rights and interests of a third party. Pursuant to the Internet Electronic Bulletin Service Administrative Measures, ICP operators that provide electronic messaging services must keep users’ personal information confidential and must not disclose the personal information to any third party without the users’ consent or unless required by law. The relevant telecommunications authorities are further authorized to order ICP operators to rectify unauthorized disclosure. ICP operators are subject to legal liability, including warnings, fines, confiscation of illegal gains, revocation of licenses or filings, closing of the relevant websites, administrative punishment, criminal liabilities, or civil liabilities, if they violate relevant provisions on internet privacy. The PRC government, however, has the power and authority to order ICP operators to turn over personal information if an internet user posts any prohibited content or engages in illegal activities on the internet.

Regulations on E-commerce

Regulations on online trading

China’s e-commerce industry is at an early stage of development and there are few PRC laws or regulations specifically regulating e-commerce business. In December 2007, the Standing Committee of Beijing Municipal People’s Congress adopted the Beijing Municipal Regulations on Promotion of Informatization, which provide that any individual or enterprise that conducts business operations through the Internet must obtain a business license and/or other necessary licenses prior to operation. The operator of any website is responsible for checking such individuals’ or enterprises’ licenses. In July 2008, the Beijing AIC promulgated certain rules for implementing the above-mentioned regulation. Pursuant to these rules, any individual or enterprise failing to obtain a business license may be prohibited from doing business on an e-commerce marketplace operating in Beijing, and violation of these rules may lead to penalties on either the individual/enterprise or the operator of the e-commerce marketplace. On January 26, 2014, the SAIC adopted the Administrative Measures for Online Trading, or the Online Trading Measures, which became effective on March 15, 2014 and repealed the Interim Measures for the Administration of Online Products Sales and Relevant Services previously issued by the SAIC in May 2010. Pursuant to the Online Trading Measures, enterprises or other operators that engage in online product sales and other services and have been registered with the SAIC or its local branch must make available to the public the information stated in their business licenses or the link to their business licenses online on their websites; individuals that engage in online product sales and other services must submit actual identification information such as name and address to the operator of the e-commerce marketplace. The Online Trading Measures, however, allow individuals to engage in online product sales and other services without obtaining a business license. Under the Online Trading Measures, a consumer is entitled to return the products (other than customized products, fresh and perishable goods, audio or visual products, computer software and other digital products downloaded online or unpackaged by consumers, and newspapers and journals that have been delivered) within seven days from the date after receipt of the products without giving any reason. The online sellers must, within seven days upon receipt of the returned products, refund the prices paid by consumers for relevant products. In addition, sellers are prohibited from using contract terms or other means setting out provisions that are unfair or unreasonable to consumers such as those excluding or restricting consumers' rights, reducing or exempting operators' responsibilities, and increasing the consumers' responsibilities, and are prohibited from forcing consumers to enter into transactions by using contract terms and technical means.

Huashangjie has obtained a business license from a branch of the Beijing AIC with a term from December 2009 to December 2029. UKT Company has obtained a business license from a branch of the Beijing AIC with a term from September 2011 to September 2031. We believe that, except for merchants who conduct transactions on our websites, our other users who list information on our marketplace and conduct the product sales and other services offline are not subject to the provisions regarding websites. As for merchants who conduct transactions on our websites, we check their business licenses before allowing them to post listings on our marketplace to ensure compliance with license requirements under PRC laws and regulations. However, uncertainties exist in terms of the implementation of these national and Beijing local rules due to the lack of practical guidance. We cannot predict with certainty to what extent these rules will affect our business operations or future strategies.

According to “Administrative Measures on Registration of Operating Networks” (effective since October 1, 2004) issued by Beijing AIC, the operating network built by an enterprise shall be registered with Beijing AIC. The AIC will stick an electronic mark of operation network registration at the first page of the network and announce the registration information in public. Huashangjie’s network (website:3ghuashang.com, 3ghuashang.net, hs.cn) in operation has been gone through operating network registration and an electronic mark of operation network registration has been struck at the first page.

Regulations on online trading of specific goods or services

According to the Online Trading Measures, operators cannot trade the goods or services prohibited by laws and regulations via the Internet. Press, publication, education, medical care, drugs and medical devices are excluded in the ICP License held by Huashangjie. Therefore, Huashangjie cannot be engaged in Internet transaction or information release services for such goods or services, unless the manufacturers or merchants have obtained the relevant permission before releasing information and trading on Huashangjie’s network.

Regulations on Food Circulation Certificate

In accordance with “Food Safety Law of the PRC” promulgated by the Standing Committee of  National People’s Congress in February 2009 and amended in April 2015, “Administrative Measures on Food Circulation Permission”, “Regulations of Beijing on Food Safety”, “Measures of Beijing for Management of Food Circulation Permission” (effective since January 6, 2014) and “Regulations no Management of Classified Food Circulation Permission in Different Sectors (Trial)”, The Internet food seller belong to “out-store food operator” shall apply for “Food Circulation Permission”, “the operation method shall be assessed as retailing”, “reason shall be specified if food wholesale is applied at the same time”.

UKT Company holds “Food Circulation Permission” issued by Tongzhou District Food and Drug Administration of Beijing Municipality on August 24, 2014 with permitted scope of wholesale of pre-packed foods, effective during August 24, 2014- August 23, 2017.

Regulation of Advertising Services

The principal regulations governing advertising businesses in China are:

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The Advertising Law of the PRC (1994);

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The Advertising Administrative Regulations (1987);

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The Implementing Rules for the Advertising Administrative Regulations (2004);

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Administrative Measures of Advertising Business License (2005);

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Administrative Measures of Printed Advertisings” (2005); and

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The Administration Rules of Foreign-invested Advertising Enterprises (2008).

These laws, rules and regulations require companies such as ours that engage in advertising activities to obtain a business license that explicitly includes advertising in the business scope from the SAIC or its local branches.

Applicable PRC advertising laws, rules and regulations contain certain prohibitions on the content of advertisements in China (including prohibitions on misleading content, superlative wording, socially destabilizing content or content involving obscenities, superstition, violence, discrimination or infringement of the public interest). Advertisements for anesthetic, psychotropic, toxic or radioactive drugs are prohibited, and the dissemination of advertisements of certain other products, such as tobacco, patented products, pharmaceuticals, medical instruments, agrochemicals, foodstuff, alcohol and cosmetics, are also subject to specific restrictions and requirements.

Advertisers, advertising operators and advertising distributors, including the businesses that certain of the variable interest entities operate, are required by applicable PRC advertising laws, rules and regulations to ensure that the content of the advertisements they prepare or distribute are true and in compliance with applicable laws, rules and regulations. Violation of these laws, rules and regulations may result in penalties, including fines, confiscation of advertising income, orders to cease dissemination of the advertisements and orders to publish an advertisement correcting the misleading information. In circumstances involving serious violations, the SAIC or its local branches may revoke the violator’s license or permit for advertising business operations. In addition, advertisers, advertising operators or advertising distributors may be subject to civil liability if they infringe the legal rights and interests of third parties, such as infringement of intellectual proprietary rights, unauthorized use of a name or portrait and defamation.

Although advertising services are no longer categorized as a prohibited or restricted area for foreign investment, the Administration Rules of Foreign-invested Advertising Enterprises issued on August 22, 2008 by the SAIC and the Ministry of Commerce, or the MOFCOM, require all foreign investors of advertising enterprises to have a track record in, and mainly engage in, advertising businesses overseas. The establishment of a foreign-invested advertising enterprise is also subject to pre-approval by the SAIC or its local branch.

In accordance with the Advertising Law of the PRC” and the Administrative Measures of Printed Advertisings effective since January 1, 2005, the advertising operator releasing printed advertisings in fixed form shall conform to following conditions and obtain a Registration Certificate of Printed Advertising in Fixed Form”: (i) specified in advertising with the business scope including advertising agency and release, and indicating in the company name that the enterprise is in “advertising” industry; (ii) with registered capital for more than RMB 1,500,000; (i) the enterprise has been incorporated for over three years.

Qianxian Media holds Registration Certificate of Printed Advertising in Fixed Form issued by Beijing Administration for Industry and Commerce on August 13, 2013, effective from August 13, 2013 to August 12, 2015. According to the certificate, the company is allowed to release printed advertising in fixed form.

Regulations on Software Products

The Administrative Measures on Software Products, issued by the MIIT in October 2000 and subsequently amended, provide a registration and filing system with respect to software products made in or imported into China. These software products may be registered with the relevant local authorities in charge of software industry administration. Registered software products may enjoy preferential treatment status granted by relevant software industry regulations. Software products can be registered for five years, and the registration is renewable upon expiration.

In order to further implement the Computer Software Protection Regulations promulgated by the State Council in December 2001, the State Copyright Bureau issued the Computer Software Copyright Registration Procedures in February 2002, which apply to software copyright registration, license contract registration and transfer contract registration. We have registered 6 computer software copyrights in China.

Regulations on Trademarks

Trademarks are protected by the PRC Trademark Law adopted in 1982 and subsequently amended as well as the Implementation Regulation of the PRC Trademark Law adopted by the State Council in 2002. The Trademark Office under the SAIC handles trademark registrations. Trademarks can be registered for a term of ten years and can be extended for another ten years if requested upon expiry of the first or any renewed ten-year term. The PRC Trademark Law has adopted a “first-to-file” principle with respect to trademark registration. Where a trademark for which a registration application has been made is identical or similar to another trademark which has already been registered or been subject to a preliminary examination and approval for use on the same type of or similar commodities or services, the application for such trademark registration may be rejected. Any person applying for the registration of a trademark may not prejudice the existing right first obtained by others, nor may any person register in advance a trademark that has already been used by another party and has already gained a “sufficient degree of reputation” through such another party’s use. Trademark license agreements must be filed with the Trademark Office or its regional offices. In China, we have 13 registered trademarks and 37 trademark registration applications pending.

Tort Liability Law

In accordance with the Tort Liability Law, internet users and internet service providers bear tortious liabilities in the event they infringe other persons’ rights and interests through the internet. Where an internet user conducts tortious acts through internet services, the infringed person has the right to request the internet service provider to take necessary actions such as deleting contents, screening and delinking. The internet service provider, failing to take necessary actions after being informed, will be subject to joint and several liabilities with the internet user with regard to the additional damages incurred. If an internet service provider knows an internet user is infringing other persons’ rights and interests through its internet service but fails to take necessary action, it shall be jointly and severally liable with the internet user. We have internal policy designed to reduce the likelihood that user content may be used without proper licenses or third-party consents. When we are approached and requested to remove content uploaded by users on the grounds of infringement, we investigate the claims and remove any uploads that appear to infringe the rights of a third party after our reasonable investigation and determination. However, such policy may not be effective in preventing the unauthorized listing of copyrighted materials or materials infringing other rights of third parties.

Regulations Relating to Foreign Exchange and Dividend Distribution

Foreign Exchange Regulation

The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations. Under the PRC foreign exchange regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, may be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. By contrast, approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of foreign currency-denominated loans or foreign currency is to be remitted into China under the capital account, such as a capital increase or foreign currency loans to our PRC subsidiaries.

In August 2008, SAFE issued the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, or SAFE Circular 142, regulating the conversion by a foreign-invested enterprise of foreign currency-registered capital into RMB by restricting how the converted RMB may be used. In addition, SAFE promulgated Circular 45 on November 9, 2011 in order to clarify the application of SAFE Circular 142. Under SAFE Circular 142 and Circular 45, the RMB capital converted from foreign currency registered capital of a foreign-invested enterprise may only be used for purposes within the business scope approved by the applicable government authority and may not be used for equity investments within the PRC. In addition, SAFE strengthened its oversight of the flow and use of the RMB capital converted from foreign currency registered capital of foreign-invested enterprises. The use of such RMB capital may not be changed without SAFE’s approval, and such RMB capital may not in any case be used to repay RMB loans if the proceeds of such loans have not been used.

Since SAFE Circular 142 has been in place for more than five years, SAFE decided to further reform the foreign exchange administration system in order to satisfy and facilitate the business and capital operations of foreign invested enterprises, and issued the Circular on the Relevant Issues Concerning the Launch of Reforming Trial of the Administration Model of the Settlement of Foreign Currency Capital of Foreign-Invested Enterprises in Certain Areas on August 4, 2014. This circular suspends the application of SAFE Circular 142 in certain areas and allows a foreign-invested enterprise registered in such areas with a business scope including “investment” to use the RMB capital converted from foreign currency registered capital for equity investments within the PRC.

In November 2012, SAFE promulgated the Circular of Further Improving and Adjusting Foreign Exchange Administration Policies on Foreign Direct Investment, which substantially amends and simplifies the current foreign exchange procedure. Pursuant to this circular, the opening of various special purpose foreign exchange accounts, such as pre-establishment expenses accounts, foreign exchange capital accounts and guarantee accounts, the reinvestment of RMB proceeds by foreign investors in the PRC, and remittance of foreign exchange profits and dividends by a foreign-invested enterprise to its foreign shareholders no longer require the approval or verification of SAFE, and multiple capital accounts for the same entity may be opened in different provinces, which was not possible previously. In addition, SAFE promulgated the Circular on Printing and Distributing the Provisions on Foreign Exchange Administration over Domestic Direct Investment by Foreign Investors and the Supporting Documents in May 2013, which specifies that the administration by SAFE or its local branches over direct investment by foreign investors in the PRC shall be conducted by way of registration and banks shall process foreign exchange business relating to the direct investment in the PRC based on the registration information provided by SAFE and its branches.

We typically do not need to use our offshore foreign currency to fund our PRC operations. In the event we need to do so, we will apply to obtain the relevant approvals of SAFE and other PRC government authorities.

SAFE Circular 37

SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, on July 4, 2014, which replaced the former circular commonly known as “SAFE Circular 75” promulgated by SAFE on October 21, 2005. SAFE Circular 37 requires PRC residents to register with local branches of SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in SAFE Circular 37 as a “special purpose vehicle.” SAFE Circular 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as increase or decrease of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary. Furthermore, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for evasion of foreign exchange controls.

We have notified the former beneficial owners of Yinhang’s shares of common stock of their filing obligation. The failure of these individuals to register in a timely manner pursuant to SAFE Circular 37 or the failure of future beneficial owners of our company who are PRC residents to comply with the registration procedures set forth in SAFE Circular 37 may subject such beneficial owners or our PRC subsidiary to fines and legal sanctions. Failure to register also may limit our ability to contribute additional capital to our PRC subsidiary or receive dividends or other distributions from our PRC subsidiary or other proceeds from disposal of our PRC subsidiary, or we may be penalized by SAFE.

Regulation of Dividend Distribution

The principal laws, rules and regulations governing dividend distribution by foreign-invested enterprises in the PRC are the Company Law of the PRC, as amended, the Wholly Foreign-owned Enterprise Law and its implementation regulations and the Chinese-foreign Equity Joint Venture Law and its implementation regulations. Under these laws, rules and regulations, foreign-invested enterprises may pay dividends only out of their accumulated profit, if any, as determined in accordance with PRC accounting standards and regulations. Both PRC domestic companies and wholly-foreign owned PRC enterprises are required to set aside as general reserves at least 10% of their after-tax profit, until the cumulative amount of such reserves reaches 50% of their registered capital. A PRC company is not permitted to distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year.

PRC Enterprise Income Tax Law and Individual Income Tax Law

Under the EIT Law, enterprises are classified as resident enterprises and non-resident enterprises. PRC resident enterprises typically pay an enterprise income tax at the rate of 25%. An enterprise established outside of the PRC with its “de facto management bodies” located within the PRC is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a PRC domestic enterprise for enterprise income tax purposes. The implementation rules of the EIT Law define “de facto management body” as a managing body that in practice exercises “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.

The SAT Circular 82 issued by the SAT in April 2009 and amended in January 2014 provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled offshore incorporated enterprise is located in China. Pursuant to the SAT Circular 82, a PRC-controlled offshore incorporated enterprise has its “de facto management body” in China only if all of the following conditions are met: (a) the senior management and core management departments in charge of its daily operations function have their presence mainly in the PRC; (b) its financial and human resources decisions are subject to determination or approval by persons or bodies in the PRC; (c) its major assets, accounting books, company seals, and minutes and files of its board and shareholders’ meetings are located or kept in the PRC; and (d) more than half of the enterprise’s directors or senior management with voting rights habitually reside in the PRC. The SAT Bulletin 45, with effect from September 2011, provides more guidance on the implementation of the SAT Circular 82 and provides for procedures and administration details of determination on resident status and administration on post-determination matters. Although the SAT Circular 82 and the SAT Bulletin 45 only apply to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreign individuals, the determining criteria set forth there may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises or PRC enterprise groups or by PRC or foreign individuals.

Due to the lack of applicable legal precedents, it remains unclear how the PRC tax authorities will determine the PRC tax resident treatment of a foreign company controlled by a company such as ours. We do not believe Yinhang and Yinhang HK meet all the criteria provided by the implementation rules, thus we do not believe Yinhang and Yinhang HK are PRC “resident enterprises.” If the PRC tax authorities determine that Yinhang and Yinhang HK are “resident enterprises” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. See “Risk Factors — Risks Relating to Doing Business in China — Under the EIT Law, we may be classified as a PRC “resident enterprise” for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to us and our non-PRC shareholders and has a material adverse effect on our results of operations and the value of your investment.”

The EIT Law and its implementation rules permit certain “high and new technology enterprises strongly supported by the state” that hold independent ownership of core intellectual property and simultaneously meet a list of other criteria, financial or non-financial, as stipulated in the implementation rules and other regulations, to enjoy a reduced 15% enterprise income tax rate subject to certain new qualification criteria. The SAT, the Ministry of Science and Technology and the Ministry of Finance jointly issued the Administrative Rules for the Certification of High and New Technology Enterprises delineating the specific criteria and procedures for the “high and new technology enterprises” certification in April 2008. Enterprises recognized as “high and new technology enterprises” will enjoy a reduced 15% enterprise income tax rate after they go through tax reduction application formalities with relevant tax authorities. Huashangjie renewed its “high and new technology enterprise” certificate in October 2014, with the valid period of three years. Huashangjie will be eligible for a preferential tax rate of 15% when it has taxable income under the EIT Law, as long as it maintains its “high and new technology enterprise” status.

VAT

Our PRC subsidiary and consolidated affiliated entities are subject to VAT at a rate of 6% for online marketing and advertising services, including the Huishang E Station, and 17% for on-line sales of Huishanbao and other products. VAT payable on goods sold or taxable services provided by a general VAT taxpayer for a taxable period is the net balance of the output VAT for the period after crediting the input VAT for the period.

Employment Laws

In accordance with the PRC National Labor Law, which became effective in January 1995, and the PRC Labor Contract Law, which became effective in January 2008, as amended subsequently, employers must execute written labor contracts with full-time employees in order to establish an employment relationship. All employers must compensate their employees equal to at least the local minimum wage standards. All employers are required to establish a system for labor safety and sanitation, strictly abide by state rules and standards and provide employees with appropriate workplace safety training. In addition, employers in China are obliged to pay contributions to the social insurance plan and the housing fund plan for employees.

We have entered into employment agreements with all of our full-time employees. If we fail to make sufficient payments to such plans in accordance with applicable PRC laws and regulations we may be required to make up the contributions for such plans as well as to pay late fees and fines.

Corporate History and Background

Bison Petroleum, Corp.

Bison Petroleum, Corp. was incorporated under the laws of the State of Nevada on February 9, 2010 under the name GreenChoice International, Inc. The Company was organized for the business purpose of marketing prefabricated log cabin type homes in countries outside North America.   From inception and through April 30, 2013, its business operations were limited primarily to the development of a business plan and the establishment of relationships with firms in Asia successful in the housing construction industry. In May 2013, following a change in control, the Company abandoned that business purpose to pursue opportunities in the petroleum industry, and on June 5, 2013, amended its articles of incorporation to change its name to Bison Petroleum, Corp., increased the number of authorized shares of common stock from 100,000,000 to 800,000,000 and authorized an 8-for-1 forward split of its issued and authorized shares of common stock.

From inception until the acquisition of Yinhang on May 13, 2015, Bison was a development stage company with nominal assets and without employees, and therefore was considered a “shell company,” as that term is defined in Rule 12b-2 under the Exchange Act. As a result of the acquisition of Yinhang, we are no longer a shell company.

Yinhang Internet Technologies Development, Inc.

Yinhang Internet Technologies Development, Inc. was incorporated in the State of Nevada on May 5, 2010 under the name of Time Essence, Inc. It was formed as a vehicle to pursue a business combination. Following a change in control in April 2012, it amended its articles of incorporation on May 2, 2012, to change its name to Yinhang Internet Technologies Development, Inc. From inception until February 5, 2015, its activities were limited.  On February 5, 2015, Huashang entered into the VIE Agreements with Huashangjie, UKT and Qianxian Media which gave it effective control over the operations and management of those companies. As of February 5, 2015, Yong Xu, Yahong Zhao and Yinghua Zhang owned approximately 73%, 20% and 7%, respectively, of the outstanding shares of each of Yinhang, Huashangjie, UKT and Qianxian Media. On March 2, 2015, Hong Kong Tian Yuan Hui Co. Limited, Jahoda Limited and China Concentric Capital Group Ltd. purchased 9%, 9% and 7%, respectively, of the outstanding shares of Yinhang for a purchase price of $360,000, $360,000 and $280,000, respectively.

Yinhang (Hong Kong) Internet Technologies Development Limited was established in Hong Kong on June 4, 2014. Huashang was established in the PRC August 8, 2014 as an entity wholly-owned by Yinhang HK, and on August 5, 2014, the local government of the PRC issued a certificate of approval regarding the foreign ownership of Huashang by Yinhang HK.  Huashangjie was incorporated on December 22, 2009 under the name Beijing Huashang Wujie Technological Development Co., Ltd; UKT was incorporated on April 11, 2011 under the name Beijing Quanxin Hanfang Food Co., Ltd. and Qianxian Media was established in the PRC on December 15, 2006 under the name Huayin Guangya (Beijing) International Media & Advertising Co., Ltd.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this report, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment. You should read the section entitled “Special Notes Regarding Forward-Looking Statements” above for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this report.

Risks Related to Our Business

We operate in a fast-evolving industry, which makes it difficult to evaluate our business and prospects.

Many of the elements of our business are evolving and relatively unproven. The markets for our technology and products and services are relatively new and rapidly developing and are subject to significant challenges. Our business plan relies heavily upon growing our user base and exploring new market opportunities, and we may not succeed in any of these respects.

As the online marketing services and mobile services industries in China are relatively young and untested, there are few proven methods of projecting user demand or available industry standards on which we can rely. We cannot assure you that our attempts to expand our user base and products and services will be successful, profitable or widely accepted and therefore the future revenue and income potential of our business are difficult to evaluate. You should consider our prospects in light of the risks and uncertainties fast-growing companies with limited operating histories may encounter.

If we fail to continually anticipate user preferences and provide attractive services on our online marketplace, we may not be able to grow and retain our user base.

Our success depends on our ability to grow and retain our user base. In order to attract and retain users and compete against our direct competitors and other industry or content-specific vertical websites, we must continue to innovate and introduce services that our users find useful and attract them to use our online marketplace more frequently and become our paying users. For example, we must continue to develop new content categories on our online marketplace that appeal to our users. The popularity of online marketing services and other Internet services is difficult to predict, and we cannot be certain that the services we offer will continue to be popular with our users or sufficiently successful to offset the costs incurred to offer these services. Given that we operate in a rapidly evolving industry in China, we need to continually anticipate user preferences and industry changes and respond to such changes in a timely and effective manner. If we fail to anticipate and meet the needs of our users, the size of our user base may decrease. A decrease in our user base would render our online marketplace less attractive to merchants and may reduce our membership and online marketing revenues, which may have a material and adverse effect on our marketing business, financial condition and results of operations.

If we fail to retain existing or attract new local merchants to use our online marketplace, our business, financial condition and prospects may be materially and adversely affected.

The success of our business depends on our ability to attract and retain local merchants that provide information on our online marketplace to consumers and offer attractive products and services to end-users. If we are unable to grow and maintain a healthy ecosystem of local merchants, our users may find our online marketplace to be less useful than expected and may not continue to use our online marketplace. This in turn may affect our ability to attract new merchants and convince existing merchants to continue to offer their services and products on our online marketplace or increase their level of spending on our services. The competitive landscape of local merchants using our online marketing services changes quickly and such merchants may have temporary recruiting or marketing needs from time to time. In addition, our efforts to provide greater incentives for merchants currently using our on-line marketing services to continue to use our online marketing services may not be successful. Our customers may terminate their spending on our online marketing services because we no longer serve their needs or because their demands can be better fulfilled by our competitors or other service providers. Decisions by merchants not to continue to use our online marketing services could reduce our revenues, as well as cause us to incur additional cost in attracting new paying merchants and other customers. A significant increase in local merchant attrition or decrease in local merchant spending on our services would have an adverse effect on our business, financial condition and results of operations.

We may not be able to continue to operate as a going concern.

Huashangjie, UKT and Qianxian Media incurred a combined net loss of approximately $1.72 million and $3.67 million for the years ended December 31, 2014 and 2013, respectively, and had a combined working capital deficit of $2.45 million as of December 31, 2014. These conditions raise a substantial doubt about our ability to continue as a going concern. The combined financial statements of Huashangjie, UKT and Qianxian Media do not include any adjustments that might result from the outcome of this uncertainty. Although the shareholders of Huashangjie, UKT and Qianxian Media have advanced funds for their operations from time to time, there is no assurance that adequate cash will be available from those shareholders or from third parties and, if it is available, what the terms of any loan or investment might be. If we are unable to obtain the funding required, we may have to curtail or cease our operations. The Company has no specific plans, understandings or agreements with respect to the raising of such funds, and it may seek to raise the required capital by the issuance of equity or debt securities or by other means. Further equity financings may dilute our existing stockholders. Since the Company has no such arrangements or plans currently in effect, its inability to raise funds may have a severe negative impact on its ability to become a viable company.

Furthermore, our ability to achieve or maintain profitability is affected by various factors that are beyond our control. For example, our revenues and profitability depend on the continuous development of the online marketing industry in China and local merchants’ allocation of more of their budgets to online marketing services companies. We cannot assure you that online marketing services companies will become more widely accepted in China or that merchants will increase their spending on online marketing services websites.

Our business requires significant and continuous capital investment.

We will require a high level of capital expenditure in the foreseeable future to fund our ongoing operations and future growth. We intend to fund our capital expenditures and future acquisitions out of internal sources of liquidity and/or through access to additional financing from external sources. Our ability to obtain external financing in the future at a reasonable cost is subject to a variety of uncertainties, including:

●	our future financial condition, results of operations and cash flows;
●	the condition of the global and domestic financial markets; and
●	changes in the monetary policy of the PRC government with respect to bank interest rates and lending practices.

If we require additional funds and cannot obtain them on acceptable terms when required or at a reasonable financing cost or at all, we may be unable to fulfill our working capital needs, upgrade our existing facilities or expand our business. These or other factors may also prevent us from entering into transactions that would otherwise benefit our business or implementing our future strategies. Any of these factors may have a material adverse effect on our business, financial condition and results of operations.

We may have difficulty in managing our future growth and any associated increased scale of our operations.

We expect to expand through both organic growth and acquisitions. Our future expansion may place a significant strain on our managerial, operational, technical and financial resources. In order to better allocate our resources to manage our growth, we must hire, recruit and manage our workforce effectively and implement adequate internal controls in a timely manner. If we are unable to effectively manage our growth and the associated increased scale of our operations, our business, financial condition and results of operations could be materially and adversely affected.

We face intense competition, and if we do not compete successfully against existing and new competitors, we may lose market share and suffer losses.

We face intense competition. Our competitors in the online marketing space include industry or content-specific vertical websites whose information serve the same underlying industries as certain content categories of our online marketplace, as well as smaller or regional online classifieds websites. We may also face competition from major Internet companies, who may enter the online classifieds market in China. We compete primarily on the basis of user traffic, effectiveness of services in reaching targeted users, ability to demonstrate marketing results and customer service capabilities.

We believe that our competitiveness depends upon many factors both within and beyond our control, including our ability to increase our brand recognition and continue to develop user loyalty, our ability to keep up with the technological developments and users’ changing demands and our ability to raise sufficient capital to sustain and expand our business. For example, we may have to increase our sales and marketing expenses from time to time to promote our brand, especially when the competition is intense. Some of our current and potential competitors may have greater financial, marketing, user traffic and other resources than we have. In addition, local content providers may be acquired by, receive investments from or enter into strategic relationships with larger, well-established and well-financed companies or investors. Certain of our competitors may be able to devote greater resources to marketing and promotional campaigns and devote substantially more resources to website and system development than us. Increased competition may reduce our market share and require us to increase our marketing and promotion efforts, which could negatively affect our operating margins or force us to incur losses. There can be no assurance that we will be able to compete successfully against current and future competitors or maintain our leading position or level of user traffic in the online marketing services market in China, and competitive pressures may have a material adverse effect on our business, prospects, financial condition and results of operations.

We may not be able to effectively manage our growth and expansion or implement our business strategies, in which case our business and results of operations may be materially and adversely affected.

We have experienced a period of rapid growth and expansion, which has placed, and continues to place, significant strain on our management and resources. We cannot assure you that this level of significant growth and expansion will be sustainable or achieved at all in the future. We believe that our continued growth and expansion will depend on our ability to develop new sources of revenue, attract new users, paying merchant members and customers, retain and expand paying merchant members and customers, encourage additional spending by our customers, continue developing innovative technologies in response to user demand, increase brand awareness through marketing and promotional activities, react to changes in user access to and use of the Internet, expand into new market segments, integrate new devices, platforms and operating systems and take advantage of any growth in the relevant markets. We cannot assure you that we will achieve any of the above.

To manage our growth and expansion, and to attain and maintain profitability, we anticipate that we will need to implement a variety of new and upgraded operational and financial systems, procedures and controls, including the improvement of our accounting and other internal management systems. We will also need to further expand, train, manage and motivate our workforce and manage our relationships with our paying merchant members and customers. All of these endeavors involve risks and will require substantial management efforts and skills and significant additional expenditures. Our further expansion may divert our management, operational or technological resources from our existing business operations. In addition, our expansion may require us to operate in new cities in China, including a number of small cities in China, where we may have difficulty in adjusting to local market demands and regulatory requirements. We cannot assure you that we will be able to effectively manage our growth and expansion or implement our future business strategies effectively, and failure to do so may materially and adversely affect our business and results of operations.

Any damage to our reputation and brand or failure to enhance our brand recognition may materially and adversely affect our business, financial condition and results of operations.

We believe that the market recognition and reputation of our brand have significantly contributed to the success of our business. Maintaining and enhancing our brand is critical to our success and ability to compete. Many factors, some of which are beyond our control, may negatively impact our brand and reputation, such as:

•	any failure to maintain a pleasant and reliable experience for users as their preferences evolve and as we expand into new services;
•	any decrease in brand awareness among our existing and potential users; and
•

any negative publicity about us or online marketing services or mobile services in general, including any actual or perceived security or product or service quality problems involving online marketing services providers in China.

If we are unable to maintain a good reputation, further enhance our brand recognition, continue to develop our user loyalty and increase positive awareness of our website, our results of operations may be materially and adversely affected.

We have incurred significant costs on a variety of marketing efforts designed to attract users, and some marketing campaigns and methods may turn out to be ineffective.

We have invested significantly in marketing to promote public awareness of our online services, enhance our brand recognition and drive user growth, including incurring approximately RMB1 million in advertising expenses on conferences hosted by local offices in April and May of 2015. Such advertising expenses represented approximately 50% of our revenues in the corresponding periods. Our marketing activities may not be well received by users and may not attract the additional traffic that we anticipated. The evolving marketing approaches and tools require us to enhance our marketing approaches and experiment with new marketing methods to keep pace with industry developments and user preferences. Failure to refine our existing marketing approaches or to introduce new effective marketing approaches in a cost-effective manner could reduce our market share, cause our revenues to decline and negatively impact our profitability.

The markets for online marketing services and mobile services in China are constantly evolving and may not grow as quickly as expected or at all.

Our business and prospects are affected by the development of emerging Internet business models in China, including those for online marketing services and mobile services. Our online marketing services have distinct business models which may differ from models for these businesses in other markets, such as the United States, and that are in varying stages of development and monetization. Our future success will depend on our ability to respond to rapidly changing technologies, adapt our products and services to evolving industry standards and improve the performance and reliability of our products and services. Our failure to adapt to such changes could harm our business. In addition, changes in user behavior resulting from technological developments may also adversely affect us. We cannot assure you that the online marketing services and mobile services industries in China will continue to grow as rapidly as they have in the past or at all. With the development of technology, new Internet services may emerge which are not a part of our service offerings and which may render online marketing services or mobile services less attractive to users. The growth and development of these industries are affected by numerous factors, such as the macroeconomic environment, regulatory changes, technological innovations, development of Internet and Internet-based services, users’ general online experience, cultural influences and changes in tastes and preferences. If the online marketing services and mobile services industries in China do not grow as quickly as expected or at all, or if we fail to benefit from such growth by successfully implementing our business strategies, our business and prospects may be adversely affected.

If we fail to keep up with the technological developments and users’ changing requirements or to successfully capture and retain a significant portion of the growing number of users that access online marketing services, we may be unable to meet our revenue growth expectations and our results of operation may be adversely affected.

The Internet industries in China are subject to rapid and continuous changes in technology, user preferences, the nature of services offered and business models. Our success will depend on our ability to keep up with the changes in technology and user behavior resulting from technological developments. If we do not adapt our services to such changes in an effective and timely manner, we may suffer from decreased user traffic, which may result in a reduction of revenues from on-line marketing services or a decrease in spending on our other services.

Our online marketing services are now accessible to users from many Internet-enabled devices, and we offer versions of our services for mobile operating systems. An important element of our strategy is to continue to develop our online marketplace and services for mobile devices to capture a greater share of the growing number of users that access online marketing services and other Internet services through smartphones and other mobile devices. The lower resolution, functionality and memory associated with some mobile devices make the use of services through such devices more difficult and the services we develop for these devices may fail to prove compelling to users. Manufacturers or distributors may establish unique technical standards for their devices, and our services may not work or be viewable on these devices as a result. As new devices and new services are continually being released, it is difficult to predict the problems we may encounter in developing our services for use on these devices and we may need to devote significant resources to the creation, support and maintenance of such services. Devices providing access to our products and services are not manufactured and sold by us, and we cannot assure you that the companies manufacturing or selling these devices would always ensure that their devices perform reliably and are maximally compatible with our systems. Any faulty connection between these devices and our products and services may result in consumer dissatisfaction with us, which could damage our brand and have a material and adverse effect on our financial results. Furthermore, new online marketing services may emerge which are specifically created to function on mobile platforms, as compared to our online marketing services that were originally designed to be accessed through personal computers, or PCs, and such new services may operate more effectively through mobile devices than our own. If we are unable to attract and retain a substantial number of mobile device users to our services, or if we are slower than our competitors in developing attractive services that are adapted for such devices, we may fail to capture a significant share of an increasingly important portion of the market for our services or lose existing users, either of which may have a material adverse effect on our business, financial condition and results of operations.

Furthermore, changes in technologies may require substantial capital expenditures in development of new features, applications and services as well as in modification of existing features, applications, services or infrastructure. We may not successfully execute our business strategies due to a variety of reasons such as technical hurdles, misunderstandings or erroneous predictions of market demand or lack of necessary resources. Failure in keeping up with technological developments may result in our online marketplace being less attractive, and as a result we may be unable to meet our revenue growth expectations and our results of operations may be adversely affected.

If Internet search engines’ ranking methodologies are modified or our search result page rankings decline for other reasons, our user traffic could decrease.

We depend in part on various Internet companies to direct traffic to our website. Our ability to maintain the number of visitors directed to our website is not entirely within our control. Our competitors’ search engine optimization efforts may result in their websites receiving a higher search result page ranking than ours, or internet companies could revise their methodologies in an attempt to improve their search results, which could adversely affect the placement of our search result page ranking. If Internet companies modify their search algorithms in ways that are detrimental to our user growth or in ways that make it harder for our users to find our website, or if our competitors’ search engine optimization efforts are more successful than ours, our overall growth in user traffic could slowdown or decrease, and we could lose existing users. Our website has experienced fluctuations in search result rankings in the past, and we anticipate similar fluctuations in the future. Any reduction in the number of users directed to our website would harm our business and results of operations.

Our business depends substantially on the continuing efforts of our executive officers and key employees, and our business may be severely disrupted if we lose their services.

We currently depend on the continued services and performance of the key members of our management team, in particular Mr. Yong Xu, our Chairman, and Ms. Yahong Zhao, our Chief Executive Officer. Mr. Xu is one of our founders and his leadership has played an integral role in our growth. Our future success depends substantially on the continued efforts of our executive officers and key employees. If one or more of our executive officers or key employees were unable or unwilling to continue their service, we might not be able to replace them easily, in a timely manner, or at all, and our business may be severely disrupted, our financial conditions and results of operations may be materially and adversely affected and we may incur additional expenses to recruit, train and retain personnel.

If we are unable to attract, train and retain qualified personnel, our business may be materially and adversely affected.

Our future success depends, to a significant extent, on our ability to attract, train and retain qualified personnel, particularly management, technical and marketing personnel with expertise in the online marketing industry. Our field sales and customer service teams are also critical to maintaining the quality of our services as they interact with local merchants on a daily basis. We must continue to attract qualified personnel at a fast pace to keep up with our growing user base and the scale of our operations. Since our industry is characterized by high demand and intense competition for talent, there can be no assurance that we will be able to attract or retain qualified staff or other highly skilled employees that we will need to achieve our strategic objectives. As we are still a relatively young company, our ability to train and integrate new employees into our operations may not meet the growing demands of our business. If we are unable to attract, train, and retain qualified personnel, our business may be materially and adversely affected.

The proper functioning of our marketplace, network infrastructure and information technology systems is essential to our business, and any failure to maintain the satisfactory performance, security and integrity of our systems will materially and adversely impair our ability to provide services and affect our business, reputation, financial condition and results of operations.

The proper functioning of our marketplace is essential to the conduct of our business. Specifically, the satisfactory performance, reliability and availability of our website and mobile applications, our transaction-processing systems and our network infrastructure are critical to our success and our ability to attract and retain users and provide adequate services. Our revenues depend on the user traffic on our website and the volume of activities that traffic creates.

In addition, our ability to provide consumers and local merchants with a high quality online experience depends on the continuing operation and scalability of our network infrastructure and information technology systems. The risks we face in this area include:

•

our systems are potentially vulnerable to damage or interruption as a result of earthquakes, floods, fires, extreme temperatures, power loss, telecommunications failures, technical error, computer viruses, hacking and similar events;

•

we may encounter problems when upgrading our systems or services and undetected programming errors could adversely affect the performance of the software we use to provide our services. The development and implementation of software upgrades and other improvements to our internet services is a complex process, and issues not identified during pre-launch testing of new services may only become evident when such services are made available to our entire user base; and

•

we rely on servers, data centers and other network facilities provided by third parties, and the limited availability of third-party providers with sufficient capacity to house additional network facilities and broadband capacity in China may lead to higher costs or limit our ability to offer certain services or expand our business. In particular, electricity, temperature control or other failures at the data centers we use may adversely affect the operation of our servers or result in service interruptions or data loss.

These and other events in the past occasionally led to and may in the future lead to interruptions, decreases in connection speed, degradation of our services or the permanent loss of user data and uploaded content. Any system interruptions caused by telecommunications failures, computer viruses, or hacking or other attempts to harm our systems that result in the unavailability of our website and mobile applications or reduced performance would reduce the attractiveness of the services offered on our online marketplace. If we experience frequent or persistent service disruptions, whether caused by failures of our own systems or those of third-party service providers, our reputation or relationships with our users may be damaged and our users may switch to our competitors, which may have a material adverse effect on our business, financial condition and results of operations.

Our operations depend on the performance of the Internet infrastructure and fixed telecommunications networks in China.

Almost all access to the Internet in China is maintained through state-owned telecommunication operators under the administrative control and regulatory supervision of the Ministry of Industry and Information Technology, or the MIIT. Moreover, we primarily rely on a limited number of telecommunication service providers to provide us with data communications capacity through local telecommunications lines and Internet data centers to host our servers. We have limited access to alternative networks or services in the event of disruptions, failures or other problems with China’s internet infrastructure or the fixed telecommunications networks provided by telecommunication service providers. With the expansion of our business, we may be required to upgrade our technology and infrastructure to keep up with the increasing traffic on our website. We cannot assure you that the Internet infrastructure and the fixed telecommunications networks in China will be able to support the demands associated with the continued growth in Internet usage.

In addition, we have no control over the costs of the services provided by telecommunication service providers. If the prices we pay for telecommunications and internet services rise significantly, our results of operations may be materially and adversely affected. Furthermore, if Internet access fees or other charges to Internet users increase, our user traffic may decline and our business may be harmed.

We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.

We regard our trademarks, service marks, domain names, trade secrets, proprietary technologies and similar intellectual property as critical to our success, and we rely on trademark law, trade secret protection and confidentiality and license agreements with our employees, partners and others to protect our proprietary rights. we have registered 6 domain names including 3ghuashang.com, 3ghuashang.net, 3ghuashang.cn, 3ghuashang.com.cn,  hs.cn and 3g华商.中国(domain name in Chinese character) and handled IP address/domain name registrations. As the registrant of the trademarks, Huashangjie has an exclusive right to use such trademarks in China for the goods or services under the trademark categories that it has registered. Huashangjie also enjoys the exclusive right to use the domain names that it has registered. However, trademarks may also be invalidated, circumvented, or challenged. For example, under PRC law, certain graphics may not be registered as a trademark and if a registered trademark is found to violate such prohibition, the relevant authority can invalidate the trademark; third parties may challenge such registered trademarks and apply to the authority for invalidation. In addition, if a registered trademark is identical or similar to a well-known trademark or prejudices the existing right obtained by others, it may be invalidated by the relevant authority upon request by the right holder. Trade secrets are difficult to protect, and our trade secrets may be leaked or otherwise become known or be independently discovered by competitors. Confidentiality agreements may be breached, and we may not have adequate remedies for any breach.

It is often difficult to enforce intellectual property rights in China. Even where adequate laws exist in China, it may not be possible to obtain prompt and equitable enforcement of such laws, or to obtain enforcement of a court judgment or an arbitration award delivered in another jurisdiction, and accordingly, we may not be able to effectively protect our intellectual property rights in China. Policing any unauthorized use of our intellectual property is difficult and costly and the steps we have taken may be inadequate to prevent the misappropriation of our technologies.

We may not be able to successfully halt the operations of websites that aggregate our data as well as data from other companies, including social networks, or “copycat” websites that have misappropriated our data in the past or may misappropriate our data in the future.

From time to time, third parties have misappropriated our data through website scraping, robots or other means and aggregated this data on their websites. In addition, “copycat” websites have misappropriated data on our website and attempted to imitate our brand or the functionality of our website. When we have become aware of such websites, we have taken measures to halt such conduct. However, we may not be able to detect all such websites in a timely manner and the measures we take may be insufficient to stop their conduct. In those cases, our available remedies may not be adequate to protect us against such websites. Regardless of whether we can successfully enforce our rights against these websites, any measures that we may take could require us to expend significant financial or other resources.

We may be subject to intellectual property infringement claims or other allegations by third parties for services we provide or for information or content displayed on, retrieved from or linked to our website, or distributed to our users, which may materially and adversely affect our business, financial condition and prospects.

Internet, technology and media companies are frequently involved in litigation based on allegations of infringement of intellectual property rights, unfair competition, invasion of privacy, defamation and other violations of other parties’ rights. The validity, enforceability and scope of protection of intellectual property rights in internet-related industries, particularly in China, are uncertain and still evolving. We face, from time to time, and expect to face in the future, allegations that we have infringed the trademarks, copyrights, patents and other intellectual property rights of third parties, including our competitors, or allegations that we are involved in unfair competition against our competitors. As we face increasing competition and sometimes have to take defensive measures in response to competitive pressure and as litigation become more common in China in resolving commercial disputes, we face a higher risk of being the subject of intellectual property infringement and unfair competition claims. Intellectual property and unfair competition claims and litigation may be expensive and time-consuming to investigate and defend, and may divert resources and management attention from the operation of our business. Such claims, even if they do not result in liability, may harm our reputation. Any resulting liability or expenses, or changes required to be made to our website to reduce the risk of future liability, may have a material adverse effect on our business, financial condition and prospects.

We may be held liable to third parties for information or content displayed on, retrieved from or linked to our website, or distributed to website users, which could harm our reputation and business.

Our online services enable users to exchange local business or service information, generate content, market products and services, conduct business and engage in various other online activities. Claims may be brought against us for defamation, libel, negligence, copyright, patent or trademark infringement, tort (including personal injury), fraud, other unlawful activity or other theories and claims based on the nature and content of information to which we link or that may be posted on our website, generated by our users, or delivered or shared hypertext links to third-party websites, or video or image services, if appropriate licenses and/or third-party consents have not been obtained. Third-parties may also seek to assert claims against us alleging unfair competition or violations of privacy rights or failure to maintain the confidentiality of user data. Our defense of any such actions could be costly and involve significant time and attention of our management and other resources.

Pursuant to PRC national and Beijing local regulations and judicial interpretations, online service providers that provide information storage space for users to upload works or link services may be held liable for damages if such providers know or have reason to know that the works uploaded or linked infringe others’ copyrights. The Supreme People’s Court of China promulgated a judicial interpretation on infringement of the right of dissemination through internet in December 2012. This judicial interpretation, like certain court rulings and certain other judicial interpretations, provide that the courts will place the burden on internet service providers to remove not only links or contents that have been specifically mentioned in the notices of infringement from right holders, but also links or contents they should have known to contain infringing content. The interpretation further provides that where an internet service provider has directly obtained economic benefits from any contents made available by an internet user, it has a higher duty of care with respect to internet users’ infringement of third-party copyrights. This interpretation could subject us and other online service providers to significant administrative burdens and litigation risks.

Concerns about collection and use of personal data could damage our reputation and deter current and potential users from using our services.

Concerns about our practices with regard to the collection, use or disclosure of personal information or other privacy-related matters, even if unfounded, could damage our reputation and operating results. Pursuant to the applicable PRC laws and regulations concerning the collection, use and sharing of personal data, our PRC subsidiaries and consolidated affiliated entities are required to keep our users’ personal information confidential and are prohibited from disclosing such information to any third parties without the users’ consent. We apply strict management and protection to any information provided by users, and under our privacy policy, without our users’ prior consent, we will not provide any of our users’ personal information to any unrelated third party. In December 2012 and July 2013, new laws and regulations were issued by the standing committee of the PRC National People’s Congress and the MIIT to enhance the legal protection of information security and privacy on the internet. The laws and regulations also require internet operators to take measures to ensure confidentiality of information of users. While we strive to comply with our privacy guidelines as well as all applicable data protection laws and regulations, any failure or perceived failure to comply may result in proceedings or actions against us by government entities or others, and could damage our reputation. User and regulatory attitudes towards privacy are evolving, and future regulatory or user concerns about the extent to which personal information is shared with merchants or others may adversely affect our ability to share certain data with merchants, which may limit certain methods of targeted marketing. Concerns about the security of personal data could also lead to a decline in general internet usage, which could lead to lower user traffic on our website. A significant reduction in user traffic could lead to lower revenues from paying users, which could have a material adverse effect on our business, financial condition and results of operations.

We could be liable for any breach of security relating to the third-party online payment platforms we use, and concerns about the security of internet transactions could damage our reputation, deter current and potential users from using our online marketplace and have other adverse consequences to our business.

Users may conduct transactions on our online marketplace through third-party online payment platforms. In these online payment transactions, secured transmission of confidential information, such as customers’ credit card numbers and expiration dates, personal information and billing addresses, over public networks is essential to maintain consumer confidence. In addition, we expect that an increasing amount of our sales and transactions conducted on our online marketplace will be conducted over the Internet as a result of the growing use of online payment platforms. As the prevalence of using online payment methods increases, associated online crimes will likely increase as well. Our current security measures and those of the third-party online payment platform service providers may not be adequate. We must be prepared to increase and enhance our security measures and efforts so that our users have confidence in the reliability of the online payment platforms that we use, which will impose additional costs and expenses and may still not guarantee complete safety. In addition, we do not have control over the security measures of our third-party online payment platform service providers. Security breaches of the online payment platforms that we use could expose us to litigation and possible liability for failing to secure confidential user information and could, among other things, damage our reputation.

A significant barrier to financial transactions or other electronic payment processing platforms over the Internet in general has been public concern over the security of online payments. If these concerns are not adequately addressed, they may inhibit the growth of paid online services generally. If an Internet or mobile network security breach were to occur and get publicized, the perceived security of the online payment platforms may be damaged, and users concerned about the security of their transactions may become reluctant to purchase our services even if the publicized breach did not involve payment platforms or methods used by us.

If any of the above were to occur and damage our reputation or the perceived security of the online payment platforms that we use, we may lose users and user traffic, and users may be discouraged from purchasing our services, which may have an adverse effect on our business. Any significant reduction in user traffic could lead to lower revenues from membership and online marketing services.

Spammers and malicious applications may make our services less user-friendly and discourage users from using our website or services.

Spammers may use our website and services to send targeted and untargeted spam messages to users, which may embarrass or annoy users and make usage of our website and services more time-consuming and less user-friendly. As a result, our users may use our services less or stop using them altogether. As part of fraudulent spamming activities, spammers typically create multiple user accounts, such as accounts being set-up for the purposes of sending spam messages. Although we have technologies and employees that attempt to identify and delete accounts created for spamming purposes, we are not able to eliminate all spam messages from being sent on our website.

Our business, financial condition and results of operations, as well as our ability to obtain financing, may be adversely affected by the downturn in the global or Chinese economy.

The global financial markets experienced significant disruptions in 2008 and the United States, Europe and other economies went into recession. The recovery from the lows of 2008 and 2009 was uneven and the global economy has continued to face new challenges, including the escalation of the European sovereign debt crisis in 2011 and the slowdown of the Chinese economy since 2012. It is unclear whether the Chinese economy will resume its high growth rate. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies that have been adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States. There have also been concerns over unrest in the Middle East and Africa, which have resulted in volatility in oil prices and other markets, and over the possibility of a war involving Iran or Ukraine. Economic conditions in China are sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China.

The online information services and mobile services industries may be affected by economic downturns. Thus, our business and prospects may be affected by the macroeconomic environment in China. A prolonged slowdown in the Chinese economy may lead to a reduced amount of activities on our marketplace, which could materially and adversely affect our business, financial condition and results of operations. In addition, our products and services may be viewed as discretionary by our users, who may choose to discontinue or reduce spending on such products and services during an economic downturn. In such an event, our ability to retain existing paying merchant members and customers and recruiting new paying merchant members and customers will be adversely affected, which would in turn negatively impact our business and results of operations.

Moreover, a slowdown or disruption in the global or China’s economy may have a material and adverse impact on financings available to us. The weakness in the economy could erode investors’ confidence, which constitutes the basis of the credit market. The recent financial turmoil affecting the financial markets and banking system may significantly restrict our ability to obtain financing in the capital markets or from financial institutions on commercially reasonable terms, or at all. Although we are uncertain about the extent to which the recent global financial and economic crisis and slowdown of China’s economy may impact our business in the short-term and long-term, there is a risk that our business, results of operations and prospects would be materially and adversely affected by any global economic downturn or disruption or slowdown of China’s economy.

Future strategic alliances or acquisitions may have a material and adverse effect on our business, reputation and results of operations.

We may in the future enter into strategic alliances with various third parties to further our business purposes from time to time. Strategic alliances with third parties could subject us to a number of risks, including risks associated with sharing proprietary information, non-performance by the counter-party, and an increase in expenses incurred in establishing new strategic alliances, any of which may materially and adversely affect our business. In addition, to the extent the strategic partner suffers negative publicity or harm to their reputation from events relating to their business, we may also suffer negative publicity or harm to our reputation by virtue of our association with such third parties, and we may have little ability to control or monitor their actions.

In addition, although we have no current acquisition plans, if we are presented with appropriate opportunities, we may acquire additional assets, products, technologies or businesses that are complementary to our existing business. Future acquisitions and the subsequent integration of new assets and businesses into our own would require significant attention from our management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our business operations. Acquired assets or businesses may not generate the financial results we expect. Furthermore, acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, the occurrence of significant goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant. In addition to possible shareholders’ approval, we may also have to obtain approvals and licenses from the relevant government authorities in the PRC for the acquisitions and to comply with any applicable PRC laws and regulations, which could result in increased costs and delay.

Furthermore, the legal requirements on acquisitions by us and our PRC subsidiaries are different from acquisitions by our consolidated affiliated entities. Most importantly, if we or our PRC subsidiaries acquire any domestic companies in China, such acquisition will be subject to PRC laws and regulations on foreign investment. We and our PRC subsidiaries are restricted or prohibited from directly acquiring interests in companies in certain industries under PRC laws and regulations. See “Business—Government Regulation—Regulations on Value-Added Telecommunication Services.” Our consolidated affiliated entities are not subject to PRC laws and regulations on foreign investment and may acquire PRC companies operating in industries where foreign investments are restricted or prohibited. However, there are uncertainties with respect to the interpretation and application of PRC laws and regulations regarding indirect foreign investments in such industries. See “Risks Related to Our Corporate Structure and Restrictions on Our Industry—Substantial uncertainties and restrictions exist with respect to the interpretation and application of PRC laws and regulations relating to online commerce and the distribution of Internet content in China. If the PRC government finds that the structure we have adopted for our business operations does not comply with PRC laws and regulations, we could be subject to severe penalties, including the shutting down of our website.”

We have limited business insurance coverage.

Insurance companies in China currently do not offer as extensive an array of insurance products as insurance companies do in more developed economies. We do not have any business liability or disruption insurance to cover our operations. We have determined that the costs of insuring for these risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. Any uninsured occurrence of business disruption may result in our incurring substantial costs and the diversion of resources, which could have an adverse effect on our results of operations and financial condition.

The accounting treatment of equity method investments, goodwill and other long-lived assets could result in future asset impairments, which would reduce our earnings.

We periodically test our equity method investments, goodwill and other long-lived assets to determine whether their estimated fair value is less than their value recorded on our balance sheet. The results of this testing for potential impairment may be adversely affected by the continuing uncertain market conditions for our industry, as well as changes in interest rates and general economic conditions. If we determine that the fair value of any of these long-lived assets is less than the value recorded on our balance sheet, and in the case of equity method investments the decline is other than temporary, we would likely incur a non-cash impairment loss that would negatively impact our results of operations.

We may be subject to disputes with employees or other third parties.

The businesses we operate involve dealings with both permanent and temporary employees as well as numerous third parties including suppliers and customers, and we may be subject to claims or litigation involving such employees or third parties from time to time such as labor disputes and claims under business contracts with suppliers or customers. We may also be subject to labor disputes, labor shortages or other impositions on our business operations, such as supply shortages, if we are unable to amicably resolve disputes with any such parties. Issues with the local communities surrounding the areas where we operate might also arise from the implementation of our business activities, which may result in community protests, blocking of access to our operations and third party claims. Our operations may be affected if we fail to successfully settle any such issues with local communities or groups. We cannot assure you that any such disputes will not arise in the future and that the occurrence of one or multiple disputes will not have a material adverse effect on our business and financial condition.

Risks Related to Our Corporate Structure and Restrictions on Our Industry

Substantial uncertainties and restrictions exist with respect to the interpretation and application of PRC laws and regulations relating to online commerce and the distribution of Internet content in China. If the PRC government finds that the structure we have adopted for our business operations does not comply with PRC laws and regulations, we could be subject to severe penalties, including the shutting down of our website.

Foreign ownership of Internet-based businesses is subject to significant restrictions under current PRC laws and regulations. The PRC government regulates internet access, the distribution of online information and the conduct of online commerce through strict business licensing requirements and other government regulations. These laws and regulations also include limitations on foreign ownership in PRC companies that provide internet content distribution services. Specifically, foreign investors are not allowed to own more than 50% of the equity interests in any entity conducting an internet content distribution business. The Circular on Strengthening the Administration of Foreign Investment in and Operation of Value-added Telecommunications Business, or the MIIT Circular, issued by the MIIT in July 2006, reiterated the regulations on foreign investment in telecommunications businesses, which require foreign investors to set up foreign-invested enterprises and obtain business operating licenses for internet content provision to conduct any value-added telecommunications business in China. Under the MIIT Circular, a domestic company that holds an internet content provision license, or ICP license, is prohibited from leasing, transferring or selling the license to foreign investors in any form, and from providing any assistance, including providing resources, sites or facilities, to foreign investors that conduct value-added telecommunications business illegally in China. Furthermore, the relevant trademarks and domain names that are used in the value-added telecommunications business must be owned by the local ICP license holder or its shareholders. Due to a lack of interpretation from MIIT, it is unclear what impact the MIIT Circular will have on us or the other PRC internet companies that have adopted the same or similar corporate and contractual structures as ours.

We are a Nevada corporation and our PRC subsidiary, Huashang, is considered a wholly foreign owned enterprise. To comply with PRC laws and regulations, we conduct our operations in China through a series of contractual arrangements entered into among Huashang, each of Huashangjie, UKT and Qianxian Media, and their respective shareholders. As a result of these contractual arrangements, we exert control over Huashangjie, UKT and Qianxian Media and consolidate their operating results in our financial statements under U.S. GAAP. For a description of these contractual arrangements, see “Certain Relationships and Related Transactions, and Director Independence – Yinhang Internet Technologies Development, Inc. and its Affiliated Entities.”

Although we believe that our current ownership structure, the ownership structure of our PRC subsidiaries and our consolidated affiliated entities, the contractual arrangements among Huashang, each of Huashangjie, UKT and Qianxian Media, and their respective shareholders, and, except as otherwise disclosed in this report, our business operations, are not in violation of any existing PRC laws, rules and regulations, there are substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations.

Accordingly, if our ownership structure, contractual arrangements and businesses of our company, our PRC subsidiary or our consolidated affiliated entities are found to be in violation of any existing or future PRC laws or regulations, or we fail to obtain or maintain any of the required permits or approvals, the relevant governmental authorities would have broad discretion in dealing with such violation, including levying fines, confiscating our income or the income of our PRC subsidiary or consolidated affiliated entities, revoking the business licenses or operating licenses of our PRC subsidiary or consolidated affiliated entities, shutting down our servers or blocking our website, discontinuing or placing restrictions or onerous conditions on our operations, requiring us to undergo a costly and disruptive restructuring, and taking other regulatory or enforcement actions that could be harmful to our business. Any of these actions could cause significant disruption to our business operations and severely damage our reputation, which would in turn materially and adversely affect our business, financial condition and results of operations. If any of these occurrences results in our inability to direct the activities of any of our consolidated affiliated entities that most significantly impact its economic performance, and/or our failure to receive the economic benefits from any of our consolidated affiliated entities, we may not be able to consolidate the entity in our consolidated financial statements in accordance with U.S. GAAP.

We rely on contractual arrangements with our consolidated affiliated entities and their shareholders for the operation of our business, which may not be as effective as direct ownership. If we are unable to maintain effective control, we would not be able to continue to consolidate the financial results of our consolidated affiliated entities with our financial results. If our consolidated affiliated entities and their shareholders fail to perform their obligations under these contractual arrangements, we may have to resort to litigation or arbitration to enforce our rights, which may be time-consuming, unpredictable, expensive and damaging to our operations and reputation.

Because of PRC restrictions and qualification requirements on foreign ownership of value-added telecommunications services in China, we depend on contractual arrangements with our consolidated affiliated entities, in which we have no ownership interest, to conduct our business. These contractual arrangements are intended to provide us with effective control over these entities and allow us to obtain economic benefits from them. Although we believe that these contractual arrangements are valid, binding and enforceable under current PRC laws, these contractual arrangements may not be as effective in providing control as direct ownership. For example, our consolidated affiliated entities and their shareholders could breach their contractual arrangements with us by, among other things, failing to conduct its operations, including maintaining our website and using the domain names and trademarks for which it has exclusive right to use, in an acceptable manner or taking other actions that are detrimental to our interests. If we were the controlling shareholder of our consolidated affiliated entities with direct ownership, we would be able to exercise our rights as shareholders to effect changes to their board of directors, which in turn could implement changes at the management and operational level. As a result, if our consolidated affiliated entities or their shareholders fail to perform their obligations under these contractual arrangements we may have to incur substantial costs to enforce such arrangements, and rely on legal remedies under PRC law, including contract remedies, which may not be sufficient or effective. If we are unable to maintain effective control, we would not be able to continue to consolidate the financial results of these entities with our financial results.

These contractual arrangements are governed by PRC law and provide for dispute resolution through arbitration in the PRC. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. Under PRC law, if parties to a contract have agreed to resolve disputes arising from the contract by arbitration, a PRC court will not accept a lawsuit initiated at the court by any contract party, unless the agreement for arbitration is invalid. An arbitration award issued by the arbitration commission chosen in accordance with the agreement is final, binding and enforceable against the parties. If any party fails to comply with the arbitration award, the other party has the right to apply with a competent court for enforcement. However, the legal environment in the PRC is not as developed as other jurisdictions such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements, which may make it difficult to exert effective control over our consolidated affiliated entities, and our ability to conduct our business may be negatively affected. In addition, a PRC court or arbitration tribunal may refuse to enforce the contractual arrangements on the grounds that they are designed to circumvent PRC foreign investment restrictions and therefore are against PRC public policy.

If we are unable to enforce these contractual arrangements, or if we suffer significant delay or other obstacles in the process of enforcing these contractual arrangements, our business and operations could be severely disrupted, which could materially and adversely affect our results of operations and damage our reputation. See “—Risks Related to Doing Business in China—Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us.”

The shareholders of our consolidated affiliated entities have potential conflicts of interest with us, which may adversely affect our business.

Mr. Yong Xu, our Chairman, and Yahong Zhao, our Chief Executive Officer, beneficially own approximately 53.22% and 14.58%, respectively, of the total outstanding shares of our company as of May 13, 2015. See “Security Ownership of Management and Certain Beneficial Owners.” Each of Mr. Xu and Ms. Zhao is a director, an executive officer and a shareholder of Huashangjie, UKT and Qianxian Media, our consolidated affiliated entities, holding 73% and 20%, respectively, of the equity interests in each entity. Conflicts of interest between their duties to our company and their duties to, and interests as major shareholders of, Huashangjie, UKT and Qianxian Media may arise. We cannot assure you that Mr. Xu and Ms. Zhao will act entirely in our interests when conflicts of interest arise or that conflicts of interest will be resolved in our favor. In addition, Mr. Xu or Ms.

Zhao could violate their non-competition or employment agreements with us or his legal duties by diverting business opportunities from us, resulting in our loss of corporate opportunities. If we are unable to resolve any such conflicts, or if we suffer significant delays or other obstacles as a result of such conflicts, our business and operations could be severely disrupted, which could materially and adversely affect our results of operations and damage our reputation. See “—Risks Related to Doing Business in China—Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us.”

We may lose the ability to use and enjoy assets held by our consolidated affiliated entities that are material to the operation of our business if any of such entities goes bankrupt or becomes subject to a dissolution or liquidation proceeding.

As part of our contractual arrangements with our consolidated affiliated entities, these entities hold certain assets that are material to the operation of our business, including the ICP license, and the domain names and trademarks for which Huashangjie has exclusive right to use. If any of our consolidated affiliated entities goes bankrupt and all or part of its assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. Under the contractual arrangements, our consolidated affiliated entities may not, in any manner, sell, transfer, mortgage or dispose of their assets or legal or beneficial interests in the business without our prior consent. If any of our consolidated affiliated entities undergoes a voluntary or involuntary liquidation proceeding, the unrelated third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business, financial condition and results of operations.

Our contractual arrangements with our consolidated affiliated entities may result in adverse tax consequences to us.

Under PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities within ten years after the taxable year when the transactions are conducted. The PRC enterprise income tax law requires every enterprise in China to submit its annual enterprise income tax return together with a report on transactions with its related parties to the relevant tax authorities. The tax authorities may impose reasonable adjustments on taxation if they have identified any related party transactions that are inconsistent with arm’s length principles. We may be subject to adverse tax consequences if the PRC tax authorities were to determine that the contracts between Huashang, our PRC subsidiary, and each of Huashangjie, UKT and Qianxian Media, our consolidated affiliated entities, were not on an arm’s length basis and therefore constitute a favorable transfer pricing arrangements. If this occurs, the PRC tax authorities could request that each of Huashangjie, UKT and Qianxian Media adjust its taxable income, if any, upward for PRC tax purposes. Such a pricing adjustment could adversely affect us by increasing our consolidated affiliated entities’ tax expenses without reducing our tax expenses, which could subject our consolidated affiliated entities to late payment fees and other penalties for underpayment of taxes.

We may be adversely affected by the complexity, uncertainties and changes in PRC regulation of Internet business and companies.

The Internet industry in China is highly regulated by the PRC government and numerous regulatory authorities of the central PRC government are empowered to issue and implement regulations governing various aspects of the Internet industry including foreign ownership of and licensing and permit requirements pertaining to companies in the internet industry. See “Business – Government Regulation.” These Internet-related laws and regulations are relatively new and evolving, and their interpretation and enforcement involve significant uncertainty. As a result, in certain circumstances, it may be difficult to determine what actions or omissions may be deemed to be in violation of applicable laws and regulations. Our consolidated affiliated entities are required to obtain and maintain applicable licenses or approvals from different regulatory authorities in order to provide their current services, including but not limited to the ICP license with electronic bulletin boards service, the Surveying and Mapping Qualification Certificate for internet mapping and the Employment Agency License.

Furthermore, our consolidated affiliated entities may be required to obtain additional licenses. If any of them fails to obtain or maintain any of the required licenses or approvals, its continued business operations in the Internet industry may subject it to various penalties, such as confiscation of illegal net sales, fines and the discontinuation or restriction of its operations. Any such disruption in the business operations of our consolidated affiliated entities will materially and adversely affect our business, financial condition and results of operations.

Regulation and censorship of information distribution over the Internet in China may adversely affect our business, and we may be liable for information displayed on, retrieved from or linked to our website.

The PRC government has adopted regulations governing Internet access and the distribution of information over the internet. Under these regulations, internet content providers and Internet publishers are prohibited from posting or displaying over the internet content that, among other things, violates PRC laws and regulations, impairs the national dignity of China or the public interest, or is reactionary, obscene, superstitious, fraudulent or defamatory. Failure to comply with these requirements may result in the revocation of licenses to provide Internet content and other licenses, the closure of the concerned websites and reputational harm. A website operator may also be held liable for such censored information displayed on or linked to its website. For a detailed discussion, see “Business – Government Regulation—Regulations on Value-Added Telecommunication Services” and “Business – Government Regulation—Regulations on Information Security and Censorship.”

The PRC government may determine that the VIE Agreements are not in compliance with applicable PRC laws, rules and regulations.

Huashang manages and operates our operations pursuant to the rights its holds under the VIE Agreements.  Almost all economic benefits and risks arising from the operations of our VIEs, Huashangjie, UKT and Qianxian Media are transferred to Huashang under these agreements.  For a description of the VIE Agreements, see “Certain Relationships and Related Transactions, and Director Independence – Yinhang Internet Technologies Development, Inc. and its Affiliated Entities.”

There are risks involved with the operation of our business in reliance on the VIE Agreements, including the risk that the VIE Agreements may be determined by PRC regulators or courts to be unenforceable.  If the VIE Agreements were for any reason determined to be in breach of any existing or future PRC laws or regulations, the relevant regulatory authorities would have broad discretion in dealing with such breach, including:

●	imposing economic penalties;
●	discontinuing or restricting the operations of Huashang, Huashangjie, UKT or Qianxian Media;
●	imposing conditions or requirements in respect of the VIE Agreements with which Huashang, Huashangjie, UKT or Qianxian Media may not be able to comply;
●	requiring our company to restructure the relevant ownership structure or operations;
●	taking other regulatory or enforcement actions that could adversely affect our company’s business; and
●	revoking the business licenses and/or the licenses or certificates of Huashang, and/or voiding the VIE Agreements.

Any of these actions could adversely affect our ability to manage, operate and gain the financial benefits of Huashangjie, UKT and Qianxian Media, which would have a material adverse impact on our business, financial condition and results of operations.

Our ability to manage and operate Huashangjie, UKT and Qianxian Media under the VIE Agreements may not be as effective as direct ownership.

We conduct our business in the PRC and generate virtually all of our revenues through the VIE Agreements. Our plans for future growth are based substantially on growing the operations of Huashangjie, UKT and Qianxian Media. However, the VIE Agreements may not be as effective in providing us with control over Huashangjie, UKT and Qianxian Media as direct ownership.  Under the VIE Agreements, as a legal matter, if any of Huashangjie, UKT or Qianxian Media fails to perform its obligations under these contractual arrangements, we may have to (i) incur substantial costs and resources to enforce such arrangements, and (ii) rely on legal remedies under PRC law, which we cannot be sure would be effective. Therefore, if we are unable to effectively control Huashangjie, UKT and Qianxian Media, it may have an adverse effect on our ability to achieve our business objectives and grow our revenues.

As the VIE Agreements are governed by PRC law, we would be required to rely on PRC law to enforce our rights and remedies under them; PRC law may not provide us with the same rights and remedies as are available in contractual disputes governed by the law of other jurisdictions.

The VIE Agreements are governed by the PRC law and provide for the resolution of disputes through arbitral proceedings pursuant to PRC law. If any of Huashangjie, UKT and Qianxian Media or its shareholders fail to perform the obligations under the VIE Agreements, we would be required to resort to legal remedies available under PRC law, including seeking specific performance or injunctive relief, or claiming damages. We cannot be sure that such remedies would provide us with effective means of causing Huashangjie, UKT and Qianxian Media to meet their obligations, or recovering any losses or damages as a result of non-performance. Further, the legal environment in China is not as developed as in other jurisdictions. Uncertainties in the application of various laws, rules, regulations or policies in PRC legal system could limit our liability to enforce the VIE Agreements and protect our interests.

The payment arrangement under the VIE Agreements may be challenged by the PRC tax authorities.

We generate our revenues through the payments we receive pursuant to the VIE Agreements. We could face adverse tax consequences if the PRC tax authorities determine that the VIE Agreements were not entered into based on arm’s length negotiations. For example, PRC tax authorities may adjust our income and expenses for PRC tax purposes which could result in our being subject to higher tax liability, or cause other adverse financial consequences.

Our directors, officers and principal stockholders have potential conflicts of interest with our company which may adversely affect our business.

Yong Xu, our Chairman, and Yahong Zhao, our Chief Executive Officer, are directors, officers and principal stockholders of our company who are also officers and principal stockholders of Huashangjie, UKT and Qianxian Media.  There could be conflicts that arise from time to time between our interests and the interests of Mr. Xu or Ms. Zhao. There could also be conflicts that arise between us and Huashangjie, UKT and Qianxian Media that would require Mr. Xu and Ms. Zhao to vote on corporate actions necessary to resolve the conflict. There can be no assurance in any such circumstances that Mr. Xu and Ms. Zhao will vote their shares in our best interest or otherwise act in the best interests of our company.  If Mr. Xu or Ms. Zhao fail to act in our best interests, our operating performance and future growth could be adversely affected.

If Huashang exercises the purchase option it holds over the share capital of Huashangjie, UKT or Qianxian Media pursuant to the VIE Agreements, the payment of the purchase price could materially and adversely affect our financial position.

Under the VIE Agreements, the shareholders of Huashangjie, UKT and Qianxian Media have granted Huashang an option for thirty years beginning from the effective date of the agreement (or longer if the term of the option is extended) or the maximum period of time permitted by law to purchase all of their equity interests at a price equal to the capital paid in by the transferors, adjusted pro rata for the purchase of less than all of the equity interest, unless applicable PRC laws and regulations require an appraisal or stipulate other restrictions regarding the purchase price of the equity interest.  As each of Huashangjie, UKT and Qianxian Media is already our contractually controlled affiliate, Huashang’s exercise of the option would not bring immediate benefits to our company, and payment of the purchase prices could adversely affect our financial position.

Risks Related to Doing Business in China

The PRC government exerts substantial influence over the manner in which we must conduct our business activities.

The PRC government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Our business depends on China’s economic growth.

Our business and prospects depend on the rate of economic growth in the PRC which, in turn, affects demand for iron and steel. The PRC economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange, and allocation of resources. The PRC economy has grown significantly in recent years; however, we cannot assure you that such growth will continue.  If the PRC’s economic growth slows or if the PRC economy experiences a recession, the demand for our products may decrease and our business, financial condition and results of operations may be materially and adversely affected.

In 2008 and 2009, the economies of the US, Europe and certain countries in Asia experienced a severe and prolonged recession and China experienced a slowdown in growth, which led to a reduction in economic activity. Any prolonged slowdown of the PRC economy in the future could have a material adverse effect on our business, financial condition and results of operations.

Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us.

The PRC legal system is based on written statutes. Unlike common law systems, it is a system in which legal cases have limited value as precedents. In the late 1970s, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly increased the protections afforded to various forms of foreign or private-sector investment in China. Our PRC subsidiary, Huashang, is a wholly foreign owned enterprise and is subject to laws and regulations applicable to wholly foreign owned enterprises, as well as various PRC laws and regulations generally applicable to companies in China. However, since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules (some of which are not published in a timely manner or at all) that may have retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, and any failure to respond to changes in the regulatory environment in China could materially and adversely affect our business and impede our ability to continue our operations.

Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations.

Substantially all of our assets and all of our users are located in China. Accordingly, our business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic and social conditions in China generally and by continued economic growth in China as a whole.

China’s economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the PRC government has implemented measures since the late 1970s emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the PRC government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over the PRC economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

While China’s economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy, and may slow down in the future. Some of the government measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. Any stimulus measures designed to boost the Chinese economy may contribute to higher inflation, which could adversely affect our results of operations and financial condition. For example, certain operating costs and expenses, such as employee compensation and office operating expenses, may increase as a result of higher inflation.

Under the EIT Law, we may be classified as a PRC “resident enterprise” for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to us and our non-PRC shareholders and have a material adverse effect on our results of operations and the value of your investment.

Under the PRC Enterprise Income Tax Law, or the EIT Law, that became effective on January 1, 2008, an enterprise established outside the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. Under the implementation rules to the EIT Law, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise. In addition, a circular, known as SAT Circular 82, issued in April 2009 and amended in January 2014 by the State Administration of Taxation, or the SAT, specifies that certain offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as PRC resident enterprises if the following are located or resident in the PRC: senior management personnel and departments that are responsible for daily production, operation and management; financial and personnel decision making bodies; key properties, accounting books, company seal, and minutes of board meetings and shareholders’ meetings; and half or more of the senior management or directors having voting rights. Further to SAT Circular 82, the SAT issued a bulletin, known as SAT Bulletin 45, which took effect in September 2011, to provide more guidance on the implementation of SAT Circular 82 and clarify the reporting and filing obligations of such “Chinese-controlled offshore incorporated resident enterprises.” SAT Bulletin 45 provides procedures and administrative details for the determination of resident status and administration on post-determination matters. Although both SAT Circular 82 and SAT Bulletin 45 only apply to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreign individuals, the determining criteria set forth in SAT Circular 82 and SAT Bulletin 45 may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, PRC enterprise groups or by PRC or foreign individuals.

We do not believe that Huashangjie, UKT, Qianxian, Huashang, Yinhang HK or the Company meet all of the conditions above thus we do not believe that that Huashangjie, UKT, Qianxian, Huashang, Yinhang HK or the Company  is a PRC resident enterprise, though some of the members of our management team as well as the management team of our offshore holding companies are located in China. However, if the PRC tax authorities determine that that Huashangjie, UKT, Qianxian, Huashang, Yinhang HK or the Company is a PRC resident enterprise for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we or our offshore subsidiaries will be subject to the uniform 25% enterprise income tax on our world-wide income, which could materially reduce our net income. In addition, we will also be subject to PRC enterprise income tax reporting obligations.

Furthermore, although dividends paid by one PRC tax resident enterprise to an offshore incorporated PRC resident enterprise controlled by PRC enterprises or PRC enterprise groups should qualify as “tax-exempt income” under the EIT Law and Bulletin 45, we cannot assure you that dividends paid by our PRC subsidiaries to CCIC HK will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax on dividends, and the PRC tax authorities have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes but not controlled by PRC enterprises or PRC enterprise groups.

Finally, dividends payable by us to our investors and gains on the sale of our shares may be become subject to PRC withholding tax.

We may not be able to obtain certain benefits under relevant tax treaty on dividends paid by our PRC subsidiaries to us through Yinhang HK.

We are a holding company incorporated under the laws of Nevada and as such rely on dividends and other distributions on equity from our PRC subsidiaries to satisfy part of our liquidity requirements. Pursuant to the EIT Law, a withholding tax rate of 10% currently applies to dividends paid by a PRC “resident enterprise” to a foreign enterprise investor, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for preferential tax treatment. Pursuant to a Notice 112 issued by the SAT in January 2008 and the Arrangement between the Mainland China and the Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion, or the Double Taxation Arrangement (Hong Kong), such withholding tax rate may be lowered to 5% if the PRC enterprise is at least 25% held by a Hong Kong enterprise at all times within the 12-month period immediately prior to distribution of the dividends and is determined by the relevant PRC tax authority to have satisfied other conditions and requirements under the Double Tax Avoidance Arrangement (Hong Kong) and other applicable PRC laws. Pursuant to a SAT Circular 601 issued by the SAT in October 2009, non-resident enterprises that cannot provide valid supporting documents as “beneficial owners” may not be approved to enjoy tax treaty benefits, and “beneficial owners” refers to individuals, enterprises or other organizations which are normally engaged in substantive operations. These rules also set forth certain adverse factors on the recognition of a “beneficial owner”. Specifically, they expressly exclude a “conduit company,” or any company established for the purposes of avoiding or reducing tax obligations or transferring or accumulating profits and not engaged in actual operations such as manufacturing, sales or management, from being a “beneficial owner.” Whether a non-resident company may obtain tax benefits under the relevant tax treaty will be subject to approval of the relevant PRC tax authority and will be determined by the PRC tax authority on a case-by-case basis. In June 2012, the SAT further provides in an announcement that a comprehensive analysis should be made when determining the beneficial owner status based on various factors supported by documents including the articles of association, financial statements, records of cash movements, board meeting minutes, board resolutions, staffing and materials, relevant expenditures, functions and risk assumption as well as relevant contracts and other information. Our Hong Kong subsidiary has not applied for the approval for a withholding tax rate of 5% from the local tax authority as our PRC subsidiaries have not paid dividends due to their loss-making status in the past and will not be able to pay dividends in the future until they have achieved accumulated profits. We plan to have our Hong Kong subsidiary assume some managerial and administrative functions, as well as conduct other business functions in the future. Once we implement such a plan, we do not believe that our Hong Kong subsidiary will be considered a conduit company as defined under SAT Circular 601. However, our Hong Kong subsidiary as currently situated may be considered a conduit company and we cannot assure you that the relevant PRC tax authority will agree with our view when our Hong Kong subsidiary applies to obtain tax benefits under the relevant tax treaty in the future. As a result, although our PRC subsidiary is currently wholly owned by our Hong Kong subsidiary, we may not be able to enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement (Hong Kong) and therefore be subject to withholding tax at a rate of 10% with respect to dividends to be paid by our PRC subsidiaries to Yinhang HK

Enhanced scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on potential acquisitions we may pursue in the future.

In connection with the EIT Law, the Ministry of Finance and the SAT jointly issued a SAT Circular 59 in April 2009, and the SAT issued a SAT Circular 698 in December 2009. Both SAT Circular 59 and Circular 698 became effective retroactively on January 1, 2008.

According to SAT Circular 698, where a non-resident enterprise transfers the equity interests of a PRC “resident enterprise” indirectly by disposition of the equity interests of an overseas holding company, or an Indirect Transfer, and the overseas holding company is located in a tax jurisdiction that: (1) has an effective tax rate less than 12.5% or (2) does not tax foreign income of its residents, the non-resident enterprise, being the transferor, must report to the relevant tax authority of the PRC “resident enterprise” this Indirect Transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC withholding tax at a rate of up to 10%. SAT Circular 698 also provides that, where a non-PRC resident enterprise transfers its equity interests in a PRC “resident enterprise” to its related parties at a price lower than the fair market value, the relevant tax authority has the power to make a reasonable adjustment to the taxable income of the transaction. In addition, the PRC “resident enterprise” is supposed to provide necessary assistance to support the enforcement of SAT Circular 698.

There is little guidance and practical experience as to the application of SAT Circular 698, and it is possible that the PRC tax authorities would pursue our offshore shareholders to conduct a filing regarding our offshore restructuring transactions where non-resident investors were involved and would request our PRC subsidiary to assist in providing such disclosures. In addition, if our offshore subsidiaries are deemed to lack substance they could be disregarded by the PRC tax authorities. As a result, we and our non-resident investors may become at risk of being taxed under SAT Circular 698 and may be required to expend valuable resources to comply with SAT Circular 698 or to establish that we should not be taxed under SAT Circular 698, which may have a material adverse effect on our financial condition and results of operations or the non-resident investors’ investments in us.

By promulgating and implementing these circulars, the PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of equity interests in a PRC resident enterprise by a non-resident enterprise. The PRC tax authorities have the discretion under SAT Circular 59 and SAT Circular 698 to make adjustments to the taxable capital gains based on the difference between the fair value of the equity interests transferred and the cost of investment. Although we currently have no confirmed plans to pursue any acquisitions in China or elsewhere in the world, we may pursue acquisitions in the future that may involve complex corporate structures. If we are considered a non-resident enterprise under the EIT Law and if the PRC tax authorities make adjustments under SAT Circular 59 or SAT Circular 698, our income tax costs associated with such potential acquisitions will be increased, which may have an adverse effect on our financial condition and results of operations.

PRC regulations establish complex procedures for some acquisitions of PRC companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

Six PRC regulatory agencies promulgated regulations effective on September 8, 2006 that are commonly referred to as the M&A Rules. See “Business—Government Regulation.” The M&A Rules establish procedures and requirements that could make some acquisitions of PRC companies by foreign investors more time-consuming and complex, including requirements in some instances that the Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. In addition, national security review rules issued by the PRC governmental authorities in 2011 require acquisitions by foreign investors of domestic companies engaged in military-related or certain other industries that are crucial to national security to be subject to prior security review. Moreover, the Anti-Monopoly Law requires that the Ministry of Commerce shall be notified in advance of any concentration of undertaking if certain thresholds are triggered. We may expand our business in part by acquiring complementary businesses. Complying with the requirements of the M&A Rules, security review rules and other PRC regulations to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the Ministry of Commerce, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

PRC regulations relating to offshore investment activities by PRC residents may limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits to us, limit our ability to inject capital into our PRC subsidiaries, or otherwise expose us to liability and penalties under PRC law.

The PRC State Administration of Foreign Exchange, or the SAFE, promulgated in October 2005 a SAFE Circular 75 that requires PRC citizens or residents to register with SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas equity financing involving a roundtrip investment whereby the offshore entity acquires or controls onshore assets or equity interests held by the PRC citizens or residents. In addition, such PRC citizens or residents must update their SAFE registrations when the offshore special purpose vehicle undergoes material events relating to increases or decreases in investment amount, transfers or exchanges of shares, mergers or divisions, long-term equity or debt investments, external guarantees, or other material events that do not involve roundtrip investments. Subsequent regulations further clarified that PRC subsidiaries of an offshore company governed by the SAFE regulations are required to coordinate and supervise the filing of SAFE registrations in a timely manner by the offshore holding company’s shareholders who are PRC citizens or residents. If these shareholders fail to comply, the PRC subsidiaries are required to report to the local SAFE branches. See “Business—Government Regulation—Regulation on Offshore Financing.” If our shareholders who are PRC citizens or residents do not complete their registration with the local SAFE branches, our PRC subsidiary may be prohibited from distributing its profits and proceeds from any reduction in capital, share transfer or liquidation to us, and we may be restricted in our ability to contribute additional capital to our PRC subsidiary. Moreover, failure to comply with the various SAFE registration requirements described above could result in liabilities for our PRC subsidiary under PRC laws for evasion of applicable foreign exchange restrictions, including (1) the requirement by SAFE to return the foreign exchange remitted overseas within a period specified by SAFE, with a fine of up to 30% of the total amount of foreign exchange remitted overseas and deemed to have been evasive and (2) in circumstances involving serious violations, a fine of no less than 30% of and up to the total amount of remitted foreign exchange deemed evasive. Furthermore, the persons-in-charge and other persons at our PRC subsidiary who are held directly liable for the violations may be subject to criminal sanctions.

These foreign exchange regulations provide that PRC residents include both PRC citizens, meaning any individual who holds a PRC passport or resident identification card, and individuals who are non-PRC citizens but primarily reside in the PRC due to their economic ties to the PRC. We have requested PRC residents holding direct or indirect interest in our company to our knowledge to make the necessary applications, filings and amendments as required under SAFE Circular 75 and other related rules. However, we cannot assure you that all of our shareholders who are PRC citizens and hold interests in us have registered with the local SAFE branch as required under SAFE Circular 75. In addition, we may not be informed of the identities of all the PRC residents holding direct or indirect interest in our company, and we cannot provide any assurances that these PRC residents will comply with our request to make or obtain any applicable registrations or comply with other requirements required by SAFE Circular 75 or other related rules. A failure by our PRC resident shareholders or future PRC resident shareholders to comply with the SAFE regulations, if SAFE requires it, could subject us to fines or other legal sanctions, restrict our cross-border investment activities, limit our PRC subsidiary’s ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

Furthermore, it is unclear how these regulations, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. We cannot predict how these regulations will affect our business operations or future strategy. For example, we may be subject to a more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may adversely affect our financial condition and results of operations. In addition, if we decide to acquire a PRC domestic company, either we or the owners of such company, as the case may be, may not be able to obtain the necessary approvals or complete the necessary filings and registrations required by the foreign exchange regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

Our PRC subsidiary is subject to restrictions on paying dividends or making other payments to us, which may restrict our ability to satisfy our liquidity requirements.

We are a holding company incorporated in Nevada. We may need dividends and other distributions on equity from our PRC subsidiary to satisfy our liquidity requirements. Current PRC regulations permit our PRC subsidiary to pay dividends to us only out of its accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, our PRC subsidiary is required to set aside at least 10% of its accumulated profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital. Our PRC subsidiary also may allocate a portion of its after-tax profits based on PRC accounting standards to employee welfare and bonus funds at their discretion. These reserves are not distributable as cash dividends. Further, if our PRC subsidiary incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments to us, which may restrict our ability to satisfy our liquidity requirements. See “Business—Government Regulation—Regulations on Dividend Distribution.”

Discontinuation of any of the preferential tax treatments and government subsidies or imposition of any additional taxes and surcharges could adversely affect our financial condition and results of operations.

The EIT Law and its implementing rules have adopted a uniform statutory enterprise income tax rate of 25% to all enterprises in China. The EIT Law and its implementing rules also permit qualified “high and new technology enterprises,” or HNTEs, to enjoy a preferential enterprise income tax rate of 15% upon filing with relevant tax authorities. The qualification as a HNTE generally has a valid term of three years and the renewal of such qualification is subject to review by the relevant authorities in China. Huashangjie obtained HNTE certification and its expiration date is October 30, 2017. Therefore, Huashangjie is eligible to enjoy a preferential tax rate of 15% until October 31, 2017 to the extent it has taxable income under the EIT Law, as long as it maintains the HNTE qualification and obtain approval from the relevant tax authority. UKT and Qianxian Media, which do not have HNTE qualification, are subject to a tax rate of 25%. If Huashangjie fails to maintain its HNTE certification or renew its certification when its current term expires, its applicable enterprise income tax rate may increase to 25%, which could have an adverse effect on our financial condition and results of operations.

In addition, our PRC subsidiary and consolidated affiliated entities have received various financial subsidies from PRC local government authorities. The financial subsidies are discretionary incentives and policies adopted by PRC local government authorities. Local governments may decide to change or discontinue such financial subsidies at any time. The discontinuation of such financial subsidies or imposition of any additional taxes could adversely affect our financial condition and results of operations.

Fluctuations in exchange rates could have a material adverse effect on our results of operations and the value of your investment.

Substantially all of our revenues and expenditures are denominated in RMB. As the functional currency for our PRC subsidiary and consolidated affiliated entities is RMB, fluctuations in the exchange rate may cause us to incur foreign exchange losses on any foreign currency holdings they may have. In addition, appreciation or depreciation in the value of the Renminbi relative to the U.S. dollar would affect our financial results in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. If we decide to convert our RMB into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us.

The value of the Renminbi against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions and China’s foreign exchange policies. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar, and the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. However, the People’s Bank of China regularly intervenes in the foreign exchange market to limit fluctuations in Renminbi exchange rates and achieve policy goals. During the period between July 2008 and June 2010, the exchange rate between the RMB and the U.S. dollar had been stable and traded within a narrow range. However, the Renminbi fluctuated significantly during that period against other freely traded currencies, in tandem with the U.S. dollar. Since June 2010, the Renminbi has started to slowly appreciate against the U.S. dollar, though there have been periods recently when the U.S. dollar has appreciated against the Renminbi. It is difficult to predict how long the current situation may last and when and how the relationship between the Renminbi and the U.S. dollar may change again.

There remains significant international pressure on the PRC government to adopt a flexible currency policy. Any significant appreciation or depreciation of the Renminbi may materially and adversely affect our revenues, earnings and financial position.

Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency. As a result, fluctuations in exchange rates may have a material adverse effect on your investment.

We may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption laws, and any determination that we violated these laws could have a material adverse effect on our business.

We are subject to the Foreign Corrupt Practice Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by US persons and issuers as defined by the statute, for the purpose of obtaining or retaining business. We have operations, agreements with third parties and we make the majority of our sales in China. PRC also strictly prohibits bribery of government officials. Our activities in China create the risk of unauthorized payments or offers of payments by the employees, consultants, sales agents or distributors of our Company, even though they may not always be subject to our control. It is our policy to implement safeguards to discourage these practices by our employees. However, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, sales agents or distributors of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA or Chinese anti-corruption laws may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the US government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

Uncertainties with respect to the PRC legal system could limit the legal protections available to you and us.

We conduct substantially all of our business through our affiliated entities in the PRC.  Our principal operating subsidiary and affiliates, Huashang, Huashangjie, UKT and Qianxian Media are subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to foreign-invested enterprises. The PRC legal system is based on written statutes, and prior court decisions may be cited for reference but have limited precedential value. Since 1979, a series of new PRC laws and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since the PRC legal system continues to evolve rapidly, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involves uncertainties, which may limit legal protections available to you and us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention. In addition, all of our executive officers and all of our directors are residents of China and not of the US, and substantially all the assets of these persons are located outside the US.  As a result, it could be difficult for investors to effect service of process in the US or to enforce a judgment obtained in the US against our Chinese operations, subsidiary and affiliate.

You may have difficulty enforcing judgments against us.

We are a Nevada holding company, but Yinhang HK is a Hong Kong company, and our principal operating subsidiary and affiliates, Huashang, Huashangjie, UKT and Qianxian Media are located in the PRC.  Most of our assets are located outside the US and most of our current operations are conducted in the PRC. In addition, all of our directors and officers are residents of China.  Substantially all of the assets of these persons is located outside the US. As a result, it may be difficult for you to effect service of process within the US upon these persons. It may also be difficult for you to enforce in US courts judgments predicated on the civil liability provisions of the US federal securities laws against us and our officers and directors. In addition, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of US courts. The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. Courts in China may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other arrangements that provide for the reciprocal recognition and enforcement of foreign judgments with the US. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates basic principles of PRC law or national sovereignty, security or the public interest. So it is uncertain whether a PRC court would enforce a judgment rendered by a court in the US.

Future inflation in China may inhibit our ability to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and highly fluctuating rates of inflation. During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%. These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products and our company.

Risks Relating to Our Common Stock and Our Status as a Public Company

Our common stock is quoted on OTC Pink Limited which may have an unfavorable impact on our stock price and liquidity.

Our common stock is quoted on OTC Pink Limited under the symbol "BISN." The trading market for securities of companies quoted on OTC Pink Limited or other quotation systems is substantially less liquid than the average trading market for companies listed on a national securities exchange.  The quotation of our shares on OTC Pink Limited or other quotation system may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the market price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future.

We do not intend to pay cash dividends on our common stock.

We have not declared or paid any cash dividends on our common stock nor do we anticipate paying any in the foreseeable future. Furthermore, we expect to retain any future earnings to finance our operations and expansion. The payment of cash dividends in the future will be at the discretion of our Board of Directors and will depend upon our earnings levels, capital requirements, any restrictive loan covenants and other factors the Board considers relevant.

Substantially all of our revenues will be earned by Huashang, our PRC subsidiary, and our PRC affiliates, Huashangjie, UKT and Qianxian Media. PRC regulations restrict the ability of our PRC subsidiary to make dividends and other payments to our company, its offshore parent company.  PRC legal restrictions permit payments of dividend by our PRC subsidiary only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations.  Our PRC subsidiary also is required under PRC laws and regulations to allocate at least 10% of its annual after-tax profits determined in accordance with PRC GAAP to a statutory general reserve fund until the amounts in said fund reaches 50% of its registered capital. Allocations to this statutory reserve fund can only be used for specific purposes and are not transferable to us in the form of loans, advances or cash dividends. Any limitations on the ability of our PRC subsidiary to transfer funds to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

Certain of our stockholders have substantial influence over our company, and their interests may not be aligned with the interests of our other stockholders.

Yong Xu, our Chairman, owns approximately 53.22% of our outstanding shares and Yahong Zhao, our Chief Executive Officer, owns approximately 14.58% of our outstanding shares. In addition, four other former stockholders of Yinhang own in the aggregate approximately 30.10% of our outstanding shares.  As a result, Mr. Xu, Ms. Zhao and the other former shareholders of Yinhang have significant influence over our business, including decisions regarding mergers, consolidations, the sale of all or substantially all of our assets, election of directors and other significant corporate actions. As a result of this concentration of ownership, you and our other stockholders, acting alone, may not have the ability to determine the outcome of matters requiring stockholder approval, including the election of our directors or significant corporate transactions. In addition, this concentration of ownership, which is not subject to any voting restrictions, may discourage, delay or thwart efforts by third parties to take-over or effect a change in control of our company which could deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our company, and may limit the price that investors are willing to pay for our common stock.

Our management is not familiar with the United States securities laws.

Our management is generally unfamiliar with the requirements of the US securities laws and may not appreciate the need to devote the resources necessary to comply with such laws. A failure to adequately respond to applicable securities laws could lead to investigations by the Securities and Exchange Commission (“SEC”) and other regulatory authorities that could be costly, divert management's attention and disrupt our business.

Our accounting personnel who are primarily responsible for the preparation and supervision of the preparation of our financial statements under generally accepted accounting principles in the US have had no education or training in US GAAP and SEC rules and regulations pertaining to financial reporting, which could impact our ability to prepare our financial statements and convert our books and records to US GAAP.

We maintain our books and records in accordance with generally accepted accounting principles in the PRC, or PRC GAAP. Our accounting personnel in the PRC who have the primary responsibilities of preparing and supervising the preparation of financial statements under US GAAP have had no education or training in US GAAP and related SEC rules and regulations. As such, they may be unable to identify potential accounting and disclosure issues that may arise upon the conversion of our books and records from PRC GAAP to US GAAP, which could affect our ability to prepare our financial statements in accordance with US GAAP. We have taken steps to ensure that our financial statements are in accordance with US GAAP, including our hiring of a US accounting firm to work with our PRC accounting personnel and management to convert our books and records to US GAAP and prepare our financial statements. However, the measures we have taken may not be sufficient to mitigate the foregoing risks. Furthermore, the need to comply with US GAAP may require us to expend substantial amounts of resources and time that could divert our management’s attention and disrupt our business.

We will incur significant costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance requirements, including establishing and maintaining internal controls over financial reporting, and we may be exposed to potential risks if we are unable to comply with these requirements.

As a public company we will incur significant legal, accounting and other expenses under the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), together with rules implemented by the Securities and Exchange Commission and applicable market regulators. These rules impose various requirements on public companies, including requiring certain corporate governance practices.  Our management and other personnel will need to devote a substantial amount of time to these requirements. These rules will increase our legal and financial costs and will make some activities more time-consuming and costly.

PRC companies have historically not adopted a Western style of management and financial reporting concepts and practices, which include strong corporate governance, internal controls and, computer, financial and other control systems. Most of our middle and top management staff are not educated and trained in the Western system, and we may have difficulty hiring new employees in the PRC with such training.  As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure controls and procedures. In particular, we must perform system and process evaluations and testing of our internal controls over financial reporting to allow management to report on the effectiveness of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Compliance with Section 404 may require that we incur substantial accounting expenses and expend significant management efforts. When we completed the acquisition of Yinhang, we adopted the financial reporting controls and disclosure controls and procedures of Huashangjie, UKT and Qianxian Media, the affiliated entities of Yinhang. The financial controls and disclosure controls and procedures of Huashangjie, UKT and Qianxian Media are not adequate for a public company.  Among others weaknesses, the lack of familiarity of our accounting staff with US GAAP constitutes a material weakness in our controls for financial reporting.  We have taken steps to rectify this weakness, including hiring a US accounting firm to work with our management and accounting personnel. There is no assurance, however, that the steps taken to date will be sufficient to rectify this material weakness. In the event that we fail to remedy the weaknesses in our controls over financial reporting and adopt appropriate disclosure controls and procedures, our financial reporting may be deficient and we may fail to comply with the reporting requirements of the Securities Exchange Act and other US securities laws,  in which event, the market price of our common stock could decline if investors and others lose confidence in the reliability of our financial statements and we could be subject to sanctions or investigations by the SEC or other applicable regulatory authorities.

If we become directly subject to the recent scrutiny, criticism and negative publicity involving U.S. publicly-traded Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations, stock price and reputation and could result in a loss of your investment in our stock, especially if such matter cannot be addressed and resolved favorably.

Recently, U.S. public companies that have substantially all of their operations in China, particularly companies that have completed reverse merger transactions, have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the United States Securities and Exchange Commission. Much of the scrutiny, criticism and negative publicity have focused on financial and accounting irregularities and mistakes, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result of the scrutiny, criticism and negative publicity, the publicly traded stock of many Chinese companies has sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to stockholder lawsuits, SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what affect this sector-wide scrutiny, criticism and negative publicity will have on our company, our business and our stock price. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend our company. This situation will be costly and time consuming and distract our management from growing our company. If such allegations are not proven to be groundless, our company and business operations will be severely impacted and your investment in our stock could be rendered worthless.

The market price of our common stock can become volatile, leading to the possibility of its value being depressed at a time when you may want to sell your holdings.

The market price of our common stock can become volatile. Numerous factors, many of which are beyond our control, may cause the market price of our common stock to fluctuate significantly. These factors include:

●	our earnings releases, actual or anticipated changes in our earnings, fluctuations in our operating results or our failure to meet the expectations of financial market analysts and investors;
●	changes in financial estimates by us or by any securities analysts who might cover our stock;
●	speculation about our business in the press or the investment community;
●	significant developments relating to our relationships with our customers or suppliers;
●	stock market price and volume fluctuations of other publicly traded companies and, in particular, those that are in our industry;

●	customer demand for our products;
●	investor perceptions of our industry in general and our Company in particular;
●	the operating and stock performance of comparable companies;
●	general economic conditions and trends;
●	announcements by us or our competitors of new products, significant acquisitions, strategic partnerships or divestitures;
●	changes in accounting standards, policies, guidance, interpretation or principles;
●	loss of external funding sources; and
●	sales of our common stock, including sales by our directors, officers or significant stockholders; and departures of key personnel.

Securities class action litigation is often instituted against companies following periods of volatility in their stock price. Should this type of litigation be instituted against us, it could result in substantial costs to us and divert our management’s attention and resources.

Moreover, securities markets may from time to time experience significant price and volume fluctuations for reasons unrelated to the operating performance of particular companies. These market fluctuations may adversely affect the price of our common stock and other interests in our Company at a time when you want to sell your interest in us.

Our common stock is subject to the "Penny Stock" Rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (a) that a broker or dealer approve a person's account for transactions in penny stocks; and (b) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must: (a) obtain financial information and investment experience and objectives of the person; and (b) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form: (a) sets forth the basis on which the broker or dealer made the suitability determination; and (b) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common shares and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

On May 13, 2015, we entered into and closed a share exchange agreement, or the Share Exchange Agreement, with Yinhang Internet Technologies Development, Inc., a Nevada corporation (“Yinhang”) and the stockholders of Yinhang (the “Yinhang Stockholders”), pursuant to which we acquired 100% of the issued and outstanding capital stock of Yinhang in exchange for a total of 758,116,662 shares of our common stock (the “Share Exchange” or the “Yinhang Acquisition”).   The foregoing description of the terms of the Share Exchange Agreement is qualified in its entirety by reference to the provisions of the Share Exchange Agreement filed as Exhibit 2.1 to this report, which are incorporated herein by reference. After giving effect to the Share Exchange, we had outstanding 800,000,000 shares of common stock, representing all of our authorized shares of common stock.

As a result of the Share Exchange, Yinhang became our wholly-owned subsidiary, and we now own all of the outstanding capital stock of Yinhang HK, which in turn owns all of the outstanding capital stock of Huashang, a Chinese limited company.

Yinhang HK was established in Hong Kong on June 4, 2014 to serve as an intermediate holding company.  Huashang was established in the PRC on August 8, 2014, and on August 5, 2014 the local government of the PRC issued a certificate of approval regarding the foreign ownership of Huashang by Yinhang HK.

Prior to February 5, 2015, none of Yinhang, Yinhang HK or Huashang,Yinhang’s indirect wholly-owned subsidiary and a wholly-foreign owned enterprise under PRC law,  had any operations.

On February 5, 2015, Huashang entered into the VIE Agreements with each of Beijing Huashangjie Electronic Business Service Co., Ltd. (“Huashangjie” or “HSJ”),  Beijing UKT Investment Management Co., Ltd. (“UKT”), and Beijing Qianxian Media Advertising Co., Ltd. (“Qianxian Media”), and their respective shareholders, pursuant to which Huashang effectively controls the operations of Huashangjie, UKT and Qianxian Media and is entitled to receive the pre-tax profits of each of Huashangjie, UKT and Qianxian Media.

Huashangjie operates an Internet information service which provides a classified information platform to end user merchants who advertise their products or services on its website. Huashangjie’s platform provides merchants with an affordable and effective marketing channel to reach a broad and targeted local consumer base. Through “3ghuashang.com” and “HS.cn” website and mobile applications, the platform contains a vast amount of credible and up-to-date local information in approximately 34 provinces, including about 8,000 counties, across diverse content categories, including housing, jobs, used goods, automotive, pets, tickets, yellow pages and other local services. Huashangjie was incorporated on December 22, 2009 in Beijing, China.

UKT operates a virtual on-line web mall (www.hs.cn/ukt) which enables merchants and manufacturers to sell their products to on-line customers through an on-line store, and provides hardware and software assistance to these merchants. UKT’s online store features green, organic merchandise and through direct cooperation with the manufacturers many featured products sold in the UKT mall carry trademarks of UKT. These products also are sold under UKT marks in “UKT” retail stores operated by local merchants. UKT charges the local store operator a trademark usage fee. UKT was incorporated on September 1, 2011 in Beijing, China.

Qianxian Media distributes a Chinese language agricultural magazine, free of charge, through distribution services provided by unaffiliated third parties and sells advertising space in the magazine and on the website “qianxianhuinong.com.” Through the magazine and its website, Qianxian Media provides information and news regarding urban and rural areas such as agriculture polices and agriculture related videos to attract advertising revenue.  Qianxian Media was incorporated on December 19, 2006 in Beijing, China.

Prior to the Yinhang Acquisition, Yong Xu, our Chairman, Yahong Zhao, our Chief Executive Officer, and Yinghua Zhang owned approximately (i) 53.74%, 14.72% and 5.15%, respectively, or a total of 73.61%, of the outstanding shares of Yinhang, (ii) 73%, 20% and 7%, respectively, or a total of 100%, of the equity interests in each of Huashangjie, UKT and Qianxian Media, and (iii) 43.72%, 11.98% and 4.20%, respectively, or a total of 59.89%, of Bison’s outstanding shares.

For accounting purposes, the acquisition has been accounted for as a reverse acquisition and has been treated as a recapitalization of Bison effected by a share exchange, with Yinhang as the accounting acquirer.  Since none of Yinhang, Yinhang HK or Huashang had operations prior to February 5, 2015, the combined historical financial statements of Huashangjie, UKT and Qianxian Media, Yinhang’s affiliated entities, which it controls through the VIE Agreements, are now the historical financial statements of the registrant, Bison, and have been included in Item 9.01(a) of this report. The assets and liabilities of Huashangjie, UKT and Qianxian Media have been brought forward at their book value and no goodwill has been recognized.

The chart below presents our corporate structure:

Bison Petroleum, Corp. (a Nevada corporation)

100%

Yinhang Internet Technologies Development, Inc. (a Nevada corporation)

100%

Yinhang (Hong Kong) Internet Technologies Development Limited (HK) (“Yinhang HK”)

100%

Huashang Wujie (Beijing) Internet Technology Co., Ltd. (PRC) (“Huashang” or “WFOE”)

VIE Contractual Arrangements

Beijing Huashangjie Electronic Business Service Co., Ltd. (PRC) (“Huashangjie”)	Beijing UKT Investment Management Co., Ltd. (PRC) (“UKT”)	Beijing Qianxian Media Advertising Co., Ltd. (PRC) (“Qianxian Media”)

Results of Operations

Comparison of the years ended December 31, 2014 and 2013

The following table sets forth the results of our operations for the periods indicated as a percentage of net revenue, certain columns may not add due to rounding:

	2014		2013
	$	% of Revenue	$	% of Revenue
Products	$1,295,625	19%	$336,835	10%
Services	5,652,905	81%	2,939,651	90%
Net revenue	6,948,530	100%	3,276,486	100%

Products	461,895	7%	320,694	10%
Services	2,315,994	33%	1,449,285	44%
Cost of revenue	2,777,889	40%	1,769,979	54%
Gross profit	4,170,641	60%	1,506,507	46%
Operating expenses	6,436,168	93%	5,262,358	161%
Loss from operations	(2,265,527)	(33)%	(3,755,851)	(115)%
Non-operating income, net	16,768	-%	29,396	1%
Income tax benefit	527,053	8%	56,289	2%
Net Loss	$(1,721,706)	(25)%	$(3,670,166)	(112)%

Segment Information

HSJ

The following table sets forth the results of our operations for HSJ’s Internet platform services for the periods indicated as a percentage of net revenue:

	2014		2013
	$	% of Revenue	$	% of Revenue
Revenue	$5,984,661		$2,331,302
Cost of revenue	2,488,982	42%	1,223,200	52%
Gross profit	3,495,679	58%	1,108,102	48%
Operating expenses	5,153,358	86%	4,344,046	186%
Loss from operations	(1,657,679)	(28)%	(3,235,943)	(139)%
Non-operating income, net	13,556	0.2%	28,295	1%
Income tax benefit	566,711	9%	98,350	4%
Net Loss	$(1,077,412)	(18)%	$(3,109,298)	(133)%

UKT

The following table sets forth the results of UKT on-line and physical stores, and trademark using fee income for the periods indicated as a percentage of net revenue:

	2014		2013
	$	% of Revenue	$	% of Revenue
Revenue	$587,171		$559,575
Cost of revenue	95,558	16%	265,662	47%
Gross profit	491,614	84%	293,913	53%
Operating expenses	797,716	136%	308,420	55%
Loss from operations	(306,102)	(52)%	(14,507)	(3)%
Non-operating income (expense), net	2,959	1%	(1,741)	(0.3)%
Income tax expense	742	0.1%	3,589	1%
Net Loss	$(303,885)	(52)%	$(19,837)	(4)%

Qianxian Media

The following table sets forth the results of advertising income from Qianxian Media website and magazine for the periods indicated as a percentage of net revenue:

	2014		2013
	$	% of Revenue	$	% of Revenue
Revenue	$376,698		$385,609
Cost of revenue	193,349	51%	281,117	73%
Gross profit	183,349	49%	104,492	27%
Operating expenses	485,095	129%	609,892	158%
Loss from operations	(301,746)	(80)%	(505,401)	(131)%
Non-operating income, net	253	0.1%	2,841	1%
Income tax expense	38,917	10%	38,472	10%
Net Loss	$(340,409)	(90)%	$(541,031)	(140)%

Revenue

Net revenue in the 2014, was $6.95 million, consisting of $5.98 million for internet platform services, $0.59 million for net revenue from UKT on-line and physical stores and trademark user fee income of UKT, and $0.38 million for advertising income from Qianxian Media website and magazine, while net revenue in 2013, was $3.28 million, consisting of $2.33 million for internet platform services, $0.56 million for net revenue from UKT on-line and physical stores and trademark user fee income of UKT, and $0.39 million for advertising income from Qianxian Media website and magazine, an overall increase of $3.67 million or 112%. The increase in total revenue was due primarily to the increase in sales of platform using right as a result of improved and efficient marketing strategy and strengthening the sales agents force by providing attractive rebate and commission in 2014, compared to 2013. We provide rebates in the form of cash or points credit to sales agents, which are our customers, ranging from 20% - 30% of the platform-usage fee. In addition, we pay referral fees to our customers if they refer new sales agents to purchase our platform services, we also reward our sales agents customers if their end users post valuable and qualified information to our platform because these useful information enhanced the quality and prestige of our platform and website.  Such rebates, referral fees and rewards are treated similar to sales commissions.

Cost of Revenue

Cost of revenue (“COR”) was $2.78 million in 2014, compared to $1.77 million in 2013, an increase of $1.01 million or 57%. The increase in our COR is attributable to increase of revenue. COR mainly consisted of the cost of purchasing the inventory, commission paid to sales agents and amortization of the web hosting platform cost.  Write-down of inventory to lower of cost or market is also recorded in COR. The COR as a percentage of revenue was 40% in 2014 compared with 57% for 2013 due to increased sale of certain items with lower cost as a percentage to the revenue in 2014, these items include POS machine, health monitoring wristwatch, and Qiangbao Card, which is a prepaid gift card and is sold at 60% of the par value, can be used to make purchases at our on-line stores.

Gross Profit

Gross profit was $4.17 million in 2014, compared to $1.51 million in 2013. Blended gross margin ratio was 60% and 46% for 2014 and 2013 respectively. Gross margin ratio for HSJ was 58% and 48% for 2014 and 2013, respectively; gross margin for UKT was 84% and 53% for 2014 and 2013, respectively; gross margin for Qianxian Media was 49% and 27% for 2014 and 2013, respectively.  The increase in gross margin ratio for HSJ and UKT was mainly due to the sale of certain products with high profit margin as explained above; the increase in gross margin ratio for Qianxian Media was due to concentration on expanding advertising revenues in 2014, while it had other revenue sources such as revenue from service station of assisting the farmers in 2013, advertising revenue usually had higher profit margin than other revenue sources.

Operating Expenses

Operating expenses were $6.44 million for 2014, compared to $5.26 million for 2013, an increase of $1.18 million or 22%. The increase was mainly due to increased operating expenses of $5.15 million of HSJ for 2014, mainly consisting of increased payroll by $1.11 million, increased social security by $0.36 million, and increased conference and marketing expenses by $0.62 million, compared to the operating expense of $4.34 million of HSJ for 2013.

Non-Operating Income, net

Net non-operating income was $16,768 for 2014, compared to $29,396 for 2013, a decrease of $12,628 of 43%. The decrease in net non-operating income was mainly due to decreased net non-operating income of $13,556 of HSJ for 2014, HSJ had $0 rental income and $0 supporting fund income in 2014, compared to the net non-operating income of $28,295 of HSJ for 2013, mainly consisting of rental income of $43,482 and supporting fund of $33,862, while offset by other miscellaneous non-operating expense of $48,835.

Income Tax Benefit

We had income tax benefit of $527,053 for 2014, compared to $56,289 for 2013. The effective income tax rate on taxable loss for 2014, was (23.4)% compared to (1.5)% for 2013.

Net Loss

Our net loss for 2014, was $1.72 million compared to net loss of $3.67 million for 2013, a decrease of $1.95 million or 53%. Net loss as a percentage of revenue was 25% in 2014, and net loss as a percentage of revenue was 112% in 2013. This decrease in net loss was attributable to increased revenue and gross profit for 2014, compared to 2013.

Liquidity and Capital Resources

As of December 31, 2014, cash and equivalents were $87,500, compared to $904,639 as of December 31, 2013. At December 31, 2014, we had a working capital deficit of $2.64 million, an increase of $1.78 million from the deficit at December 31, 2013 of $0.86 million, which was due to increased deferred revenue.

The following is a summary of cash provided by or used in each of the indicated types of activities during 2014 and 2013, respectively.

	2014	2013
Net cash provided by (used in) operating activities	$(2,654,317)	$3,044,161
Net cash used in investing activities	$(342,361)	$(104,019)
Net cash provided by (used in) financing activities	$2,185,999	$(2,093,043)

Net cash provided by (used in) operating activities

Cash has historically been used in operations. Net cash used in operating activities was $2.65 million for 2014, compared to net cash provided by operating activities of $3.04 million in 2013. The increase of cash outflow from operating activities for 2014 was principally attributable to increased payment for other receivables and deposits by $1.46 million, increased payment for inventories by $0.52 million, increased payment for commissions payable by $1.11 million, and increased payment for taxes payable by $2.30 million, as well as less cash inflow from deferred revenue by $5.43 million.

Net cash used in investing activities

Net cash used in investing activities was $0.34 million for 2014, compared to cash used in investing activities of $0.10 million for 2013. The increased cash outflow during 2014 was mainly attributable to purchases of equipment and intangible assets.  We paid $109,252 for acquisition of equipment and $233,109 for acquisition of intangible assets in 2014, compared to $87,458 for acquisition of equipment and $16,561 for acquisition of intangible assets in 2013.

Net cash provided by financing activities

Net cash provided by financing activities was $2.19 million for 2014, compared to $2.09 million net cash used in financing activities in 2013. The net cash provided by financing activities in 2014 was due to advances from related parties of $2.17 million for the Companies’ working capital needs as a result of Companies’ lack of cash inflow, and proceeds from capital contribution of $78,136, offset by payment of dividend payable of $65,169. The Companies had $1.57 million payment for advance to related parties and $0.71 million payment for dividend payable, offset by $0.19 million proceeds from capital contribution in 2013.

Contractual Obligations

We have no long-term fixed contractual obligations or commitments.

Off-Balance Sheet Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our combined financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an uncombined entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any uncombined entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Critical Accounting Policies and Estimates

Our management's discussion and analysis of our financial condition and results of operations is based on our combined financial statements, which were prepared in accordance with US GAAP. While our significant accounting policies are more fully described in Note 2 to our combined financial statements, we believe the following accounting policies are the most critical to aid you in fully understanding and evaluating this management discussion and analysis.

Basis of Presentation

Our financial statements are prepared in accordance with US GAAP and the requirements of Regulation S-X promulgated by the Securities and Exchange Commission (“SEC”).

Going Concern

We incurred a net loss of $1.72 million for 2014. We also had a working capital deficit of $2.64 million as of December 31, 2014. These conditions raise a substantial doubt as to whether we can continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. The Companies plans to develop retail store sales by opening additional stores, leading and connecting on-line customers to the actual retail stores, and also integrating the on-line and retail store customers.

Use of Estimates

In preparing financial statements in conformity with US GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Significant estimates, required by management, include the recoverability of long-lived assets, allowance for doubtful accounts, and the reserve for obsolete and slow-moving inventories. Actual results could differ from those estimates.

Revenue Recognition

The Companies’ revenue recognition policies are in compliance with FASB ASC Topic 605, “Revenue Recognition”.  Revenues are recognized when a formal arrangement exists, which is generally represented by a contract between the Companies and the buyer; the price is fixed or determinable; title has passed to the buyer, which generally is at the time of delivery of the products or services; no other significant obligations of the Companies exist and collectability is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are recorded as unearned revenue.

The Company grants perpetual access to platform usage to certain customers. Revenue and commission costs relating to such licenses are recorded over a 5-year estimated turnover period based on the Company's historical experience of customers’ activity.

Deferred Revenue and Prepaid Commission

HSJ provides platform-hosting services to end users which advertise their products on its website.  The end users are solicited through independent sales agents. The agents solicit end customers at their designated territories to advertise end customers’ products on HSJ’s website for a fee determined by the sales agents. The sales agents are HSJ’s customers and they pay a fee to HSJ.  However, the fees paid by the agents to HSJ are not determined by reference to the fees they receive from end users.  Some agents make periodic payments for the periods they use the HSJ’s platform service; some pay the entire fees at once, at the outset of the relationship; and others pay the entire fee over five years.   These fees are HSJ’s main revenue source. Fee received is recorded as deferred revenue and amortized over a period of five years.

Certain agents get the right to use the platform for an agreed upon period and pay in installments over five years, even though their use right might be greater than five years. Lump sum payers and some payers which pay over five years are given the right to use the system in perpetuity assuming all amounts are paid.  HSJ provides rebates in the form of cash or points credit to sales agents ranging from 20% - 30% of the platform-usage fee. Such rebates are treated similar to sales commissions. HSJ paid commissions when fees are received from agents are recorded as prepaid commission; such prepaid commission is expensed when the corresponding revenue is recognized.

Foreign Currency Translation and Comprehensive Income (Loss)

The functional currency is the Renminbi (“RMB”). For financial reporting purposes, RMB were translated into United States Dollars (“USD” or “$”) as the reporting currency. Assets and liabilities are translated at the exchange rate in effect at the balance sheet date. Revenues and expenses are translated at the average rate of exchange prevailing during the reporting period.

Translation adjustments arising from the use of different exchange rates from period to period are included as a component of stockholders’ equity as “Accumulated other comprehensive income”. Gains and losses resulting from foreign currency transactions are included in income. There has been no significant fluctuation in the exchange rate for the conversion of RMB to USD after the balance sheet date.

The Companies uses FASB ASC Topic 220, “Comprehensive Income”.  Comprehensive income is comprised of net income and all changes to the statements of stockholders’ equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders.

Segment Reporting

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” requires use of the “management approach” model for segment reporting, codified in FASB ASC Topic 280.  The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance.  Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

The Company has three operating segments: 1) providing Internet platform services; 2) on-line and physical stores to sell featured products labeled with UKT trademark, and 3) providing advertising-supported website and magazine to publicize the information and news regarding urban and rural areas attract advertising source income. These operating segments were determined based on the nature of the products offered or services provided.  Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance.  The Company’s chief operating decision makers direct the allocation of resources to operating segments based on the profitability, cash flows, and other measurement factors of each respective segment.

New Accounting Pronouncements

The FASB issued ASU No. 2014-12, Compensation - Stock Compensation (ASC Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period. This ASU requires that a performance target that affects vesting, and that could be achieved after the requisite service period, be treated as a performance condition. As such, the performance target should not be reflected in estimating the grant date fair value of the award. This update further clarifies that compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered. The amendments in this ASU are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Earlier adoption is permitted. The adoption of this standard is not expected to have a material impact on the Companies’ combined financial position and results of operations.

The FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. This ASU supersedes the revenue recognition requirements in Accounting Standards Codification 605 - Revenue Recognition and most industry-specific guidance throughout the Codification. The standard requires that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the companies expect to be entitled for those goods or services. This ASU is effective on January 1, 2017 and should be applied retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying the ASU recognized at the date of initial application. The adoption of this standard is not expected to have a material impact on the Companies’ combined financial position and results of operations.

In January 2014, FASB issued, Accounting Standards Update 2014-05, Service Concession Arrangements (Topic 853). The objective of this Update is to specify that an operating entity should not account for a service concession arrangement within the scope of this Update as a lease in accordance with Topic 840, Leases. Service concession arrangements may become more prevalent in the United States as public-sector entities seek alternative ways to provide public services on a more efficient and cost-effective basis. The amendments apply to an operating entity of a service concession arrangement entered into with a public-sector entity grantor when the arrangement meets certain conditions. The amendments in this Update should be applied on a modified retrospective basis to service concession arrangements that exist at the beginning of an entity’s fiscal year of adoption. The modified retrospective approach requires the cumulative effect of applying this Update to arrangements existing at the beginning of the period of adoption to be recognized as an adjustment to the opening retained earnings balance for the annual period of adoption. The amendments are effective for a public business entity for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. The adoption of this ASU will not affect the Companies’ financial statements.

As of December 31, 2014, there is no recently issued accounting standards not yet adopted that would have a material effect on the Companies’ combined financial statements.

DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

Name	Age	Position
Yong Xu	47	Chairman of the Board and a Director
Yahong Zhao	50	Director and Chief Executive Officer
Changqing Liu	46	Chief Financial Officer

Yong Xu has been Chairman of the Board and a Director of Yinhang since April 10, 2015. He has been President of Qianxian Media, Huashangjie, UKT and Huashang since September 2009, January 2012, June 2012 and August, 2014, respectively. From 2005 to 2009, he was Vice President of Beijing Renai Homes For The Elderly. From 2001 to 2005, he was Vice-Director of China Agricultural Industry Economic Development Association.

Yahong Zhao has been Chief Executive Officer and a Director of Yinhang since April 10, 2015. She has been Executive Director of Qianxian Media, Huashangjie, UKT and Huashang since September 2009, January 2012, June 2012 and August 2014, respectively. From May 2007 to August 2009, she was Chief Operating Officer of Beijing Zhangyitong Electronic Business Service Co. Ltd.

Changqing Liu has been Chief Financial Officer of Yinhang since April 10, 2015. He has been Chief Financial Officer of Huashangjie since 2013. From 1997 to 2013, he was Financial Manager of Beijing Tongbao Clothing Co. Ltd. From 1995 to 1997, he was an accountant with Beijing International Trade Co. Ltd.

There are no family relationships among any of our officers and directors.

Compensation of Directors

No member of our board of directors received any compensation for his services as a director during the year ended December 31, 2014 and currently no compensation arrangements are in place for the compensation of directors.

EXECUTIVE COMPENSATION

Bison Petroleum, Corp.

The following table sets forth information concerning the compensation of Antonio Martinez-Guzman, Bison’s Chief Executive Officer, during the fiscal year April 30, 2014, for services rendered in all capacities to Bison.  Currently, we do not have employment agreements with our Director and Officer, Antonio Martinez-Guzman. Bison did not have any other executive officer whose compensation was in excess of $100,000 for the year ended April 30, 2014.

Summary Compensation Table

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(1)	Total ($)
Antonio Martinez-Guzman, President, CEO
	2014		-0-	285,000	-0-	-0-	-0-	130,000	415,000
	2013		-0-	-0-	-0-	-0-	-0-	65,022	65,022
(1) Represents amounts paid for consulting services, and expenses paid on behalf Bison.

We have not entered into an employment or consulting agreement with Antonio Martinez-Guzman, nor have granted any equity-based compensation, awards or stock options to Antonio Martinez-Guzman. Bison does not have any retirement, pension, profit sharing or stock option plans or insurance or medical reimbursement plans covering our officers and directors. At April 30, 2014, Antonio Martinez-Guzman did not hold any outstanding stock options.

Yinhang Internet Technologies Development, Inc. and its Affiliated Entities

The following table sets forth information concerning compensation awarded to, earned by or paid to the chief executive officer of Huashangjie, UKT and Qianxian Media, the affiliated entities of Yinhang, for services rendered in all capacities during the periods indicated. No other executive officer of Huashangjie, UKT or Qianxian Media received total annual salary and bonus compensation in excess of $100,000 for the year ended December 31, 2014.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Total ($)
Yong Xu, President	2014	$43,287	$28,858	$72,145
	2013	$21,355	$18,257	$39,612

Yahong Zhao, the Executive Director of Huashangjie, UKT and Qianxian Media was paid total compensation of $53,008 (including salary of $31,805 and bonus of $21,203) for the year ended December 31, 2014 and $38,596 (including salary of $20,961 and bonus of $17,995) for the year ended December 31, 2013).

Summary of Employment Agreements and Material Terms

Prior to our acquisition of Yinhang, Huashangjie, UKT and Qianxian Media, our operating affiliates, were private limited companies organized under the laws of the PRC, and in accordance with PRC regulations, the salary of their executives was determined by its shareholders.  In addition, each employee is required to enter into an employment agreement.  Accordingly, all our employees, including management, have executed an employment agreement with its employer operating affiliate.  Mr. Xu’s employment agreement with Qianxian Media provides for an annual salary of RMB204,000 (approximately $33,000), and terminates on September 2, 2015. Ms. Zhao’s employment agreement with Qianxian Media provides for an annual salary of RMB RMB204,000 (approximately $33,000), and terminates on September 2, 2015. Changqing Liu’s employment agreement with Qianxian Media provides for an annual salary of RMB 180,000 (approximately $29,000), and terminates on June 13, 2016.

Other than the salary and necessary social benefits required by the government, which are defined in the employment agreement, we currently do not provide other benefits to the officers at this time. Our executive officers are not entitled to severance payments upon the termination of their employment agreements or following a change in control.

Outstanding Equity Awards at Fiscal Year End

For the year ended December 31, 2014, no director or executive officer has received compensation from us pursuant to any compensatory or benefit plan. There is no plan or understanding, express or implied, to pay any compensation to any director or executive officer pursuant to any compensatory or benefit plan, although we anticipate that we will compensate our officers and directors for services to us with stock or options to purchase stock, in lieu of cash. Our current officers and directors also serve as the officers of Huashangjie, UKT and Qianxian, our operating affiliates, each of which is a private company in China. It is likely that we will need to attract new individuals to serve as officers and directors of our Company and that the compensation to be paid to these individuals will be greater than that previously paid to the management of our operating affiliates.   Further, as a public company, we might adopt incentive plans, including stock and option plans, in order to compensate management for services rendered to the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS,

AND DIRECTOR INDEPENDENCE

Transactions with Related Persons

The following includes a summary of transactions since May 1, 2012, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

Bison Petroleum, Corp.

Prior to the Yinhang Acquisition, the Company (then known as Bison) was dependent on Antonio Martinez-Guzman, its President, CEO and principal stockholder for periodic advances to fund minimal operating cash flows. The amounts advanced were temporary in nature, evidenced and secured by demand notes with no repayment terms and were non-interest bearing. As of April 30, 2014 and April 30, 2013 and immediately prior to the Yinhang Acquisition, the Company was indebted to Antonio Martinez-Guzman in the amount of $52,217, $117,865 and $0, respectively.

Other than the foregoing, none of the directors or executive officers of the Company, nor any person who owned of record or was known to own beneficially more than 5% of the Company’s outstanding shares of its Common Stock, nor any associate or affiliate of such persons or companies, had any material interest, direct or indirect, in any transaction that occurred since May 1, 2012, or in any proposed transaction, which has materially affected or will affect the Company.

Yinhang Internet Technologies Development, Inc. and its Affiliated Entities

VIE Agreements

On February 5, 2015, in contemplation of the Share Exchange,  Huashang entered into a series of substantially similar agreements known as variable interest entity agreements, or VIE agreements, with each of Huashangjie, UKT and Qianxian (each, a “VIE”) and their respective shareholders pursuant to which each of Huashangjie, UKT and Qianxian became contractually controlled by Huashang.  The use of VIE agreements is a common structure used to acquire control of PRC corporations.  The material terms of the VIE Agreements are summarized below, which summaries are qualified in their entirety by reference to the full text of the VIE Agreements, which are filed as exhibits 10.4 through 10.15 to this report.

(1)  Management Entrustment Agreement: Pursuant to this Agreement Huashang has the right and obligation to manage all aspects of the operations of the VIE and the Board of Directors and shareholders of the VIE may not take any actions without the consent of Huashang. The scope of the authority granted to Huashang includes, but is not limited to, the right to make all major decisions, the right to manage the assets, capital and finances of the VIE, authority for all decisions related to human resources, daily operation management and technical support. To facilitate its exercise of such rights, Huashang has been granted powers of attorney by the shareholders of the VIE granting Huashang the right to participate in all shareholders’ meetings of the VIE and to make all significant decisions at such meetings, including the designation of candidates for election to the Board of the VIE. In consideration of its services, Huashang shall be paid quarterly an amount equal to the pre-tax profits of the VIE and shall be required to pay to Huashang the amount of any loss incurred by the VIE within 30 days of a request for payment. Further, if the VIE is unable to pay its debts, Huashang will be responsible therefor.  Similarly, if losses sustained by the VIE result in a capital deficiency, Huashang shall be obligated to make up the deficiency. To facilitate Huashang’s management of the VIE, Huashang shall have access to and the right to maintain all books and records and other relevant documentation of the VIE.  Further, during the term of the Management Entrustment Agreement, without the consent of Huashang, the VIE will not issue, purchase or redeem any of its equity securities or debt or create any liens upon its property or assets, other than for expenses incurred in the ordinary course of business and permitted exceptions; or declare or pay any dividends. The term of the Management Entrustment Agreement is for 30 years, or until February 5, 2045, and will be extended automatically for successive 10-year periods thereafter, except that the agreement will terminate (i) at the expiration of the initial 30-year term, or any 10-year  renewal term, if Huashang notifies the VIE not less than 30 days prior to the applicable expiration date that it does not want to extend the term, (ii) upon prior written notice from Huashang, or (iii) upon the date Huashang acquires all of the assets or at least 51% of the equity interests of the VIE.

(2)  Exclusive Purchase Option Agreement: Pursuant to this Agreement the VIE and each of the VIE’s shareholders granted to Huashang an exclusive option to purchase all of the assets or outstanding shares of the VIE at such time as the purchase of such assets or shares is permissible under the laws of the PRC.  The options are for an initial period of 30 years and will renew automatically for successive periods of 10 years each unless voluntarily terminated by Huashang. At such time during the term as Huashang determines to exercise its option to purchase either the assets or equity of the VIE it shall send a notice to the VIE or the VIE’s shareholders, as the case may be.  Upon receipt of such notice, the VIE or the VIE’s shareholders shall take such steps and execute such documents as are necessary to transfer the assets or shares. Unless an appraisal is required by the laws of China, the purchase price of the assets or outstanding equity shall be equal to the actual registered capital of the VIE All taxes relating to such purchase shall be borne by Huashang.

(3)  Power of Attorney: Each shareholder of the VIE entered into a Power of Attorney irrevocably authorizing Huashang to exercise all of its rights as a shareholder of the VIE. The rights granted include,  without limitation, the right to: (i) attend the shareholders’ meetings of the VIE  and execute actions by written consent; (ii) exercise all of  holder’s rights as a shareholder under the laws of the PRC and the Articles of Association of the VIE, including but not limited to the right to transfer or pledge or dispose of the grantor’s shares in the VIE; (iii) designate and appoint  the legal representatives, Chairman of the Board of Directors , directors, supervisors, the chief executive officer, the chief financial officer and other senior management members of the VIE; (iv) execute the relevant share and/or asset purchase agreements contemplated in the Exclusive Purchase Option Agreement, and to effect the terms of the Equity Pledge Agreement and Exclusive Purchase Option Agreement; and (v) to transfer allocate, or utilize in some other ways the cash dividends and non-cash income of the VIE.  The power of attorney shall be in effect as long as the shareholder owns shares of the VIE.

(4)  Equity Pledge Agreement: Pursuant to an Equity Pledge Agreement each of the shareholders  of the VIE has pledged all of such shareholder’s shares  in the VIE as security for the performance by the VIE and each of its shareholders of their obligations under the VIE Agreements. In addition to pledging his shares in the Equity Pledge Agreement, each shareholder has agreed not to impose any encumbrances or restrictions on his shares, not to sell, lease or transfer any of his shares and to provide notice to Huashang should he receive any notice, order, ruling, verdict or other instrument in relation to the pledged shares or which may affect his ownership of the pledged shares.

Advances to related party companies

At December 31, 2014, our affiliated entities advanced $204,282 to Huaxia Decheng (Beijing) investment funds Co., Ltd (Huaxia Decheng), which is owned by the same two shareholders of our affiliated entities. The advances were payable upon demand, and bore no interest.  At December 31, 2013, our affiliated entities advanced $2,397 to Yinhang Beijing Technology Development Co., Ltd (“Yinhang Beijing”). Yinhang Beijing was owned by two shareholders of our affiliated entities prior to June 4, 2014.

Advances to shareholders

At December 31, 2014 and 2013, two shareholders owed us $58,835 and $2,451,171, respectively.  The advances were payable upon demand, and bear no interest.

Insider Transactions Policies and Procedures

The Company does not currently have an insider transaction policy.

Director Independence

We currently do not have any independent directors as the term “independent” is defined by the rules of the Nasdaq Stock Market.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Change in Control

On April 10, 2015, Antonio Martinez-Guzman, President and CEO of Bison, the owner of 20,000,000 shares, representing approximately 47.75%, of the common stock of Bison Petroleum, Corp. (the “Company”), Nelan Advisors Corp., the owner of 3,749,999 shares, representing approximately 8.95%, of the common stock of the Company, and ACR Holdings Limited, the owner of 1,333,336 shares, representing approximately 3.18%, of the common stock of the  Company, sold an aggregate of 25,083,335 shares, representing approximately 59.89% of the outstanding shares, of the Company’s common stock (the “Shares”) to Yong Xu, Yahong Zhao and Yinghua Zhang,  for a total purchase price of $160,000, or $0.006 per Share. The number of Shares purchased by each of them, and the percentage of the outstanding shares of the Company’s common stock represented thereby, as well as the purchase price paid by each of them are as follows:

	Shares
Name	Number	Percent	Purchase Price
Yong Xu	18,310,834	43.72%	$116,800
Yahong Zhao	5,016,667	11.98%	$ 32,000
Yinghua Zhang	1,755,834	4.20%	$11,200

At the time of their purchase of the Shares, Yong Xu, Yahong Zhao and Yinghua Zhang, owned in the aggregate approximately 73.61% of common stock of Yinhang. As a result of the sale of the Shares, Yong Xu became the principal stockholder of the Company.

On April 10, 2015, in conjunction with the closing of the sale of the Shares, our then Board of Directors elected Yong Xu and Yahong Zhao as directors of the Company, effective upon the closing, and Antonio Martinez-Guzman resigned all of his positions with the Company and as a director of the Company, effective at the closing. Following the closing, the new Board of Directors elected Yong Xu as Chairman, Yahong Zhao as Chief Executive Officer, and Changqing Liu as Chief Financial Officer, of the Company.

Security Ownership

The following table sets forth information concerning beneficial ownership of our common stock as of May 13, 2015, after giving effect to the Yinhang Acquisition, by (i) any person or group with more than 5% of our common stock, (ii) each director, (iii) our chief executive officer and each other executive officer whose cash compensation for the most recent fiscal year exceeded $100,000 and (iv) all such executive officers and directors as a group.  Unless otherwise specified, the address of each of the persons set forth below is in care of the Company23/F Tower B, Caizhi International Mansion No.18, East Zhongguancun Road, Haidian District, Beijing, China. To our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of securities shown as beneficially owned by them. As of May 13, 2015, after giving effect to the Yinhang Acquisition, we had outstanding 800,000,000 shares of common stock.

Name	Amount and Nature of Beneficial Ownership	Percent of Common Stock(1)
Our Directors and Executive Officers:
Yong Xu, Chairman and a Director	425,736,000	53.22%
Yahong Zhao, CEO and a Director	116,640,000	14.58%
All Directors and Executive officers as a group (two persons owning shares)	542,376,000	67.80%
Owners of More than 5% of Common Stock:
Hong Kong Tian Yuan Hui Co. Limited(1) Room 1801, 18th Fl. Public Bank Centre 120 Des Voeux Road, Central, Hong Kong	72,000,000	9.00%
Jahoda Limited(2) Room 2103, 21/F Far East Consortium Building 121 Des Voeux Road, Central, Hong Kong	72,000,000	9.00%
China Concentric Capital Group Ltd. (3) Craigmuir Chambers, Road Town Tortola VG1110 British Virgin Islands	56,000,000	7.00%
Yinghua Zhang Room 6, Row 4 Provincial Construction Company Branch Three Xuzhou City, Jiangsu Province, PRC	40,824,000	5.10%

(1)Lidong Li is the Director of Hong Kong Tian Yuan Hui Co. Limited. (2) Chia-Hua Lee is the Director of Jahoda Limited. (3) Lien-Hsiang Hu is the Director of China Concentric Capital Group Ltd.

MARKET FOR REGISTRANT'S COMMON EQUITY,

RELATED STOCKHOLDER MATTERS AND

ISSUER PURCHASES OF EQUITY SECURITIES

Market Information

Our common stock is quoted on OTC Pink Limited under the symbol “BISN.” Prior to July 22, 2013, it was quoted under the symbol “GREE.”

The following table sets forth the high and low bid prices for our Common Stock per quarter during the fiscal year ended April 30, 2013.  These prices represent quotations between dealers without adjustment for retail markup, markdown or commission and may not represent actual transactions.

Fiscal Year Ended April 30, 2013	Bid Prices
	High	Low
Q/E 7/31/2012	0.61	0.38
Q/E 10/31/2012	1.70	0.53
Q/E 1/31/2013	1.46	0.31
Q/E 4/30/2013	0.61	0.26

The following table sets forth the high and low closing prices for our Common Stock per quarter as reported by OTC Markets since May 1, 2013.

Fiscal Year Ended April 30,		Closing Prices
		High	Low
2014	Q/E 7/31/2013	0.80	0.54
	Q/E 10/31/2013	1.66	0.80
	Q/E 1/31/2014	1.44	0.38
	Q/E 4/30/2014	0.57	0.21

2015	Q/E 7/31/2014	0.46	0.20
	Q/E 10/31/2014	0.24	0.06
	Q/E 1/31/2015	0.10	0.04
	Q/E 4/30/2015	0.15	0.03

Record Holders

On March 31, 2015, we had approximately 10 holders of record of our common stock.

Dividends

We have not declared or paid any cash dividends on our common stock nor do we anticipate paying any in the foreseeable future. Furthermore, we expect to retain any future earnings to finance our operations and expansion. The payment of cash dividends in the future will be at the discretion of our Board of Directors and will depend upon our earnings levels, capital requirements, any restrictive loan covenants and other factors the Board considers relevant.

Substantially all of our revenues are earned by Huashang, our wholly owned subsidiary and foreign owned enterprise, under the VIE Agreements with Huashangjie, UKT and Qianxian Media, our PRC affiliates. PRC regulations restrict the ability of our PRC subsidiary to make dividends and other payments to its offshore parent company.  PRC legal restrictions permit payments of dividend by our PRC subsidiary only out of its accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations.  Our PRC subsidiary is also required under PRC laws and regulations to allocate at least 10% of its annual after-tax profits determined in accordance with PRC GAAP to a statutory general reserve fund until the amounts in said fund reaches 50% of its registered capital. Allocations to this statutory reserve fund can only be used for specific purposes and are not transferable to us in the form of loans, advances or cash dividends. Any limitations on the ability of our PRC subsidiary to transfer funds to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information about the common stock available for issuance under compensatory plans and arrangements as of April 30, 2014.

(c)
Number of securities
	(a)		remaining available
	Number of	(b)	for future issuance
	securities to be	Weighted-average	under equity
	issued upon	exercise price of	Compensation
	exercise of	outstanding options	plans (excluding
	outstanding	under equity	securities reflected in
Plan Category	options	compensation plans	column (a))

Equity compensation
plan approved by
security holders	None	--	None

Equity compensation
plans not approved by
security holders	None	--	None

Total	None	--	None

Purchases of Our Equity Securities

Neither we nor any of our affiliates purchased any equity securities from our stockholders during the fourth quarter of the fiscal year ended April 30, 2014.

Penny Stock Regulations

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. Our common stock is a “penny stock” and is subject to Rule 15g-9 under the Exchange Act, or the Penny Stock Rule. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market, thus possibly making it more difficult for us to raise additional capital.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in penny stock, of a disclosure schedule required by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

RECENT SALES OF UNREGISTERED SECURITIES

On January 2, 2013, the Company, entered into a Private Placement Agreement with a Non-US entity, to issue 1,333,336 restricted common shares of the Company’s unregistered Securities (as hereinafter defined) at the aggregate price of $50,000 ($0.0375 per Share).

On April 17, 2013, the Company, entered into a Private Placement Agreement with a Non-US entity, to issue 800,000 restricted common shares of the Company’s unregistered Securities (as hereinafter defined) at the aggregate price of $30,000 ($0.0375 per Share).

On May 6, 2013, the Company, entered into a Private Placement Agreement with a Non-US entity, to issue 266,664 restricted common shares of the Company’s unregistered Securities (as hereinafter defined) at the aggregate price of $10,000 ($0.0375 per Share).

On May 29, 2013, the Company issued 8,000,000 shares valued at $0.0375 per share ($300,000) to its President for services rendered.

On July 23, 2013, the Company issued a total of 166,667 shares of common stock to Nelan for cash in the amount of $0.30 per share for a total of $50,000.

On August 9, 2013, the Company entered into a Lease Purchase Agreement with Nelan Advisors Corporation (“Nelan”), whereby Nelan sold certain oil and gas leases issued by the State of Wyoming to the Company.  The Company is a successor in interest to Nelan, which is a successor in interest to Gas Ventures LLC, the record owner of these leases.  The Company issued 1,000,000 shares of its common stock on the recording of the leases.

On September 18, 2013, the Company issued a total of 166,667 shares of common stock to Nelan for cash in the amount of $0.30 per share for a total of $50,000.

On October 10, 2013, the Company issued a total of 166,667 shares of common stock to Nelan for cash in the amount of $0.30 per share for a total of $50,000.

On November 18, 2013, the Company issued a total of 333,334 shares of common stock to Nelan for cash in the amount of $0.30 per share for a total of $100,000.

On December 12, 2013, the Company issued a total of 200,000 shares of common stock to Nelan for cash in the amount of $0.30 per share for a total of $60,000.

On December 12, 2103, the Company issued a total of 150,000 shares of common stock to Nelan for mining leases valued at $0.74 per share for a total of $111,000.

On January 22, 2014, the Company issued a total of 500,000 shares of common stock to Nelan for cash in the amount of $0.30 per share for a total of $150,000.

On May 15, 2015, we issued an aggregate of 758,116,665 shares of common stock to the former stockholders of Yinhang in exchange for their shares of Yinhang, pursuant to the Share Exchange Agreement. The names of the former stockholders of Yinhang and the number of shares issued to each of them was as follows:

Name of Yinhang Stockholder	Number of Shares
Yong Xu	407,425,166
Yahong Zhao	111,623,333
Yinghua Zhang	39,068,166
Hong Kong Tian Yuan Hui Co. Limited	72,000,000
Jahoda Limited	72,000,000
China Concentric Capital Group Ltd.	56,000,000

The issuance of the shares issued to the former Yinhang Stockholders, none of whom is a “U.S. person”, as defined in Rule 902 of Regulation S under the Securities Act, was exempt from the registration requirements of the Securities Act under Regulation S. The certificates evidencing the shares are endorsed with a restrictive Securities Act legend.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue 800,000,000 shares of common stock, $.001 par value per share. As of May 13, 2015, after giving effect to the Yinhang Acquisition, we had outstanding 800,000,000 shares of common stock.

Holders of our common stock are entitled to receive dividends when and as declared by our Board out of funds legally available therefore. Upon dissolution of our company, the holders of common stock are entitled to share, pro rata, in our net assets after payment of or provision for all of our debts and liabilities.  Each share of common stock is entitled to participate on a pro rata basis with each other share of such stock in dividends and other distributions declared on shares of common stock.

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders and may not cumulate their votes for the election of directors. The holders of common stock do not have preemptive rights to subscribe for additional shares of any class that we may issue, and no share of common stock is entitled in any manner to any preference over any other share of such stock.

SHARES ELIGIBLE FOR SALE

As of May 13, 2015, after giving effect to the Yinhang Acquisition, we had outstanding 800,000,000 shares of common stock, of which 783,200,000 shares are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

Rule 144

Rule 144 permits a person who has beneficially owned restricted shares for at least six months to sell their shares provided that: (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

Persons who have beneficially owned restricted shares for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, are subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of either of the following:

●	1.0% of the number of shares of common stock then outstanding, which is now 8,000,000 shares; and
●

if the common stock is listed on a national securities exchange, the average weekly trading volume of the shares of common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Sales Under Rule 144 By Non-Affiliates

Under Rule 144, a person who is not deemed to have been one of our affiliates at the time of or at any time during the three months preceding a sale, and who has beneficially owned the restricted shares of common stock proposed to be sold for at least six months, including the holding period of any prior owner other than an affiliate, is entitled to sell their shares without complying with the manner of sale and volume limitation or notice provisions of Rule 144. We must be current in our public reporting if the non-affiliate is seeking to sell under Rule 144 after holding his shares of common stock between six months and one year. After one year, non-affiliates do not have to comply with any other Rule 144 requirements.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by companies that are, or previously were, blank check companies like us, to their promoters or affiliates despite technical compliance with the requirements of Rule 144. Rule 144 also is not for resale of securities issued by any shell companies (other than business combination related shell companies) or any issuer that has been at any time previously a shell company. The SEC has provided an exception to this prohibition, however, if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
●

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the former Yinhang Stockholders will not be able to sell any of the 783,200,000 shares of common stock which they own pursuant to Rule 144 without registration until May 14, 2016.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 78.138 of the NRS provides that a director or officer will not be individually liable unless it is proven that (i) the director's or officer's acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law.

Section 78.7502 of the Nevada Revised Statutes (“NRS”) permits a company to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action, suit or proceeding if the officer or director (i) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful.

Section 78.751 of NRS permits a Nevada company to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of final disposition thereof, upon receipt of an undertaking by or on behalf of the officer or director to repay the amount advanced if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the company. Section 78.751 of NRS further permits the company to grant its directors and officers additional rights of indemnification under its articles of incorporation or bylaws or otherwise.

Section 78.752 of NRS provides that a Nevada company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the company, or is or was serving at the request of the company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the company has the authority to indemnify him against such liability and expenses.

Section 5 of our By-laws (“Indemnification of Directors, Officers and Others”) provides as follows:

5.1 Grant of Indemnification.  Each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any threatened, pending, or completed action, suit or proceeding, whether formal or informal, civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director of the Corporation or who is or was serving at the request of the Corporation as a director, officer, employee or agent of this or another Corporation or of a partnership, joint venture, trust, other enterprise, or employee benefit plan (a "covered person"), whether the basis of such proceeding is alleged action in an official capacity as a covered person shall be indemnified and held harmless by the Corporation to the fullest extent permitted by applicable law, as then in effect, against all expense, liability and loss (including attorneys' fees, costs, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who ceased to be a covered person and shall inure to the benefit of his or her heirs, executors and administrators.

5.2  Limitations on Indemnification.   No indemnification shall be provided hereunder to any covered person to the extent that such indemnification would be prohibited by Nevada state law or other applicable law as then in effect, nor, with respect to proceedings seeking to enforce rights to indemnification, shall the Corporation indemnify any covered person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person except where such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation, nor shall the corporation indemnify any covered person who shall be adjudged in any action, suit or proceeding for which indemnification is sought, to be liable for any negligence or intentional misconduct in the performance of a duty.

5.3  Advancement of Expenses.  The right to indemnification conferred in this section shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition, except where the Board of Directors shall have adopted a resolution expressly disapproving such advancement of expenses.

5.4  Right to Enforce Indemnification.  If a written claim to enforce indemnification is not paid in full by the Corporation within 60 days after receipt by the Corporation, or if a claim for expenses incurred in defending a proceeding in advance of its final disposition is not paid within 20 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, to the extent successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim.  The claimant shall be presumed to be entitled to indemnification hereunder upon submission of a written claim (and, in an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition, where the required undertaking has been tendered to the Corporation), and thereafter the Corporation shall have the burden of proof to overcome the presumption that the claimant is so entitled.  It shall be a defense to any such action that the claimant has not met the standards of conduct which make it permissible hereunder or under Nevada state law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation.  Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of or reimbursement or advancement of expenses to the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth herein or in Nevada state law nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant is not entitled to indemnification or to the reimbursement or advancement of expenses shall be a defense to the action or create a presumption that the claimant is not so entitled.

5.5  Nonexclusivity.  The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this section shall be valid to the extent consistent with Nevada law.

5.6  Indemnification of Officers, Employees and Agents.  The Corporation may, by action of its Board of Directors from time to time, provide indemnification and pay expenses in advance of the final disposition of a proceeding to officers, employees and agents of the Corporation on the same terms and with the same scope and effect as the provisions of this section with respect to the indemnification and advancement of expenses of directors and officers of the Corporation or pursuant to rights granted pursuant to, or provided by, Nevada state law or on such other terms as the Board may deem proper.

5.7  Insurance and Other Security.  The Corporation may maintain insurance, at its expense, to protect itself and any individual who is or was a director, officer, employee or agent of the Corporation or another Corporation, partnership, joint venture, trust or other enterprise against any liability asserted against or incurred by the individual in that capacity or arising from his or her status as an officer, director, agent, or employee, whether or not the Corporation would have the power to indemnify such person against the same liability under Nevada state law.  The Corporation may enter into contracts with any director or officer of the Corporation in furtherance of the provisions of this section and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this section.

5.8  Amendment or Modification.  This section may be altered or amended at any time as provided in these Bylaws, but no such amendment shall have the effect of diminishing the rights of any person who is or was an officer or director as to any acts or omissions taken or omitted to be taken prior to the effective date of such amendment.

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling the company pursuant to provisions of our certificate of incorporation and bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted.  We are not aware of any threatened litigation or proceeding, which may result in a claim for such indemnification.

PROPERTIES

We do not own any real property. Huashangjie leases approximately 1,129.28 square meters of office space on the 23rd floor of Tower B, Caizhi International Mansion No.18, East Zhongguancun Road, Haidian District, Beijing, China, for 168,310 yuan (approximately $27,146.80) per month pursuant to a lease which expires on April 19, 2016.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results.

CHANGES IN REGISTERED INDEPENDENT PUBLIC ACCOUNTANT

Dismissal of Child, Van Wagoner & Bradshaw, PLLC as Principal Accountant

On or about August 1, 2012, Child, Van Wagoner & Bradshaw, PLLC (“CVB”), the principal accountant for Bison (then known as GreenChoice International, Inc.) ceased its accounting practice for SEC reporting companies. At or about the same time, Anderson Bradshaw PLLC (“Anderson Bradshaw”) was established as a successor firm to CVB to continue performing audits for SEC reporting companies. As Anderson Bradshaw is viewed as a separate legal entity, the Company dismissed CVB as its principal accountant and engaged Anderson Bradshaw, as the Company's principal accountant for the Company's fiscal year ending April 30, 2013, and the interim periods for 2012 and 2013. The decision to change principal accountants was approved by Board of Directors.

None of the reports of CVB, on the Company's financial statements for either of the prior two years or subsequent interim period contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles, other than to state that there is substantial doubt as to the ability of the Company to continue as a going concern.

There were no disagreements between the Company and CVB, for the two most recent fiscal years and any subsequent interim period through August 1, 2012 (date of dismissal), on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of CVB, would have caused them to make reference to the subject matter of the disagreement in connection with its report.

Engagement of Anderson Bradshaw PLLC as Principal Accountant

On or about August 1, 2012, Bison engaged Anderson Bradshaw as its principal accountant to audit the Company’s financial statements as successor to CVB. During Bison’s two most recent fiscal years or subsequent interim period, Bison did not consult with Anderson Bradshaw regarding the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on Bison’s financial statements, nor did Anderson Bradshaw provide advice to Bison, either written or oral, that was an important factor considered by Bison in reaching a decision as to the accounting, auditing or financial reporting issue.

Anderson Bradshaw audited the financial statements of Bison as at and for the years ended April 30, 2013 and has been engaged to audit the financial statements of Bison for the year ending April 30, 2014 and the year ended April 30, 2015, and to review the quarterly reports for the interim periods during the year ending April 30, 2015.

Dismissal of Anderson Bradshaw PLLC as Principal Accountant

On May 14, 2015, we advised Anderson Bradshaw that as a result of the Yinhang Acquisition it had been dismissed as our independent registered public accounting firm.

The dismissal of Anderson Bradshaw was approved by the Board of Directors of Bison.

Anderson Bradshaw audited the financial statements of Bison as at and for the years ended April 30, 2013 and 2014, and their report thereon did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles, other than to state that there is substantial doubt as to the ability of Bison to continue as a going concern.

During the Company’s fiscal years ended April 30, 2014 and April 30, 2013, and through the date of this  Report: (i) there were no disagreements between Bison and Anderson Bradshaw on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Anderson Bradshaw would have caused Anderson Bradshaw to make reference to the subject matter of the disagreement in its report on Bison’s financial statements for such years or during the interim period through the date of this Report, and (ii) there were no reportable events within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

We have provided Anderson Bradshaw PLLC with a copy of the disclosures in this Report and have requested that Anderson Bradshaw furnish us with a letter addressed to the Securities and Exchange Commission stating whether or not Anderson Bradshaw agrees with the Company's statements in this Report. A copy of the letter furnished by Anderson Bradshaw in response to that request has been filed as Exhibit 16.2 to this Report.

Engagement of MJF & Associates, APC as Principal Accountant

On May 13, 2015, upon the consummation of the Yinhang Acquisition, we engaged MJF & Associates, APC (“MJF”) as its registered independent public accountants for the fiscal year ending December 31, 2015. The decision to engage MJF was approved by our Board of Directors.

MJF has been the registered independent public accountants for Huashangjie, UKT and Qianxian Media, Yinhang’s affiliated entities, and during the two most recent fiscal years ended December 31, 2014 and 2013 MJF audited the combined financial statements of Huashangjie, UKT and Qianxian Media and issued an audit report thereon as at and for the years ended December 31, 2014 and 2013.

During the Company's fiscal years ended April 30, 2014 and April 30, 2013, and through the date of this Report, the Company did not consult with MJF on (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that may be rendered on the Company's financial statements, and MJF did not provide either a written report or oral advice to the Company that MJF concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue; or (ii) the subject of any disagreement, as defined in Item 304 (a)(1)(iv) of  Regulation S-K and the related instructions, or a reportable event within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

Reference is made to the disclosure set forth Item 2.01 of this Current Report under the caption “Recent Sales of Unregistered Securities”, which disclosure is incorporated by reference into this section.

ITEM 4.01 CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT

Reference is made to the disclosure set forth Item 2.01 of this Current Report under the caption “Change in Registered Independent Certified Public Accountant,” which disclosure is incorporated by reference into this section.

ITEM 5.01 CHANGES IN CONTROL OF REGISTRANT

Reference is made to the disclosure set forth under Item 2.01 of this report under the caption “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters -- Change in Control,” which disclosure is incorporated herein by reference.

As a result of the closing of the reverse acquisition with Yinhang, the former stockholders of Yinhang own approximately 98% of the outstanding shares of our company.

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On April 10, 2015, immediately prior to the closing of the sale of the 25,083,335 shares, representing approximately 59.89% of the outstanding shares, of the Company’s common stock (the “Shares”) to Yong Xu, Yahong Zhao and Yingua Zhang, our then Board of Directors elected Yong Xu and Yahong Zhao as directors of the Company, effective upon the closing, and Antonio Martinez-Guzman resigned all of his positions with the

Company, effective at the closing. Following the closing, the new Board of Directors elected Yong Xu as Chairman, Yahong Zhao as Chief Executive Officer, and Changqing Liu as Chief Financial Officer, of the Company.

Yong Xu has been Chairman of the Board and a Director of Yinhang since April 10, 2015. He has been President of Qianxian Media, Huashangjie, UKT and Huashang since September 2009, January 2012, June 2012 and August, 2014, respectively. From 2005 to 2009, he was Vice President of Beijing Renai Homes For The Elderly. From 2001 to 2005, he was Vice-Director of China Agricultrural Industry Economic Development Association.

Yahong Zhao has been Chief Executive Officer and a Director of Yinhang since April 10, 2015. She has been Executive Director of Qianxian Media, Huashangjie, UKT and Huashang since September 2009, January 2012, June 2012 and August 2014, respectively. From May 2007 to August 2009, she was Chief Operating Officer of Beijing Zhangyitong Electronic Business Service Co. Ltd.

Changqing Liu has been Chief Financial Officer of Yinhang since April 10, 2015. He has been Chief Financial Officer of Huashangjie since 2013. From 1997 to 2013, he was Financial Manager of Beijing Tongbao Clothing Co. Ltd. From 1995 to 1997, he was an accountant with Beijing International Trade Co. Ltd.

ITEM 5.03 AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.

As a result of the Yinhang Acquisition, our fiscal year end has changed from April 30 to December 31, the fiscal year end of Yinhang and its consolidated subsidiaries and affiliated entities. Bison will file an Annual Report on Form 10-K for the fiscal year ended April 30, 2015.

ITEM 5.06 CHANGE IN SHELL COMPANY STATUS

Prior to the closing of the reverse acquisition, Bison Petroleum, Corp. was a “shell company” as defined in Rule 12b-2 of the Exchange Act.  As described in Item 2.01 above, which is incorporated by reference into this Item 5.06, Bison Petroleum, Corp. ceased being a shell company upon completion of the reverse acquisition on May 13, 2015.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Business Acquired

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Yinhang Internet Technologies Development, Inc.

We have audited the accompanying combined balance sheets of Beijing Huashangie Electronic Business Service Co., Ltd; Beijing UKT Investment Management Co., Ltd., and Beijing Qianxian Media Advertising Co., Ltd.  (the “Company”) as of December 31, 2014 and 2013, and the related combined statements of operations, comprehensive income, stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2014. These financial statements are the responsibility of the Company`s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Company as of December 31, 2014 and 2013, and the combined results of their operations and their cash flows for each of the two years in the period  ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

The accompanying combined financial statements have been prepared assuming the Company will continue as a going concern. For the years ended December 31, 2014 and 2013, the Company incurred  net losses of $1.7 and $3.7 million respectively and has shareholder's deficit of $7.5 million as of December 31, 2014. These factors, among others, as discussed in Note 2 to the combined financial statements, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The combined financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MJF & Associates, APC
Los Angeles, California
May 13, 2015

BEIJING HUASHANGJIE ELECTRONIC BUSINESS SERVICE CO., LTD.
BEIJING UKT INVESTMENT MANAGEMENT CO., LTD.
BEIJING QIANXIAN MEDIA ADVERTISING CO., LTD.
COMBINED BALANCE SHEETS
DECEMBER 31, 2014 AND 2013

	2014	2013
ASSETS
CURRENT ASSETS:
Cash and equivalents	$ 87,500	$ 904,639
Prepaid expenses	9,534	116,521
Other receivables and deposits	1,438,417	437,351
Advances to suppliers	200,200	85,568
Inventories, net	708,436	125,397
Taxes receivable	203,109	12,590
Advances to related parties	263,117	2,453,568
Prepaid commissions - current	2,207,515	1,001,252
Deferred tax assets - current, net	724,039	462,506
Total current assets	5,841,867	5,599,392
NONCURRENT ASSETS:
Property and equipment, net	197,787	147,669
Intangible assets, net	265,368	103,660
Prepaid commissions - noncurrent	4,900,511	5,810,331
Deferred tax assets - noncurrent, net	1,851,231	1,587,356
Total non current assets	7,214,897	7,649,016
TOTAL ASSETS	$ 13,056,764	$ 13,248,408

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
Accounts payable	$ 152,184	$ 90,316
Unearned revenue	819,188	174,054
Accrued liabilities and other payables	1,250,743	1,073,240
Commissions payable	857,390	1,321,343
Dividend payable	-	65,663
Taxes payable	1,025	1,254,505
Deferred revenue - current	5,207,365	2,477,823
Total current liabilities	8,287,895	6,456,944
NONCURRENT LIABILITIES:
Deferred revenue - noncurrent	12,305,434	12,699,323
Total Liabilities	20,593,329	19,156,267

CONTINGENCIES AND COMMITMENTS
STOCKHOLDERS' DEFICIT:
Paid in capital	1,048,873	970,860
Accumulated other comprehensive loss	(23,257)	(38,244)
Accumulated deficit	(8,562,181)	(6,840,475)
Total stockholders' deficit	(7,536,565)	(5,907,859)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$ 13,056,764	$ 13,248,408

The accompanying notes to the financial statements are an integral part of these statements.

BEIJING HUASHANGJIE ELECTRONIC BUSINESS SERVICE CO., LTD.
BEIJING UKT INVESTMENT MANAGEMENT CO., LTD.
BEIJING QIANXIAN MEDIA ADVERTISING CO., LTD.
COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Years ended December 31,
	2014	2013

Products	$ 1,295,625	$ 336,835
Services	5,652,905	2,939,651
Net revenues	6,948,530	3,276,486

Products	461,895	320,694
Services	2,315,994	1,449,285
Cost of revenues	2,777,889	1,769,979

Gross profit	4,170,641	1,506,507
	60%	46%
Operating expenses
Selling	767,212	881,375
General and administrative	5,668,956	4,380,983

Total operating expenses	6,436,168	5,262,358

Loss from operations	(2,265,527)	(3,755,851)

Non-operating income (expenses)
Other income	34,837	244,978
Other expenses	(19,292)	(215,170)
Financial income (expense)	1,223	(412)

Total non-operating income, net	16,768	29,396

Loss before income tax	(2,248,759)	(3,726,455)
Income tax benefit	(527,053)	(56,289)

Net loss	(1,721,706)	(3,670,166)
Foreign currency translation gain (loss)	14,987	(98,032)

Comprehensive loss	$ (1,706,719)	$ (3,768,198)

The accompanying notes to the financial statements are an integral part of these statements.22

BEIJING HUASHANGJIE ELECTRONIC BUSINESS SERVICE CO., LTD.
BEIJING UKT INVESTMENT MANAGEMENT CO., LTD.
BEIJING QIANXIAN MEDIA ADVERTISING CO., LTD.
COMBINED STATEMENTS OF CASH FLOWS
	Years ended December 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (1,721,706)	$ (3,670,166)
Adjustments to reconcile net loss to net cash
provided by (used in) operating activities:
Depreciation and amortization	130,462	59,405
Changes in deferred tax	(530,721)	(1,272,558)
Provision for inventory impairment	6,258	9,706
(Increase) decrease in assets:
Accounts receivable	-	41
Prepaid expenses	106,148	258,903
Other receivables and deposits	(998,712)	464,229
Advances to suppliers	(114,490)	(83,953)
Inventories	(587,461)	(68,702)
Prepaid commissions	(319,785)	(2,669,099)
Increase (decrease) in liabilities:
Accounts payable	61,948	88,613
Unearned revenue	643,229	158,936
Accrued liabilities and other payables	180,668	432,577
Commission payable	(457,380)	652,219
Taxes payable	(1,433,866)	870,634
Deferred revenue	2,381,091	7,813,376
Net cash provided by (used in) operating activities	(2,654,317)	3,044,161

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property & equipment	(109,252)	(87,458)
Purchase of intangible asset	(233,109)	(16,561)
Net cash used in investing activities	(342,361)	(104,019)

CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contribution	78,136	193,121
Dividend payable	(65,169)	(711,702)
Advance from (to) related parties	2,173,032	(1,574,462)
Net cash provided by (used in) financing activities	2,185,999	(2,093,043)

EFFECT OF EXCHANGE RATE CHANGE ON CASH & EQUIVALENTS	(6,460)	17,535
NET INCREASE (DECREASE) IN CASH & EQUIVALENTS	(817,139)	864,634
CASH & EQUIVALENTS, BEGINNING OF YEAR	904,639	40,005
CASH & EQUIVALENTS, END OF YEAR	$ 87,500	$ 904,639
Supplemental Cash flow data:
Income tax paid	$ 2,096,459	$ 929,029
Interest paid	$ -	$ -

The accompanying notes to the financial statements are an integral part of these statements.22

BEIJING HUASHANGJIE ELECTRONIC BUSINESS SERVICE CO., LTD.
BEIJING UKT INVESTMENT MANAGEMENT CO., LTD.
BEIJING QIANXIAN MEDIA ADVERTISING CO., LTD.
COMBINED STATEMENTS OF STOCKHOLDERS' DEFICIT
YEARS ENDED DECEMBER 31, 2014 AND 2013

	Paid in capital	Accumulated other comprehensive income (loss)	Accumulated deficit	Total

Balance at January 1, 2013	$817,533	$59,788	$(3,170,309)	$(2,292,988)

Capital contribution	153,327	-	-	153,327

Net loss for the year	-	-	(3,670,166)	(3,670,166)

Foreign currency translation loss	-	(98,032)	-	(98,032)

Balance at December 31, 2013	970,860	$(38,244)	$(6,840,475)	$(5,907,859)

Capital contribution	78,013	-	-	78,013

Net loss for the year	-	-	(1,721,706)	(1,721,706)

Foreign currency translation gain	-	14,987	-	14,987

Balance at December 31, 2014	$1,048,873	$(23,257)	$(8,562,181)	$(7,536,565)

The accompanying notes to the financial statements are an integral part of these statements.22

BEIJING HUASHANGJIE ELECTRONIC BUSINESS SERVICE CO., LTD.

BEIJING UKT INVESTMENT MANAGEMENT CO., LTD.

BEIJING QIANXIAN MEDIA ADVERTISING CO., LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Beijing Huashangjie Electronic Business Service Co., Ltd. (“Huashangjie” or “HSJ”) was incorporated on December 22, 2009 in Beijing, China.  Huashangjie is engaged in internet information service of providing classified information platform to end merchant users who advertise their products or services on HSJ’s website.

Beijing UKT Investment Management Co., Ltd. (“UKT”) was incorporated on September 1, 2011 in Beijing, China. UKT provides both the physical and on-line stores to merchants and manufacturers for selling their featured products labeled with UKT trademark to online and offline customers, as well as providing hardware and software assistance to these merchants doing the business on-line.

Beijing Qianxian Media Advertising Co., Ltd. (“Qianxian Media”) was incorporated on December 19, 2006 in Beijing, China. Qianxian Media provides advertising-supported website and magazine to publicize the information and news regarding urban and rural areas such as agriculture polices and agriculture related videos to attract advertising source income.

As of December 31, 2014, HSJ, UKT and Qianxian Media are under common control of three shareholders, with ownership of 73%, 20% and 7% in each entity, respectively.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying combined financial statements are prepared in conformity with U.S. Generally Accepted Accounting Principles (“US GAAP”). The functional currency of Huashangjie, UKT, and Qianxian Media is Chinese Renminbi (‘‘RMB’’). The accompanying financial statements are translated from RMB and presented in U.S. dollars (“USD”).

Principles of Combination

The accompanying combined financial statements include the accounts of Huashangjie, UKT, and Qianxian Media, which are collectively referred to as the “Companies”. All significant intercompany accounts and transactions were eliminated in the combined financial statements.

Going Concern

The Companies incurred losses from operations of $2.3 and $3.8 million and for 2014 and 2013 respectively. The Companies also had a shareholders' deficit of $7.5 million as of December 31, 2014. These conditions raise a substantial doubt about the Companies’ ability to continue as a going concern. The Companies plans to develop retail store sales by opening additional stores, leading and connecting on-line customers to the actual retail stores, and also integrating the on-line and retail store customers. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Use of Estimates

In preparing financial statements in conformity with US GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period.

Significant estimates, required by management, include the recoverability of long-lived assets, allowance for doubtful accounts, and the reserve for obsolete and slow-moving inventories. Actual results could differ from those estimates.

Cash and Equivalents

For financial statement purposes, the Companies consider all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Inventory

Inventory mainly consists of point of sales machines, health monitoring wristwatches and tablets, etc. Inventory is valued at the lower of average cost or market, cost being determined on a moving weighted average method. Inventory cost includes labor and production overheads.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Major repairs and betterments that significantly extend original useful lives or improve productivity are capitalized and depreciated over the period benefited. Maintenance and repairs are expensed as incurred. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using shorter of useful life of the property or the unit of depletion method. For shorter-lived assets the straight-line method over estimated lives ranging from 3 to 7 years is used as follows:

Office Equipment	3-5 years
Furniture	7 years
Electronic Equipment	5 years

Impairment of Long-Lived Assets

Long-lived assets, which include property and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, but at least annually.

Recoverability of long-lived assets to be held and used is measured by comparing of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by it. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds its fair value (“FV”). FV is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable. Based on its review, the Companies believe that, as of December 31, 2014 and 2013, there were no impairments of its long-lived assets.

Income Taxes

The Companies utilize FASB ASC Topic 740, “Income Taxes”, which requires recognition of deferred tax assets and liabilities for expected future tax consequences of events included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

When tax returns are filed, it is likely that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about their merits or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50% likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest associated with unrecognized tax benefits is classified as interest expense and penalties are classified in selling, general and administrative expenses in the statements of income. At December 31, 2014 and 2013, the Companies did not take any uncertain positions that would necessitate recording a tax related liability.

Revenue Recognition

The Companies’ revenue recognition policies are in compliance with FASB ASC Topic 605, “Revenue Recognition”.   Sales are recognized when a formal arrangement exists, which is generally represented by a contract between the Companies and the buyer; the price is fixed or determinable; title has passed to the buyer, which generally is at the time of delivery of the products or services; no other significant obligations of the Companies exist and collectability is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are recorded as unearned revenue.

The Company grants perpetual access to platform usage to certain customers. Revenue and commission costs relating to such licenses are recorded over a five-year estimated customer turnover period. This period is based on the Company's historical experience of customers’ activity.

Deferred Revenue and Prepaid Commission

HSJ provides platform-hosting services to end users which advertise their products on its website.  The end users are solicited through independent sales agents. The agents solicit end customers at their designated territories to advertise end customers’ products on HSJ’s website for a fee determined by the sales agents. The sales agents are HSJ’s customers and they pay a fee to HSJ.  However, the fees paid by the agents to HSJ are not determined by reference to the fees they receive from end users.  Some agents make periodic payments for the periods they use the HSJ’s platform service; some pay the entire fees at once, at the outset of the relationship; and others pay the entire fee over five years.  These fees are HSJ’s main revenue source. Fee received is recorded as deferred revenue and amortized over five years.

Certain agents get the right to use the platform for an agreed upon period and pay in installments over five years, even though their use right might be greater than five years. Lump sum payers and some payers which pay over five years are given the right to use the system in perpetuity assuming all amounts are paid.  HSJ provides rebates in the form of cash or points credit to sales agents ranging from 20% - 30% of the platform-usage fee. Such rebates are treated similar to sales commissions. HSJ paid commissions when fees are received from agents are recorded as prepaid commission; such prepaid commission is expensed when the corresponding revenue is recognized.

Cost of Revenue

Cost of revenue (“COR”) consists primarily of cost of purchasing inventory, commissions paid to sales agents and amortization of the web hosting platform cost.  Write-down of inventory to lower of cost or market is also recorded in COR.

Concentration of Credit Risk

The operations of the Companies are in the PRC.  Accordingly, the Companies’ business, financial condition, and results of operations may be influenced by the political, economic, and legal environments in the PRC, and by the general state of the PRC economy.

The Companies have cash on hand and demand deposits in accounts maintained with state-owned banks within the PRC. Cash in state-owned banks is not covered by insurance. The Companies have not experienced any losses in such accounts and believe they are not exposed to any risks on their cash in these bank accounts.

Statement of Cash Flows

In accordance with ASC Topic 230, “Statement of Cash Flows,” cash flows from the Company’s operations are calculated based on the local currencies using the average translation rates. As a result, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the combined balance sheets.

Fair Value (“FV”) of Financial Instruments

Certain of the Companies’ financial instruments, including cash and equivalents, accrued liabilities and accounts payable, carrying amounts approximate their FV due to their short maturities.  FASB ASC Topic 825, “Financial Instruments,” requires disclosure of the FV of financial instruments held by the Companies. The carrying amounts reported in the balance sheets for current liabilities each qualify as financial instruments and are a reasonable estimate of their FV because of the short period of time between the origination of such instruments and their expected realization and the current market rate of interest.

Fair Value Measurements and Disclosures

ASC Topic 820, “Fair Value Measurements and Disclosures,” defines FV, and establishes a three-level valuation hierarchy for disclosures of FV measurement that enhances disclosure requirements for FV measures. The three levels are defined as follow:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
●

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

●	Level 3 inputs to the valuation methodology are unobservable and significant to the FV measurement.

As of December 31, 2014 and 2013, the Companies did not identify any assets and liabilities that are required to be presented on the balance sheet at FV.

Foreign Currency Translation and Comprehensive Income (Loss)

The functional currency of the Companies is RMB. For financial reporting purposes, RMB is translated into USD as the reporting currency. Assets and liabilities are translated at the exchange rate in effect at the balance sheet dates. Revenues and expenses are translated at the average rate of exchange prevailing during the reporting period.

Translation adjustments arising from the use of different exchange rates from period to period are included as a component of stockholders’ equity as “Accumulated other comprehensive income”. Gains and losses resulting from foreign currency transactions are included in income. There was no significant fluctuation in the exchange rate for the conversion of RMB to USD after the balance sheet date.

The Companies use FASB ASC Topic 220, “Comprehensive Income”. Comprehensive income (loss) is comprised of net income (loss) and all changes to the statements of stockholders’ equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders. Comprehensive loss for 2014 and 2013 consisted of net loss and foreign currency translation adjustments.

Basic and Diluted Earnings per Share

The Companies are limited companies (“LC”) formed under the laws of the PRC. Like limited liability companies in the US, limited companies in the PRC do not issue shares to the owners. The owners however, are called shareholders. Ownership interest is determined in proportion to capital contributed.  Accordingly, earnings per share data is not presented.

Segment Reporting

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” requires use of the “management approach” model for segment reporting, codified in FASB ASC Topic 280.  The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance.  Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

The Company has three operating segments: 1) providing Internet platform services; 2) on-line and physical stores to sell featured products labeled with UKT trademark, and 3) providing advertising-supported website and magazine to publicize the information and news regarding urban and rural areas such as agriculture polices and agriculture related videos to attract advertising source income. These operating segments were determined based on the nature of the products offered or services provided.  Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance.   The Company’s chief operating decision makers direct the allocation of resources to operating segments based on the profitability, cash flows, and other measurement factors of each respective segment.

The Company evaluates performance based on several factors, of which the primary financial measure is business segment income before taxes. The following table shows the operations of the Company's reportable segments for 2014 and 2013, and as of December 31, 2014 and 2013, respectively.

	Years Ended December 31,
	2014	2013

Revenue:
Internet platform services	$5,984,661	$2,331,302
On-line and physical UKT stores	587,171	559,575
Advertising income from website and magazine	376,698	385,609
Combined	$6,948,530	$3,276,486
Operating loss:
Internet platform services	$(1,657,679)	$(3,235,943)
On-line and physical UKT stores	(306,102)	(14,507)
Advertising income from website and magazine	(301,746)	(505,401)
Combined	$(2,265,527)	$(3,755,851)
Net loss:
Internet platform services	$(1,077,412)	$(3,109,298)
On-line and physical UKT stores	(303,885)	(19,837)
Advertising income from website and magazine	(340,409)	(541,031)
Combined	$(1,721,706)	$(3,670,166)
Depreciation and amortization:
Internet platform services	$125,693	$51,704
On-line and physical UKT stores	1,119	3,959
Advertising income from website and magazine	3,650	3,742
Combined	$130,462	$59,405

Total assets:	As of December 31, 2014	As of December 31, 2013
Internet platform services	$13,210,486	$12,357,697
On-line and physical UKT stores	(76,707)	244,036
Advertising income from website and magazine	(77,015)	646,675
Combined	$13,056,764	$13,248,408

New Accounting Pronouncements

The FASB issued ASU No. 2014-12, Compensation - Stock Compensation (ASC Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period. This ASU requires that a performance target that affects vesting, and that could be achieved after the requisite service period, be treated as a performance condition. As such, the performance target should not be reflected in estimating the grant date FV of the award. This update further clarifies that compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered. The amendments in this ASU are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Earlier adoption is permitted. The adoption of this standard is not expected to have a material impact on the Companies’ combined financial position and results of operations.

The FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. This ASU supersedes the revenue recognition requirements in Accounting Standards Codification 605 - Revenue Recognition and most industry-specific guidance throughout the Codification. The standard requires an entity recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled for those goods or services. This ASU is effective on January 1, 2017 and should be applied retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying the ASU recognized at the date of initial application. The adoption of this standard is not expected to have a material impact on the Companies’ combined financial position and results of operations.

In January 2014, FASB issued, Accounting Standards Update 2014-05, Service Concession Arrangements (Topic 853). The objective of this Update is to specify that an operating entity should not account for a service concession arrangement within the scope of this Update as a lease in accordance with Topic 840, Leases. Service concession arrangements may become more prevalent in the United States as public-sector entities seek alternative ways to provide public services on a more efficient and cost-effective basis. The amendments apply to an operating entity of a service concession arrangement entered into with a public-sector entity grantor when the arrangement meets certain conditions. The amendments in this Update should be applied on a modified retrospective basis to service concession arrangements that exist at the beginning of an entity’s fiscal year of adoption. The modified retrospective approach requires the cumulative effect of applying this Update to arrangements existing at the beginning of the period of adoption to be recognized as an adjustment to the opening retained earnings balance for the annual period of adoption. The amendments are effective for a public business entity for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. The adoption of this ASU will not affect the Companies’ financial statements.

As of December 31, 2014, there is no recently issued accounting standards not yet adopted that would have a material effect on the Companies’ combined financial statements.

3. OTHER RECEIVABLES AND DEPOSITS

Other receivables and deposits consisted of the following at December 31, 2014 and 2013, respectively:

	2014	2013
Advance to third party companies	$373	$42,065
Other receivables	1,141,852	284,841
Advance to employees	73,914	110,445
Deposit for purchases and rents	138,858	-
Other	83,420	-
Other receivables (net), prepayments and deposits	$1,438,417	$437,351

Other receivables represent payments to salesmen to perform new product Huishang E-station related marketing activities. The amounts advanced were not spent as of December 31, 2014.  Huishang E station is a convenience service station to provide service to local residents for their daily life needs, such as making utility bill payments, buying tickets, asking for an urgent repair for home appliances and seeking the housekeeping services.

4. INVENTORY

Inventory consisted of the following at December 31, 2014 and 2013:

	2014	2013
Finished goods	$724,576	$135,289
Less: Inventory impairment allowance	(16,140)	(9,892)
Total	$708,436	$125,397

5. TAXES RECEIVABLE AND PAYABLES

Taxes receivable consisted of the following at December 31, 2014 and 2013:

	2014	2013
Income	$104,023	$12,590
Value-added	99,086	-
Taxes receivable	$203,109	$12,590

Taxes payable consisted of the following at December 31, 2014 and 2013:

	2014	2013
Income	$-	$1,147,737
Value-added	82	93,981
Other	943	12,787
Taxes payable	$1,025	$1,254,505

6. PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following at December 31, 2014 and 2013:

	2014	2013
Office equipment	$309,674	$203,383
Furniture	4,739	4,756
Electronic equipment	6,833	4,191
Total	321,246	212,330
Less: Accumulated depreciation	(123,459)	(64,661)
Net	$197,787	$147,669

Depreciation for 2014 and 2013 was $99,277 and $48,635, respectively.

7. ADVANCES TO RELATED PARTIES

Advances to related parties consisted of the following at December 31, 2014 and 2013:

	2014	2013
Huaxia Decheng	$204,282	$-
Yinghang Beijing	-	2,397
Shareholders	58,835	2,451,171
Total	$263,117	$2,453,568

Advances to related party companies

At December 31, 2014, the Companies advanced $204,282 to Huaxia Decheng (Beijing) investment funds Co., Ltd (Huaxia Decheng), which is owned by the same two shareholders of the Companies. The advances were payable upon demand, and bore no interest.

At December 31, 2013, the Companies advanced $2,397 to Yinhang Beijing Technology Development Co., Ltd (“Yinhang Beijing”). Yinhang Beijing was owned by two shareholders of the Companies prior to June 4, 2014.

Advances to shareholders

At December 31, 2014 and 2013, the Companies advanced two shareholders of $58,835 and $2,451,171, respectively.  The advances are payable on demand, and bear no interest.

8. INTANGIBLE ASSETS

Intangible assets consisted of the following at December 31, 2014 and 2013:

	2014	2013
Information platform	$179,743	$101,502
Website	8,752	8,784
Software systems	135,649	8,467
E business station development	28,207	-
Total	352,351	118,753
Less: Accumulated amortization	(86,983)	(15,093)
Net	$265,368	$103,660

Amortization of intangible assets for 2014 and 2013 was $75,175 and $10,771, respectively. Annual amortization for the next five years from January 1, 2015, is expected to be: $93,200; $92, 500; $32,300; $10,100 and $10,100.

9. DEFERRED TAX ASSETS (LIABILITIES)

As of December 31, 2014 and 2013, deferred tax asset (liability) consisted of the following:

	2014	2013
Deferred tax asset - current
Accrued expense	$144,371	$541,773
Sales return allowance	24,357	-
Amortization of deferred revenue	749,962	504,034
Less: valuation allowance	(168,728)	(541,773)
Deferred tax asset – current, net	749,962	504,034

Deferred tax liability - current
Amortization of platform and website	(7,213)	(3,764)
Unearned revenue	-	(35,264)
Accrued commission	(18,710)	(2,500)
Deferred tax liabilities – current	(25,923)	(41,528)

Deferred tax asset, net of deferred tax liabilities - current	$724,039	$462,506

Deferred tax asset - noncurrent
Amortization of platform and website	$246,430	$290,542
Amortization of deferred revenue	1,851,231	1,587,356
NOL	196,302	-
Less: valuation allowance	(442,732)	(290,542)
Deferred tax asset – noncurrent, net	$1,851,231	$1,587,356

10. ACCRUED LIABILITIES AND OTHER PAYABLES

Accrued liabilities and other payables consisted of the following at December 31, 2014 and 2013:

	2014	2013
Advance from third parties	$-	$27,812
Deposits	254,214	69,988
Employee social insurance and salary payable	709,321	410,286
Accrued sales return	114,121	499,318
Advance from employees	126,148	-
Other payables	46,939	65,836
Total	$1,250,743	$1,073,240

11. INCOME TAXES

The Companies are governed by the Income Tax Laws of the PRC and various local tax laws. Effective January 1, 2008, China adopted a uniform tax rate of 25% for all enterprises (including foreign-invested enterprises). As of December 31, 2014, the Companies had net operating loss (“NOL”) carry forwards for income taxes of $0.78 million, which may be available to reduce future years’ taxable income as NOLs can be carried forward up to five (5) years from the year the loss is incurred. Our management believes the realization of benefits from these losses may be uncertain due to the Companies’ continuing operating losses. Accordingly, a 100% deferred tax asset valuation allowance was provided.

The following table reconciles the PRC statutory rates to the Companies’ effective tax rate for 2014 and 2013:

	2014	2013
PRC statutory rates (benefit)	(25.0)%	(25.0)%
Valuation allowance on NOL	8.5%	23.5%
Other	(6.9)%	-%
Tax (benefit) per financial statements	(23.4)%	(1.5)%

The provision for income taxes expense for the year ended December 31, 2014 and 2013 consisted of the following:

	2015	2014
Income tax expense – current	$3,668	$1,216,269
Income tax benefit - deferred	530,721	1,272,558
Total income tax benefit	$527,053	$56,289

12. MAJOR CUSTOMER AND VENDORS

There were no customers that accounted for over 10% of the Companies’ total sales for 2014 or 2013.

Below is the table indicating the major vendors which accounted for over 10% of the Companies’ total purchases for 2014 or 2013:

Suppliers	2014	2013
Supplier A	47%	-%
Supplier B	17%	-%
Supplier C	11%	-%
Supplier D	-%	25%
Supplier E	-%	24%
Supplier F	-%	11%
Supplier G	-%	11%

At December 31, 2014 and 2013, total payables to these vendors were $0.

13.  STATUTORY RESERVES

Pursuant to the PRC corporate law effective January 1, 2006, the Company is now only required to maintain one statutory reserve by appropriating from its after-tax profit before declaration or payment of dividends. The statutory reserve represents restricted retained earnings.

Surplus reserve fund

The Company is now required to transfer 10% of its net income, as determined under PRC accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50% of the Company’s registered capital.

The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

Common welfare fund

Common welfare fund is a voluntary fund that the Company can elect to transfer 5% to 10% of its net income, as determined under PRC accounting rules and regulations, to this fund.  The Companies did not make any contribution to this fund during 2014 or 2013.

This fund can only be utilized on capital items for the collective benefit of the Companies’ employees, such as construction of dormitories, cafeteria facilities, and other staff welfare facilities. This fund is non-distributable other than upon liquidation.

14. CONTINGENCIES AND COMMITMENTS

Lease Commitment

In March 2014, the Companies entered into a lease for office space which expires on April 19, 2016. Minimum future lease payments at December 31, 2014 are as follows:

2015	$328,800
2016	99,000
Total	427,800

Total rental expenses for the Companies were $354,915 and $422,151 for the years ended December 31, 2014 and 2013, respectively.

Employment Agreements

HSJ, UKT and Qianxian Media, were private limited companies organized under the laws of the PRC, and in accordance with PRC regulations, the salary of their executives was determined by its shareholders.  In addition, each employee is required to enter into an employment agreement.  Accordingly, all the employees, including management, have executed an employment agreement with its employer operating affiliate.  Yong Xu’s employment agreement with Qianxian Media, pursuant to which he serves as Chairman, provides for an annual salary of RMB204,000 (approximately $33,000), and terminates on September 2, 2015. Ms. Zhou’s employment agreement with Qianxian Media, pursuant to which she serves as Chief Executive Officer, provides for an annual salary of RMB RMB204,000 (approximately $33,000), and terminates on September 2, 2015. Changqing Liu’s employment agreement with Qaianxian Media, pursuant to which he serves as Chief Financial Officer, provides for an annual salary of RMB 180,000 (approximately $29,000), and terminates on June 13, 2016.

15. OPERATING RISKS

The Companies’ operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Companies’ results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

The Companies’ sales, purchases and expenses are denominated in RMB and all of the Companies’ assets and liabilities are also denominated in RMB. The RMB is not freely convertible into foreign currencies under the current law. In China, foreign exchange transactions are required by law to be transacted only by authorized financial institutions. Remittances in currencies other than RMB may require certain supporting documentation in order to effect the remittance.

16. SUBSEQUENT EVENT

VIE Agreement

On February 5, 2015, the Companies (HSJ, UKT and Qianxian Media) and their shareholders entered into a series of agreements including Management Entrustment Agreement (“MEA”), Exclusive Purchase Option Agreement, and Equity Pledge Agreement with Huashang Wujie (Beijing) Internet Technology Co., Ltd ("HSWJ" or “WFOE”), and each of the shareholders of the Companies granted HSWJ an irrevocable power of attorney through the Power of Attorney Authorization Agreement to appoint HSWJ as its sole attorney-in-fact to exercise all of its rights as equity owner of the Companies. As a result of these agreements, HSWJ has the full right to control and administer the financial affairs and daily operations of the Companies in all the aspects and has the right to manage and control all assets of the Companies. The equity holders of the Companies as a group have no right to make any decision about the Companies’ activities without the consent of HSWJ.  In consideration for its services, HSWJ is entitled to receive on a quarterly basis, the management and consulting fees equal to all after-tax profits, if any, of that quarter.  If there are no net earnings after taxes, then no fee shall be paid.  If the Companies sustain losses, they will be carried over to the next quarterly period and deducted from the next quarter’s service fee (or net earnings). The Companies have the right to require that HSWJ to pay back the Companies for the amount of any net loss incurred by the Companies for any quarterly period given such losses have not been offset against a net profit.

The term of the MEA will continue for 30 years, or until February 4, 2045, and will be extended automatically for successive 10 year periods thereafter, except that the agreement will terminate (i) at the expiration of the initial 30-year term, or any 10-year renewal term, if WFOE notifies the Companies not less than 30 days prior to the applicable expiration date that it does not want to extend the term, (ii) upon prior written notice from WFOE, or (iii) upon the date WFOE acquires all of the assets, or at least 51% of the equity interests, of the Companies.

The shareholders of the Companies irrevocably granted HSWJ or its designated person an exclusive purchase option to acquire, at any time, all of the assets or outstanding shares of the Companies, to the extent permitted by PRC law. The purchase price for the shareholders’ equity interests in the Companies is equal to the actual registered capital of the Companies, unless an appraisal is required by the laws of China. The term of each Exclusive Purchase Option Agreement is same as the term indicated in MEA.

Each shareholder of the Companies executed an irrevocable power of attorney to appoint HSWJ as its solely attorney-in-fact to exercise all of its rights as equity owner of the Companies, including but not limited to 1) attend the shareholders’ meetings of the Companies and/or sign the relevant resolutions; 2) exercise all the shareholder's rights and shareholder's voting rights that the shareholder is entitled to under the laws of the PRC and the Articles of Association of the Companies, including but not limited to the sale or transfer or pledge or disposition of the shares in part or in whole; 3) designate and appoint the legal representative, Chairman of the Board of Directors, Directors, Supervisors, the Chief Executive Officer, Financial Officer and other senior management members of the Companies; and 4) execute the relevant share purchases and other terms stipulated in the Exclusive Purchase Option and Share Pledge Agreements.

To ensure and guarantee the execution and performance of its obligation under of MEA, Exclusive Purchase Option Agreement and Power of Attorney Agreement by the Companies and each of their shareholders, each shareholder pledged to HSWJ for their full ownership interests in the Companies. If either the Companies or their equity owners are in breach of the Agreements, then HSWJ shall be entitled to require the equity owners of the Companies to transfer their equity interests in the Companies to it.

Huashang Wujie (Beijing) Internet Technology Co., Ltd (“HSWJ” or “WOFE”) was incorporated on August 8, 2014 with registered capital of $1.00 million, it is a wholly foreign-owned entity formed under the laws of the PRC with 100% ownership from Yinhang (Hongkong) Internet Technologies Development Limited (“Yinhang HK”), a company incorporated and registered in Hong Kong on June 4, 2014 to serve as an intermediate holding company with registered capital of HKD 1,000 ($129). Yinhang HK is 100% owned by Yinhang Internet Technologies Development, Inc (“Yinhang US”), a Company incorporated in Nevada, USA on May 5, 2010.

As a result of these agreements, HSWJ is considered the primary beneficiary of HSJ, UKT and Qianxian Media, and HSWJ can consolidate the results of operations of these companies, as HSWJ contractually controls the management of these Companies, and the Companies and their shareholders granted an irrevocable proxy to HSWJ or its designee, as defined by ASC Topic 810, “Consolidation of Variable Interest Entities”, an Interpretation of Accounting Research Bulletin No. 51, which requires certain VIEs to be consolidated by the primary beneficiary of the entity if that primary beneficiary of the entity is subject to a majority of the risk of loss for the VIE or is entitled to receive a majority of the VIE’s residual returns.

In addition, as of December 31, 2014, all the entities including HSWJ were under common control.  There were no or minimal transactions for HSWJ and Yinhang HK from the date of incorporation until this report date, and there was no transaction for Yinhang US for 2014 and 2013; accordingly, there is no pro forma financial statements presented as the combined financial statements of HSJ, UKT and Qianxian Media approximate the pro forma consolidated financial statements of Yihang US and its wholly-owned subsidiaries Yihang HK and HSWJ, and HSJ, UKT and Qianxian Media through VIE relationship.

Reverse Merger

On May 13, 2015, Yinhang US and its stockholders entered into and closed a share exchange agreement, with Bison Petroleum, Corp (“Bison”), pursuant to which Bison acquired 100% of the issued and outstanding capital stock of Yinhang US in exchange for a total of 758,116,665 shares of Bison’s common stock. After giving effect to the Share Exchange, Bison had outstanding 800,000,000 shares of common stock, representing all of Bison’s authorized shares of common stock.

As a result of the Share Exchange, Yinhang US and its subsidiaries became Bison’s wholly-owned subsidiaries, which in turn Bison owns all of the outstanding capital stock of HSJ, UKT and Qianxian Media.

Prior to the reverse merger between Yinhang US and Bison, Yong Xu, Yahong Zhao, and Yinghua Zhang owned approximately (i) 53.74%, 14.72% and 5.15%, respectively, or a total of 73.61%, of the outstanding shares of Yinhang US, (ii) 73%, 20% and 7%, respectively, or a total of 100%, of the equity interests in each of HSJ, UKT and Qianxian Media, and (iii) 43.72%, 11.98% and 4.20%, respectively, or a total of 59.89%, of Bison’s outstanding shares.

The acquisition of Yinhang US was accounted for as a recapitalization effected by a share exchange, wherein Yinhng US is considered the acquirer for accounting and financial reporting purposes with no adjustment to the historical basis of its assets and liabilities. Yinhang US’s shareholders become the majority shareholders and have control of the Company and, Bison was a non-operating public shell prior to the acquisition. As a result of the acquisition of Yinhang US, Bison is no longer a shell company. Pursuant to Securities and Exchange Commission (“SEC”) rules, the merger or acquisition of a private operating company into a non-operating public shell with nominal net assets is considered a capital transaction in substance, rather than a business combination. Accordingly, no pro forma financial information was presented since it is a recapitalization of Yinhang US.

Below is a group structure chart after the execution of reverse merger and VIE agreements:

Bison Petroleum, Corp. (a Nevada corporation)

100%

Yinhang Internet Technologies Development, Inc. (a Nevada corporation)

100%

Yinhang (Hong Kong) Internet Technologies Development Limited (HK) (“Yinhang HK”)

100%

Huashang Wujie (Beijing) Internet Technology Co., Ltd. (PRC) (“Huashang” or “WFOE”)

VIE Contractual Arrangements

Beijing Huashangjie Electronic Business Service Co., Ltd. (PRC) (“Huashangjie”)	Beijing UKT Investment Management Co., Ltd. (PRC) (“UKT”)	Beijing Qianxian Media Advertising Co., Ltd. (PRC) (“Qianxian Media”)

Subscription Agreement

On March 2, 2015, Yinhang US entered a subscription agreement with 3 investors, pursuant to which the investors for an aggregate of $1 million purchased such portion of the equity of Yinhang US as would, upon completion of a “reverse merger”, equal 25% of then outstanding shares of the public company.

(b) Pro Forma Financial Information

No pro forma financial statements of Bison have been presented in this Item 9.01(b), as the combined financial statements of Huashangjie, UKT and Qianxian Media approximate the pro forma consolidated financial statements of Yihang and its wholly-owned subsidiaries Yihang HK and Huashang, and Huashangjie, UKT and Qianxian Media, its affiliated entities which it controls through the VIE Agreements.

(c) Exhibits. The following exhibits are filed as part of, or incorporated by reference into, this Report:

Exhibit No.	Description

2.1*	Share Exchange Agreement, dated as of May 13, 2015, among Bison Petroleum, Corp., Yinhang Internet Technologies Development, Inc. (“Yinhang”) and the stockholders of Yinhang.

3.1

Articles of Incorporation (incorporated by reference herein from Exhibit 3.01 to the Company’s Registration Statement on Form S-1 (File No. 333-167879) filed on June 30 2010 and declared effective on March 8, 2011).

3.2	Amendment to Articles of Incorporation (incorporated by reference herein from Exhibit 3.01(a) to the Company’s Current Report on form 8-K filed on June 5, 2013).

3.3	By-laws (incorporated by reference herein from Exhibit 3.02 the Company’s Registration Statement on Form S-1 (File No. 333-167879) filed on June 30 2010 and declared effective on March 8, 2011).

3.4	Amended By-laws ((incorporated by reference herein from Exhibit 3.2 to the Company’s Current Report on Form 8-K filed July 8, 2011).

10.1*	English translation of Labor Contract dated September 3, 2012 between Yong Xu and Qianxian Media.

10.2* 10.3*	English translation of Labor Contract dated September 3, 2012 between Yahong Zhao and Qianxian Media. English translation of Labor Contract dated June 14, 2013 between Chanqing Liu and Qianxian Media.
10.4*	English translation of Management Entrustment Agreement, dated February 5, 2015, between Huashang and Huashangjie,

10.5*	English translation of Powers of Attorney, dated February 5, 2015 of shareholders of Huashangjie.

10.6* 10.7*

English translation of Exclusive Purchase Option Agreements, dated February 5, 2015, among Huashang, Huashangjie and its shareholders.

English translation of Equity Pledge Agreements, dated February 5, 2015, among Huashang,   Huashangjie and its shareholders

10.8*	English translation of Management Entrustment Agreement, dated February 5, 2015, between Huashang and UKT.
10.9*	English translation of Powers of Attorney, dated February 5, 2015 of shareholders of UKT.
10.10*	English translation of Exclusive Purchase Option Agreements, dated February 5, 2015, among Huashang, UKT and its shareholders.
10.11* 10.12* 10.13* 10.14*

English translation of Equity Pledge Agreements, dated February 5, 2015, among Huashang, UKT and its shareholders.

English translation of Management Entrustment Agreement, dated February 5, 2015, between Huashang and Qianxian Media.

English translation of Powers of Attorney, dated February 5, 2015 of shareholders of Qianxian Media.

English translation of Exclusive Purchase Option Agreements, dated February 5, 2015, among Huashang,  Qianxian Media and its shareholders.

10.15* 10.16*	English translation of Equity Pledge Agreements, dated February 5, 2015, among Huashang, Qianxian and its shareholders. English translation of Lease Agreement dated March 21, 2014.

16.1

Letter to the SEC from Child, Van Wagoner & Bradshaw, PLLC dated September 6, 2012 (incorporated by reference herein from Exhibit 16.1 to the Company’s Current Report on Form 8-K/A filed on September 10, 2012).

16.2	Letter to the SEC from Anderson Bradshaw PLLC. (incorporated by reference herein from Exhibit 16.2 to the Company’s Current Report on Form 8-K/A filed on May 14, 2015)

21.1

Subsidiaries (incorporated by reference herein from Exhibit 16.2 to the Company’s Current Report on Form 8-K/A filed on May 14, 2015)

*Filed with this amendment

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BISON PETROLEUM, CORP.

Date: May 19, 2015	By:	/s/ Yahong Zhao
Yahong Zhao Chief Executive Officer (Principal Executive Officer

	By:	/s/ Changqing Liu
Changqing Liu Chief Financial Officer (Principal Financial Officer)